UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Genworth Financial, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Notice of 2005 Annual Meeting and

Proxy Statement

6620 West Broad Street Richmond, Virginia 23230

April 11, 2005

Dear Stockholder,

You are invited to attend the 2005 Annual Meeting to be held at 9:00 a.m. on Thursday, May 19, 2005, in Richmond, Virginia. This is our first stockholders’ meeting since we became a public company after completing our initial public offering in May 2004.

The Annual Meeting will include a report on our business operations, discussion and voting on the matters set forth in the accompanying notice of Annual Meeting and proxy statement, and discussion and voting on any other business matters properly brought before the meeting.

Whether or not you plan to attend, you can be sure your shares are represented at the meeting by promptly voting and submitting your proxy by phone, by Internet or by completing, signing, dating and returning your proxy form in the enclosed envelope.

Cordially,

Michael D. Fraizer
Chairman of the Board, President and Chief Executive Officer

NOTICE OF 2005 ANNUAL MEETING OF STOCKHOLDERS

9:00 a.m., May 19, 2005

The Jefferson Hotel

101 West Franklin Street

Richmond, Virginia 23220

April 11, 2005

To the Stockholders:

NOTICE IS HEREBY GIVEN that Genworth Financial Inc.’s 2005 Annual Meeting of Stockholders will be held at The Jefferson Hotel, 101 West Franklin Street, Richmond, Virginia 23220, on Thursday, May 19, 2005, at 9:00 a.m., to address all matters that may properly come before the meeting. In addition to receiving a report on our business operations, stockholders will vote on:

(a) election of directors for the ensuing year;

(b) approval of the 2004 Genworth Financial, Inc. Omnibus Incentive Plan;

(c) ratification of the selection of KPMG LLP as the independent registered public accounting firm for 2005; and

(d) such other business as may properly come before the Annual Meeting or any adjournment thereof.

Stockholders of record at the close of business on March 21, 2005 will be entitled to vote at the meeting and any adjournments.

Leon E. Roday

Secretary

• To be voted on at the meeting

Every stockholder’s vote is important. Please complete, sign,

date and return your proxy form, or submit your

proxy by telephone or by Internet.

PROXY STATEMENT

Genworth Financial, Inc.

6620 West Broad Street

Richmond, Virginia 23230

This proxy statement is furnished in connection with the solicitation of proxies by Genworth Financial, Inc. on behalf of the board of directors for the 2005 Annual Meeting of Stockholders. Distribution to stockholders of this proxy statement and a proxy form is scheduled to begin on or about April 11, 2005.

Your vote is important. Whether or not you plan to attend the 2005 Annual Meeting, please take the time to vote your shares as soon as possible. You can ensure that your shares are voted at the meeting by submitting your proxy by phone, by Internet or by completing, signing, dating and returning the enclosed proxy card in the envelope provided. Submitting your proxy by any of these methods will not affect your right to attend the meeting and vote. A stockholder who gives a proxy may revoke it at any time before it is exercised by voting in person at the Annual Meeting, by delivering a subsequent proxy or by notifying the inspector of election in writing of such revocation.

INFORMATION ABOUT THE 2005 ANNUAL MEETING AND PROXY VOTING

What matters are to be voted on at the 2005 Annual Meeting?

Genworth intends to present the following proposals for stockholder consideration and voting at the Annual Meeting:

1. The election of directors for the ensuing year;

2. Approval of the 2004 Genworth Financial, Inc. Omnibus Incentive Plan; and

3. Ratification of the selection of KPMG LLP as the independent registered public accounting firm for 2005.

What is the board’s recommendation?

The board recommends votes for items 1-3 on your proxy card.

Will any other matters be presented for a vote at the Annual Meeting?

The board of directors did not receive any notice prior to the deadline for submission of additional business that any other matters might be presented for a vote at the Annual Meeting. However, if another matter were to be properly presented, the proxies would use their own judgment in deciding whether to vote for or against it.

Who is entitled to vote?

All Genworth stockholders of record at the close of business on March 21, 2005 (the “record date”) are entitled to vote at the Annual Meeting.

What shares will be entitled to vote at the 2005 Annual Meeting?

Our voting securities consist of our Class A Common Stock, par value $0.001, of which 146,519,954 shares were outstanding on the record date and our Class B Common Stock, par value $0.001, of which 343,088,145 shares were outstanding on the record date. Each share outstanding on the record date will be entitled to one vote, except that holders of Class A Common Stock will be entitled to vote only for those directors who have been nominated by our Nominating and Corporate Governance Committee to be elected by holders of our Class A Common Stock, and the holder of our Class B Common Stock will be entitled to vote only for those directors who have been designated to our board of directors by General Electric Company (“GE”).

If you are the beneficial owner, but not the record owner, of Genworth’s Class A Common Stock, you will receive instructions about voting from the bank, broker or other nominee that is the stockholder of record of your shares. Contact your bank, broker or other nominee directly if you have questions.

Who can attend the 2005 Annual Meeting?

Only Genworth stockholders of record or their duly appointed proxies are entitled to attend the meeting. If you are a Genworth stockholder of record and wish to attend the meeting, please so indicate on the proxy card or as prompted by the telephone or Internet voting system.

If a bank, broker or other nominee is the record owner of your shares, you will need to have proof that you are the beneficial owner to be admitted to the meeting. A recent statement or letter from your bank or broker confirming your ownership, or presentation of a valid proxy from a bank, broker or other nominee that is the record owner of your shares, would be acceptable proof of your beneficial ownership.

Do any of Genworth’s executive officers, directors or director-nominees have any direct or indirect interest in any matter to be acted upon?

Genworth’s executive officers, directors and director-nominees (except for directors and director-nominees designated by GE) would continue to be eligible to receive grants and awards under the 2004 Genworth Financial, Inc. Omnibus Incentive Plan, the approval of which is to be voted upon at the Annual Meeting.

How do I vote my shares?

•	Stockholders of record may grant a proxy with respect to their shares by mail, by telephone or on the Internet. Granting a proxy by telephone or on the Internet will be available through 5:00 p.m. Eastern time on May 18, 2005.

•	Voting instructions appear on your proxy card. If you grant a proxy by telephone or on the Internet, please have your proxy card available.

•	If you are a stockholder of record or a duly appointed proxy of a stockholder of record, you may attend the meeting and vote in person. However, if your shares are held in the name of a bank, broker or other nominee, and you wish to attend the meeting to vote in person, you will have to contact your bank, broker or other nominee to obtain its proxy. Bring that document with you to the meeting.

•	Proxies submitted by mail, telephone or on the Internet will be voted in the manner you indicate by the individuals named on the proxy. If you do not specify how your shares are to be voted, the proxies will vote your shares FOR the election of directors who have been nominated by our Nominating and Corporate Governance Committee to be elected by holders of our Class A Common Stock, FOR approval of the 2004 Genworth Financial, Inc. Omnibus Incentive Plan, and FOR the ratification of the selection of KPMG LLP as the independent registered public accounting firm for 2005.

May I change or revoke my proxy after it is submitted?

Yes, you may change or revoke your proxy at any time before the Annual Meeting by:

•	returning a later-dated proxy card;

•	subsequently granting a proxy by telephone or on the Internet;

•	attending the Annual Meeting and voting in person; or

•	sending your notice of revocation to Leon E. Roday, our Secretary.

Your changed proxy or revocation must be received before the polls close for voting.

What is a “quorum?”

In order for business to be conducted at the 2005 Annual Meeting, a quorum must be present. A quorum will be present if stockholders of record holding a majority in voting power of the outstanding shares of stock entitled to vote at the meeting are present in person or are represented by proxies.

What vote is necessary to pass the items of business at the Annual Meeting?

As the sole holder of the Class B Common Stock, GE Financial Assurance Holdings, Inc. (“GEFAHI”), a subsidiary of GE, is authorized by our certificate of incorporation to elect five directors. The four nominees for director receiving a plurality of the votes cast by holders of Class A Common Stock, at the meeting in person or by proxy, also shall be elected to our board of directors.

Except with respect to the election of directors, holders of Class A Common Stock and Class B Common Stock will vote as a single class and will be entitled to one vote per share with respect to each matter to be presented at the Annual Meeting. The favorable vote of the holders of a majority of shares voted at the meeting, in person or by proxy, is required for approval of all such matters. Under Delaware law, abstentions and broker non-votes, if any, will not be counted as votes cast. Therefore, they will have no effect on the outcome of the other matters to be voted on at the meeting.

How are abstentions and broker non-votes counted?

Abstentions and broker non-votes will be counted to determine whether a quorum is present. However, if a stockholder abstains from voting as to a particular matter, those shares will not be counted as voting for or against that matter. If a broker or other record holder of shares returns a proxy card indicating that it does not have discretionary authority to vote as to a particular matter (“broker non-votes”), those shares will not be counted as voting for or against that matter. Accordingly, abstentions and broker non-votes will have no effect on the outcome of a vote.

Who is the inspector of election?

The board of directors has appointed a representative of The Bank of New York to act as Inspector of Election at the 2005 Annual Meeting.

What are the costs for soliciting proxies for the 2005 Annual Meeting?

Proxies will be solicited on behalf of the board of directors by mail, telephone, other electronic means or in person, and we will pay the solicitation costs. Copies of proxy materials and of the annual report for 2004 will be supplied to brokers, dealers, banks and voting trustees, or their nominees, for the purpose of soliciting proxies from beneficial owners, and we will reimburse such record holders for their reasonable expenses. Georgeson Shareholder Communications, Inc. has been retained to assist in soliciting proxies at a fee of $1,500, plus distribution costs and other costs and expenses.

What is the deadline for submission of stockholder proposals for the 2006 Annual Meeting?

The rules of the Securities and Exchange Commission establish the eligibility requirements and the procedures that must be followed for a stockholder’s proposal to be included in a public company’s proxy materials. Under those rules, proposals submitted for inclusion in Genworth’s 2006 proxy materials must be received on or before the close of business on December 12, 2005. Proposals for inclusion in our 2006 proxy materials must comply with all requirements of the rules of the Securities and Exchange Commission.

In addition, our bylaws establish an advance notice procedure with regard to director nominations and proposals by stockholders intended to be presented at our 2006 Annual Meeting but not included in our 2006 proxy materials. For these nominations or other business to be properly brought before the meeting by a stockholder, the stockholder must deliver written notice to us not later than the close of business on February 18, 2006 nor earlier than the close of business on January 19, 2006. Such proposals must comply with all requirements set forth in our bylaws.

All notices of proposals by stockholders, whether or not intended to be included in our proxy materials, should be sent to Leon E. Roday, Secretary, Genworth Financial, Inc., 6620 West Broad Street, Richmond, Virginia 23230.

For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the 2006 Annual Meeting, SEC rules permit management to vote proxies in its discretion if we: (1) receive notice of the proposal before the close of business on February 25, 2006, and advise stockholders in the 2006 proxy statement about the nature of the matter and how management intends to vote on such matter; or (2) do not receive notice of the proposal prior to the close of business on February 25, 2006. Notices of intention to present proposals at the 2006 Annual Meeting should be addressed to Leon E. Roday, Secretary, Genworth Financial, Inc., 6620 West Broad Street, Richmond, Virginia, 23230.

Where can I find the voting results of the 2005 Annual Meeting?

The preliminary voting results will be announced at the meeting. The final results will be published in our quarterly report on Form 10-Q for the quarter ending June 30, 2005.

May I request electronic delivery of my proxy statement and annual report?

This Proxy Statement and Genworth’s 2004 Annual Report may be viewed online at www.genworth.com. If you are a stockholder of record, you may elect to receive future annual reports and proxy statements electronically by providing consent to electronic delivery on-line at www.giveconsent.com/gnw. Should you choose to receive your proxy materials electronically, your choice will remain in effect until you notify Genworth that you wish to resume mail delivery of these documents.

If you hold your Genworth stock through a bank, broker or other holder of record, refer to the information provided by that entity for instructions on how to elect this option.

How can I get a copy of Genworth’s annual report on Form 10-K?

To obtain without charge a copy of Genworth’s annual report on Form 10-K for the fiscal year ended December 31, 2004, address your request to Investor Relations, Genworth Financial, Inc., 6620 West Broad Street, Richmond, Virginia 23230. The annual report on Form 10-K also may be accessed at www.genworth.com and at the website of the Securities and Exchange Commission at www.sec.gov.

INFORMATION ABOUT COMMUNICATIONS WITH GENWORTH AND OUR BOARD OF DIRECTORS

How may I communicate directly with the board of directors?

The board of directors provides a process for stockholders to send communications to the board of directors. You may communicate with the board of directors, individually or as a group, as follows:

By Mail	By Phone	By E-mail
The Board of Directors Genworth Financial, Inc. c/o Leon E. Roday, Secretary 6620 West Broad Street Richmond, Virginia 23230	1-866-717-3594	Directors@genworth.com

You should identify your communication as being from a Genworth stockholder. The Secretary may require reasonable evidence that your communication or other submission is made by a Genworth stockholder before transmitting your communication to the board of directors.

How may I communicate with the Audit Committee?

The Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters. A communication or complaint to the Audit Committee regarding accounting, internal accounting controls or auditing matters may be submitted by any of the following means:

Ombudsman	Audit Committee

Anonymously	Anonymously
1-888-251-4332	1-866-717-3594

By E-mail Directors@genworth.com

By Mail	By Mail
Genworth Ombudsman	Audit Committee
Genworth Financial, Inc.	Genworth Financial, Inc.
6620 West Broad Street	6620 West Broad Street
Building #1	Building #1
Richmond, Virginia 23230	Richmond, Virginia 23230

How may I communicate directly with the Non-Employee Directors?

You may communicate with the Non-Employee Directors, individually or as a group, by any of the means set forth above or by writing to:

Non-Employee Directors of the Board of Directors

Genworth Financial, Inc.

c/o Leon E. Roday, Secretary

6620 West Broad Street

Building #1

Richmond, Virginia 23230

How do I communicate directly with Genworth?

You may communicate with Genworth by writing to:

Genworth Financial, Inc.

c/o Leon E. Roday, Secretary or c/o Investor Relations

6620 West Broad Street

Building #1

Richmond, Virginia 23230

ELECTION OF DIRECTORS

At the 2005 Annual Meeting, nine directors are to be elected to hold office until the 2006 Annual Meeting and until their successors have been elected and have qualified. The nine nominees for election at the Annual Meeting are listed on pages six to eight with brief biographies. They are all currently Genworth directors. The board of directors has determined that three of the nine nominees are independent directors under New York Stock Exchange (“NYSE”) listing requirements and our Governance Principles, which are discussed below under “Corporate Governance—Governance Principles.” As described below, four of the nominees have been nominated to be elected by holders of our Class A Common Stock and five have been designated by GE to be elected by GEFAHI, a GE subsidiary and the sole holder of our Class B Common Stock. We are not aware of any reason why any nominee would be unable to serve as a director. If a nominee for election by holders of our Class A Common Stock is unable to serve, the shares represented by all valid proxies will be voted for the election of any other person that our Nominating and Corporate Governance Committee may nominate. If a nominee for election by holders of our Class B Common Stock is unable to serve, GE will be entitled to designate another person to be elected by GEFAHI.

Frank J. Borelli, 69, former Chief Financial Officer, Marsh & McLennan Companies, Inc., Director and Audit Committee Chairman, Express Scripts, Inc. and Presiding Director, Interpublic Group of Companies. Director since 2004.

Mr. Borelli has been a Senior Advisor to MMC Capital, a wholly owned subsidiary of Marsh & McLennan Companies, Inc., since his retirement from Marsh & McLennan on January 2, 2001. Prior thereto, he was Senior Vice President of Marsh & McLennan from April to December 2000 and Senior Vice President and Chief Financial Officer from September 1984 to April 2000. He is a director and Audit Committee Chairman of Express Scripts, Inc. and is Presiding Director of the Interpublic Group of Companies. He was a Director of Marsh & McLennan from May 1988 to October 2000. Mr. Borelli is past Chairman and Director of Financial Executives International and is also Chairman Emeritus of the Board of Trustees of the New York City Chapter of the National Multiple Sclerosis Society, a Trustee of St. Thomas Aquinas College and Chairman of the Nyack Hospital. Mr. Borelli received a B.B.A. in Business Administration from Bernard M. Baruch College, City University of New York in 1956. Mr. Borelli has been nominated by our Nominating and Corporate Governance Committee to be elected by holders of Genworth’s Class A Common Stock.

Elizabeth J. Comstock, 44, Vice President and Chief Marketing Officer of General Electric Company. Director since 2004.

Ms. Comstock has been Vice President and Chief Marketing Officer of GE since July 2003. From 1998 to 2003 Ms. Comstock was Vice President of Corporate Communications at GE. From 1996 to 1998 Ms. Comstock was Senior Vice President of NBC Communications and from 1993 to 1996 was Vice President of NBC News Communications. Prior thereto, Ms. Comstock served as an entertainment media director at CBS Television from 1992 to 1993 and as the New York-based head of communications for Turner Broadcasting from 1990 to 1992. Prior thereto, from 1986 to 1990 she held various positions at NBC News. Ms. Comstock received a B.S. degree in Biology from the College of William and Mary in 1982. Ms. Comstock was designated to our board of directors by GE and will be elected by holders of Genworth’s Class B Common Stock.

Pamela Daley, 52, Vice President, Corporate Business Development, General Electric Company. Director since 2004.

Ms. Daley has been Vice President, Corporate Business Development at GE since July 2004, and was Vice President and Senior Counsel for Transactions at GE from 1991 to 2004, was Senior Counsel for Transactions at GE from 1990 to 1991 and was Tax and Finance Counsel at GE from 1989 to 1990. Prior thereto, Ms. Daley was a partner at Morgan, Lewis & Bockius LLP, from 1986 to 1989 and an associate at that firm from 1979 to 1986. Ms. Daley received an A.B. in Romance Languages and Literatures from Princeton University in 1974 and a J.D. from the University of Pennsylvania in 1979. Ms. Daley was designated to our board of directors by GE and will be elected by holders of Genworth’s Class B Common Stock.

Dennis D. Dammerman, 59, Vice Chairman of the Board and Executive Officer, General Electric Company. Director since 2004.

Mr. Dammerman has been a Vice Chairman and Executive Officer of GE and the Chairman of GE Capital Services, Inc. since 1998. Mr. Dammerman has also been a Director of GE since 1994. From 1984 to 1998 he was Senior Vice President—Finance and Chief Financial Officer at GE, and from 1981 to 1984 he was Vice President and General Manager of GE Capital’s Real Estate Financial Services Division. Prior thereto, from 1967 to 1981 he had various financial assignments in several GE businesses. Mr. Dammerman received a B.A. from the University of Dubuque in 1967. Mr. Dammerman was designated to our board of directors by GE and will be elected by holders of Genworth’s Class B Common Stock.

Michael D. Fraizer, 46, Chairman, President and Chief Executive Officer, Genworth Financial, Inc. Director since 2004.

Mr. Fraizer has been our Chairman, President and Chief Executive Officer since the completion of our initial public offering, or IPO, and prior to the IPO was a Vice President of GE since December 1995 and a Senior Vice President of GE since June 2000. Mr. Fraizer was Chairman of the Board of GEFAHI from November 1996 to May 2004 and President and Chief Executive Officer of GEFAHI from April 1997 to June 2004. Mr. Fraizer also has been a director of GE Capital and General Electric Capital Services, Inc. Mr. Fraizer led the Consumer Savings and Insurance Group, a predecessor of GEFAHI, from February 1996 until the formation of GEFAHI in October 1996. Prior to that time, Mr. Fraizer was President and Chief Executive Officer of GE Capital Commercial Real Estate, an affiliate of our company, from July 1993 to December 1996, leading both the GE Consumer Savings and Insurance Group and GE Capital Commercial Real Estate from February to December of 1996. From July 1991 to June of 1993, he was Vice President—Portfolio Acquisitions and Ventures of GE Capital Commercial Real Estate. From December 1989 to June 1991, Mr. Fraizer was President and Managing Director, GE Japan, an affiliate of our company. From July 1983 to November 1989 Mr. Fraizer served in various capacities as a member of GE’s Corporate Audit Staff and Corporate Business Development after joining GE in June 1980 in its Financial Management Program. Mr. Fraizer received a B.A. in Political Science from Carleton College in 1980. He is a member of the board of the American Council of Life Insurers. Mr. Fraizer has been nominated by our Nominating and Corporate Governance Committee to be elected by holders of Genworth’s Class A Common Stock.

J. Robert “Bob” Kerrey, 61, President, New School University and former United States Senator. Director, Jones Apparel Group and Tenet Healthcare Corporation. Director since 2004.

Mr. Kerrey has been the President of New School University since 2001. From January 1989 to December 2000, he was a U.S. Senator for the State of Nebraska. Mr. Kerrey was a democratic candidate for President in 1992. From January 1982 to December 1987, Mr. Kerrey served as Governor of Nebraska. Prior thereto, Mr. Kerrey was an independent businessman and founder of a chain of restaurants and health clubs. Mr. Kerrey served in Vietnam as a Navy SEAL from 1966 to 1969, for which he received the Congressional Medal of Honor. He serves on the boards of Jones Apparel Group, Inc. and Tenet Healthcare Corporation. Mr. Kerrey received a B.S. in Pharmacy from the University of Nebraska in 1966. Mr. Kerrey has been nominated by our Nominating and Corporate Governance Committee to be elected by holders of Genworth’s Class A Common Stock.

David R. Nissen, 53, President and Chief Executive Officer, GE Consumer Finance, General Electric Company. Director since 2004.

Mr. Nissen has been President and CEO of GE Consumer Finance since 1993 and a Senior Vice President at GE since 2001. From 1990 to 1993, Mr. Nissen was General Manager of U.S. Consumer Financial Services at Monogram Bank, an affiliate of GE. Prior thereto, from 1980 to 1990 he held various management positions in several GE businesses. Mr. Nissen received a B.A. in Economics from Northwestern University in 1973 and an M.B.A. from the University of Chicago in 1975. Mr. Nissen was designated to our board of directors by GE and will be elected by holders of Genworth’s Class B Common Stock.

James A. Parke, 59, Vice Chairman and Chief Financial Officer, GE Capital and Senior Vice President, General Electric Company. Director since 2004.

Mr. Parke has been Vice Chairman and Chief Financial Officer of GE Capital and a Senior Vice President at GE since 2002. From 1989 to 2002 he was Senior Vice President and Chief Financial Officer at GE Capital and a Vice President of GE. Prior thereto, from 1981 to 1989 he held various management positions in several GE businesses. Mr. Parke received a B.A. in History, Political Science and Economics from Concordia College in Minnesota in 1968. Mr. Parke was designated to our board of directors by GE and will be elected by holders of Genworth’s Class B Common Stock.

Thomas B. Wheeler, 68, retired President and Chief Executive Officer, MassMutual Financial Group. Former Director of BankBoston, director of EstateWorks and director of Textron, Inc. Director since 2004.

Mr. Wheeler was a member of the Massachusetts Mutual (now known as MassMutual Financial Group) field sales force from May 1962 to June 1983, serving as Agent and General Agent, and served as Executive Vice President of Massachusetts Mutual’s insurance and financial management line from July 1983 to December 1986. He became President and Chief Operating Officer of MassMutual in January 1987, President and Chief Executive Officer of MassMutual in October 1988 and Chairman and Chief Executive Officer of MassMutual in March 1996. He retired as Chief Executive Officer in January 1999 and retired as Chairman in December 2000. Mr. Wheeler is a former director of BankBoston, a director of EstateWorks and a director of Textron, Inc. He is a trustee of the Basketball Hall of Fame, Conservancy of S.W. Florida and the Woods Hole Oceanographic Institution. Mr. Wheeler received a B.A. in American Studies from Yale University. Mr. Wheeler has been nominated by our Nominating and Corporate Governance Committee to be elected by holders of Genworth’s Class A Common Stock.

THE BOARD OF DIRECTORS RECOMMENDS THAT HOLDERS OF OUR

CLASS A COMMON STOCK VOTE FOR THE ELECTION OF MR. BORELLI,

MR. FRAIZER, MR. KERREY AND MR. WHEELER.

CORPORATE GOVERNANCE

Governance Principles. Our board’s Governance Principles, which include guidelines for determining director independence and reporting concerns to non-employee directors and the Audit Committee, are included in Appendix A to this proxy statement. All of our corporate governance materials, including the Governance Principles, the charters adopted by the board for each of our standing committees and key practices, are published in the corporate governance section of Genworth’s website at www.genworth.com. We also will provide a copy of these materials in print to any stockholder who requests it. The board regularly reviews corporate governance developments and may modify these principles, charters and practices as warranted. Any modifications will be reflected on Genworth’s website.

As set forth in the Governance Principles, directors are expected to attend the Annual Meeting of stockholders.

Director Independence. Our board currently consists of nine directors, three of whom are independent (as defined by our Governance Principles and NYSE listing standards) and one of whom is our President and Chief Executive Officer. After GE ceases to be a majority stockholder and in accordance with the NYSE’s rules for listed companies, a majority of our directors will be independent. For a director to be independent, the board must determine that the director does not have any direct or indirect material relationship with Genworth. The board has established guidelines to assist it in determining director independence, which conform to, or are more exacting than, the independence requirements of the NYSE. The independence guidelines are set forth in Section 4 of the Governance Principles, at page A-2. In addition to applying these guidelines, the board will consider all relevant facts and circumstances in making an independence determination. The board has determined that Mr. Borelli, Mr. Kerrey and Mr. Wheeler satisfy the NYSE’s independence requirements and Genworth’s independence guidelines.

In addition to the independence guidelines discussed above, members of the Audit Committee also must satisfy additional independence requirements established by the Securities and Exchange Commission (“SEC”) and the NYSE. Specifically, they may not accept, directly or indirectly, any consulting, advisory or other compensatory fee from Genworth or any of its subsidiaries other than their directors’ compensation and they may not be affiliated with Genworth or any of its subsidiaries. The board has determined that all members of the Audit Committee (Mr. Borelli, Mr. Kerrey and Mr. Wheeler) satisfy the relevant SEC and NYSE independence requirements. The Board also has determined that Mr. Borelli satisfies the NYSE requirement that the Audit Committee must include a member with accounting or related management expertise and qualifies as an “audit committee financial expert” under applicable SEC rules.

So long as GE and its affiliates own more than fifty percent of the outstanding voting power of Genworth, Genworth is not subject to the NYSE rules mandating that a majority of its board be composed of independent directors and that its Management Development and Compensation Committee and Nominating and Corporate Governance Committee both be composed entirely of independent directors.

Code of Conduct. All of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller, must act ethically at all times and in accordance with the policies comprising our code of conduct set forth in our company integrity manual, Integrity: The Spirit and the Letter of Our Commitment, which is the same code of conduct used by General Electric Company, our majority stockholder. The board will not permit any waiver of any ethics policy for any director or executive officer. Our code of conduct is published on the corporate governance section of our website at www.genworth.com. We also will provide a copy of our code of conduct in print to any stockholder who requests it. Section 11 of our Governance Principles, at page A-4, more fully addresses our code of conduct.

BOARD OF DIRECTORS AND COMMITTEES

Board Composition

Subject to the rights of the holders of any outstanding series of our preferred stock, our certificate of incorporation provides that until the first date on which GE owns 50% or less of the outstanding shares of our common stock, the number of authorized directors of our company will be 9. Beginning on the first date on which GE owns 50% or less but at least 10% of the outstanding shares of our common stock, the number of authorized directors of our company will be 11. Beginning on the first date on which GE owns less than 10% of the outstanding shares of our common stock, the number of authorized directors of our company will be fixed from time to time by a resolution adopted by our board of directors, but will not be less than 1 nor more than 15.

At each election of members of our board of directors:

•	when GE owns more than 50% of our outstanding common stock, GE as the holder of the Class B Common Stock will be entitled to elect five directors and the holders of the Class A Common Stock will be entitled to elect four directors;

•	when GE owns at least 33% and no more than 50% of our outstanding common stock, GE as the holder of the Class B Common Stock will be entitled to elect four directors, the holders of the Class A Common Stock will be entitled to elect five directors, and the holders of the Class A Common Stock and the Class B Common Stock, voting together as a single class, will be entitled to elect all remaining directors entitled to be elected by the holders of our common stock;

•	when GE owns at least 20% but less than 33% of our outstanding common stock, GE as the holder of the Class B Common Stock will be entitled to elect three directors, the holders of the Class A Common Stock will be entitled to elect five directors, and the holders of the Class A Common Stock and the Class B Common Stock, voting together as a single class, will be entitled to elect all remaining directors entitled to be elected by the holders of our common stock;

•	when GE owns at least 10% but less than 20% of our outstanding common stock, GE as the holder of the Class B Common Stock will be entitled to elect one director, the holders of the Class A Common Stock will be entitled to elect five directors and the holders of the Class A Common Stock and the Class B Common Stock, voting together as a single class, will be entitled to elect all remaining directors entitled to be elected by the holders of our common stock; and

•	when GE owns less than 10% of our common stock, all shares of Class B Common Stock held by GE will automatically convert into Class A Common Stock, and the holders of the Class A Common Stock will be entitled to elect all directors entitled to be elected by the holders of our common stock.

Each director elected by the holders of the common stock will serve until the earlier of his or her death, resignation, disqualification, removal or until his successor is elected and qualified. The common stock will not have cumulative voting rights in the election of directors.

Our Governance Principles provide that directors who serve as chief executive officers or in equivalent positions should not serve on more than two other boards of public companies in addition to the Genworth board. Other directors should not serve on more than four other boards of public companies in addition to the Genworth board.

Board Committees

The three standing committees of the board are the Audit Committee, the Management Development and Compensation Committee and the Nominating and Corporate Governance Committee. These committees are described below. The board has established written charters for each of its three standing committees. Our board of directors may also establish various other committees to assist it in its responsibilities. However, our certificate of incorporation provides that until the first date on which GE owns less than 20% of our outstanding common stock, our board of directors will not establish an executive committee or any other committee having authority typically reserved for an executive committee.

Since the completion of the IPO, the board held five meetings during 2004, and all our directors attended more than 75% of the aggregate of (1) the total number of meetings of the board of directors, and (2) the total number of meetings held by all committees of the board on which he or she served.

Audit Committee. The Audit Committee consists of three “independent” directors as defined under the applicable rules of the New York Stock Exchange. The members of the Audit Committee are Mr. Borelli, who serves as the chair of the committee, Mr. Kerrey and Mr. Wheeler. As more fully set forth in its charter, which is attached hereto as Appendix B, this committee is concerned primarily with the accuracy and effectiveness of the audits of our financial statements. This committee’s duties include: (1) selecting the independent registered public accounting firm; (2) reviewing the scope of the audit to be conducted by them, as well as the results of their audit; (3) approving audit and non-audit services provided to the company by the independent registered public accounting firm; (4) reviewing the organization and scope of our internal system of audit, financial and disclosure controls; (5) overseeing our financial reporting activities, including our annual report, and the accounting standards and principles followed; (6) overseeing the internal audit function and its activities; and (7) conducting other reviews relating to compliance by employees with Genworth policies and applicable laws. The Audit Committee has determined that in view of the increasing demands and responsibilities of the committee, its members generally should not serve on more than two additional audit committees of other public companies. Following our IPO, there were seven meetings of the Audit Committee during 2004. The committee’s report appears on page 60.

Management Development and Compensation Committee. The members of the Management Development and Compensation Committee are Mr. Dammerman, who serves as the chair of the committee, Mr. Borelli and Mr. Wheeler. This committee has two primary responsibilities: (1) to monitor our management resources, structure, succession planning, development and selection process as well as the performance of key executives, and (2) to review and approve executive compensation and broad-based and incentive compensation plans. So long as GE beneficially owns more than 50% of our outstanding common stock, the Management Development and Compensation Committee will consist of three directors, one of whom will be designated by GE, two of whom will be “independent” under the applicable rules of the New York Stock Exchange and all of whom will qualify as outside directors for purposes of Section 162(m) of the Internal Revenue Code. When GE beneficially owns 50% or less of our outstanding common stock, the Management Development and Compensation Committee will consist of three directors, each of whom will be “independent” under the applicable rules of the New York Stock Exchange. Following our IPO, there were four meetings of the Management Development and Compensation Committee during 2004.

Nominating and Corporate Governance Committee. The members of the Nominating and Corporate Governance Committee are Mr. Wheeler, who serves as the chair of the committee, Mr. Borelli, Mr. Dammerman, Mr. Fraizer and Mr. Kerrey. The committee’s responsibilities include the selection of potential candidates for our board of directors and the development and annual review of our governance principles. So long as GE owns more than 50% of our outstanding common stock, this committee makes recommendations of candidates for election to our board of directors directly to our stockholders. When GE owns 50% or less of our outstanding common stock, this committee will make recommendations of candidates for election to our board of directors to our board of directors, and our board of directors will make recommendations to our stockholders. This committee does not make recommendations regarding directors designated by GE. This committee also annually reviews director compensation and benefits, and oversees annual self-evaluations of our board and its committees. It also makes recommendations to our board concerning the structure and membership of the other board committees. So long as GE beneficially owns more than 50% of our outstanding common stock, the Nominating and Corporate Governance Committee will consist of five directors, one of whom will be designated by GE, one of whom will be our chief executive officer and three of whom will be “independent” under the applicable rules of the New York Stock Exchange. See “—Controlled Company Exception”. When GE beneficially owns 50% or less of our outstanding common stock, the Nominating and Corporate Governance Committee will consist of three directors, each of whom will be “independent” under the applicable rules of the New York Stock Exchange. Following our IPO, there were four meetings of the Nominating and Corporate Governance Committee during 2004.

The Nominating and Corporate Governance Committee will consider all stockholder recommendations for candidates for the board, which should be sent to the Nominating and Corporate Governance Committee, c/o Leon E. Roday, Secretary, Genworth Financial, Inc., 6620 West Broad Street, Richmond, Virginia 23230.

The committee’s minimum qualifications and specific qualities and skills required for directors are set forth in Section 3 of Genworth’s Governance Principles, which is included in this Proxy Statement as Appendix A, at page A-1. In addition to considering candidates suggested by stockholders, the committee considers potential candidates recommended by current directors, company officers, employees and others. We have also engaged an outside search firm to assist us in identifying and evaluating potential director candidates. The committee considers all potential candidates in the same manner regardless of the source of the recommendation. The committee’s review is typically based on any written materials provided with respect to the candidate. The committee determines whether the candidate meets our general qualifications and specific qualities and skills for directors and whether requesting additional information or an interview is appropriate.

Director Compensation

Each independent director is paid an annual fee of $160,000 in quarterly installments, following the end of each quarter of service. Of this amount, 40% (or $64,000) of the annual fee is paid in cash and 60% (or $96,000)

is paid in deferred stock units, or DSUs. Instead of receiving a cash payment, directors may elect to have up to 100% of their annual fee paid in DSUs. The board has elected not to adopt a policy of meeting fees because attendance is expected at all scheduled board and committee meetings, absent exceptional cause. Each DSU is equal in value to a share of our stock but does not have voting rights. DSUs accumulate regular quarterly dividends which are reinvested in additional DSUs. The DSUs will be paid out in cash beginning one year after the director leaves the board. Directors may elect to take their DSU payments as a lump sum or in equal payments spread out for up to ten years.

Our independent directors are eligible to participate in our program of charitable contributions on the same terms as Genworth’s and GE’s employees (including the GE-designated directors). Under that program, we match up to $25,000 per year in contributions by each director to an eligible institution. This benefit will continue until at least the date that GE ceases to own at least 50% of our outstanding common stock.

Controlled Company Exception

GEFAHI, a subsidiary of GE, controls more than 50% of our voting power. See “Information Relating to Directors, Director Nominees, Executive Officers and Significant Stockholders—Ownership of Common Stock.” As a result, we qualify as a “controlled company” as defined in Rule 303A.00 of the NYSE Listing Rules. Therefore, we are exempt from the requirements of the NYSE Listing Rules with respect to our board of directors consisting of a majority of “independent directors” and the related rules covering the independence of directors serving on the Management Development and Compensation Committee and Nominating and Corporate Governance Committee. The controlled company exemption does not modify the independence requirements for the Audit Committee.

Meetings of Non-Employee and Independent Directors

Our Governance Principles provide that our board will meet at least three times per year without the presence of directors who are also employees of Genworth. Dennis D. Dammerman, as chair of the Management Development and Compensation Committee, has been chosen to preside over meetings of the non-employee directors. Michael D. Fraizer, our President and Chief Executive Officer, is currently the only employee of Genworth who serves on our board. In addition, our Governance Principles provide that the independent directors on our board (whose independence is determined in accordance with our Governance Principles) will meet at least once per year without the presence of non-independent directors. Mr. Borelli, as chair of the Audit Committee, has been chosen to preside over meetings of the independent directors.

INFORMATION RELATING TO DIRECTORS, DIRECTOR NOMINEES, EXECUTIVE OFFICERS AND SIGNIFICANT STOCKHOLDERS

Ownership of Common Stock

The following table sets forth information as of April 1, 2005 regarding the beneficial ownership of our common stock by:

•	all persons known by us to own beneficially more than 5% of any class of our common stock;

•	our chief executive officer and each of the persons who were the four other most highly compensated executive officers in 2004;

•	each of our directors; and

•	all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock issuable upon the exercise of stock options or conversion of other securities held by that person that are currently exercisable or convertible, or are exercisable or convertible within 60 days of April 1, 2005 are deemed to be issued and outstanding. These shares, however, are not deemed outstanding for purposes of computing percentage ownership of each other stockholder. As of April 1, 2005, there were 227,021,128 shares of Class A Common Stock and 243,216,559 shares of Class B Common Stock outstanding. The percentages in the table below are based on a total of 470,237,687 shares of common stock outstanding.

Except for GEFAHI, each of the persons listed below is the beneficial owner of shares of our Class A Common Stock. GEFAHI is the beneficial owner of all of the outstanding shares of our Class B Common Stock and no shares of our Class A Common Stock. The Class B Common Stock may be owned only by GE and its affiliates. Upon any sale or other disposition by GE and its affiliates of shares of Class B Common Stock to any person other than GE or an affiliate of GE, such shares of Class B Common Stock automatically convert into shares of Class A Common Stock. In addition, on the first date on which GE and its affiliates no longer beneficially owns at least 10% of the aggregate number of shares of Class A Common Stock and Class B Common Stock outstanding, all outstanding shares of Class B Common Stock automatically convert into shares of Class A Common Stock. Shares of Class B Common Stock convert into shares of Class A Common Stock on a share-for-share basis.

GE beneficially owns approximately 51.7% of our outstanding common stock (consisting of 100% of our outstanding shares of Class B Common Stock and no shares of Class A Common Stock). GE’s transfer of assets to us in our corporate reorganization has been structured to qualify for the election under section 338 of the Internal Revenue Code, and GE has received a ruling from the U.S. Internal Revenue Service that the transfer will qualify for that election provided that certain conditions are met. Among those conditions is that GE must complete its disposition of more than 50% by value of its interest in Genworth by May 27, 2006. GE has informed us that its failure to satisfy this condition and to qualify for the tax election would result both in significant additional tax liability for GE and in elimination of the section 338 benefit (and Genworth’s associated liability) that is the subject of the Tax Matters Agreement, as discussed under “Certain Relationships and Transactions—Relationship with GE—Tax Matters Agreement.” Accordingly, GE has informed us that it fully intends to and expects to meet this condition and has adopted a Plan of Divestiture under which it will effect the divestiture of more than 50% of our stock. GE has informed us that it intends to implement methods that it deems suitable to divest of our common stock in order to carry out the Plan of Divestiture and to satisfy this divestiture condition.

The address of each director and executive officer listed below is c/o Genworth Financial, Inc., 6620 West Broad Street, Richmond, Virginia 23230.

Name and Address of Beneficial Owner	Beneficial Ownership
	Number	Percentage
GEFAHI(1)	243,216,559	51.7%
NWQ Investment Management Company, LLC(2)	16,090,930	3.4
Dodge & Cox(3)	15,992,200	3.4
FMR Corp.(4)	12,397,300	2.6
Michael D. Fraizer(5)	1,423,726	*
Thomas H. Mann(6)	170,300	*
Pamela S. Schutz(6)	75,774	*
George R. Zippel(6)	63,534	*
K. Rone Baldwin(6)	79,279	*
Frank J. Borelli	—	*
Elizabeth J. Comstock(7)	—	*
Pamela Daley(7)	—	*
Dennis D. Dammerman(7)	—	*
J. Robert Kerrey	—	*
David R. Nissen(7)	—	*
James A. Parke(7)	—	*
Thomas B. Wheeler	—	*
All directors and executive officers as a group (22 persons)	2,057,741	*

*	Less than 1%.
(1)	The address for GEFAHI is 6620 West Broad Street, Richmond, Virginia 23230. GE, as the ultimate parent of GEFAHI, beneficially owns all shares of our common stock owned of record by GEFAHI. The address for GE is 3135 Easton Turnpike, Fairfield, Connecticut 06828.
(2)	Information obtained solely by reference to the Schedule 13G filed with the SEC on February 14, 2005 by NWQ Investment Management Company, LLC (“NWQ”). NWQ reported that it has sole power to vote or direct the vote of 13,765,475 shares and sole power to dispose or to direct the disposition of 16,090,930 shares. NWQ reported that such securities are beneficially owned by its clients, which clients may include investment companies registered under the Investment Company Act of 1940 and/or employee benefit plans, pension funds, endowment funds or other institutional clients. The address for NWQ is 2049 Century Park East, 4th Floor, Los Angeles, California 90067.
(3)	Information obtained solely by reference to the Schedule 13G filed with the SEC on February 10, 2005 by Dodge & Cox. Dodge & Cox reported that it has sole power to vote or direct the vote of 15,145,500 shares, shared power to vote or to direct the vote of 132,700 shares, and sole power to dispose or to direct the disposition of 15,992,200 shares. Dodge & Cox reported that such securities are beneficially owned by its clients, which clients may include investment companies registered under the Investment Company Act of 1940 and/or employee benefit plans, pension funds, endowment funds or other institutional clients. The address for Dodge & Cox is 555 California Street, 40th Floor, San Francisco, California 94104.
(4)	Information obtained solely by reference to the Schedule 13G filed with the SEC on February 14, 2005 by FMR Corp. (“FMR”). FMR reported that it has no power to vote or direct the vote of any shares that it beneficially owns and that it has sole power to dispose or to direct the disposition of 12,397,300 shares. FMR reported that it filed such report as a parent holding company. FMR further reported that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, our common stock and that no one person’s interest is more than five percent of our total outstanding common stock. The address for FMR is 82 Devonshire St., Boston, Massachusetts, 02109.

(5)	Reflects (a) shares of Class A Common Stock issuable upon the exercise of unvested employee stock options, to the extent that such unvested employee stock options vest within 60 days of April 1, 2005, (b) shares of Class A Common Stock issuable upon the exercise of vested employee stock options, and (c) shares of Class A Common Stock issuable upon the vesting of restricted stock units and stock appreciation rights, to the extent that such restricted stock units and stock appreciation rights vest within 60 days of April 1, 2005.
(6)	Reflects (a) shares of Class A Common Stock issuable upon the exercise of unvested employee stock options, to the extent that such unvested employee stock options vest within 60 days of April 1, 2005, and (b) shares of Class A Common Stock issuable upon the vesting of restricted stock units, to the extent that such restricted stock units vest within 60 days of April 1, 2005.
(7)	Each of the specified persons is a director or officer of GE and disclaims beneficial ownership of any shares of our common stock owned by GEFAHI.

REPORT OF THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

The Management Development and Compensation Committee of the board of directors carries out the board of directors responsibilities with respect to determining the compensation for our executive officers, overseeing the development of executive succession plans and administration of the company’s executive compensation programs. We approve all of the policies under which compensation is paid or awarded to our executives, and individually review the performance of, and all compensation actions affecting, our executive officers – the chief executive officer (CEO), presidents and the senior vice presidents.

The committee is composed of three directors, a majority of whom are independent, and once GE ceases to be a majority stockholder all of the members of the committee will be independent. The committee is advised by an independent compensation consultant retained by the committee and under the direction of the committee. For more information about the committee’s charter and key practices, visit the corporate governance section of the Genworth Financial website at www.genworth.com.

Executive Compensation Philosophy

We believe our principal responsibility in compensating executives is to enable the company to attract, motivate, reward and retain executives of superior ability who are dedicated to the long-term interests of the stockholders. We use a variety of compensation elements to achieve these goals, including:

•	Salary

•	Annual bonus

•	Stock options and stock appreciation rights

•	Restricted stock units

•	Long-term performance awards

We discuss below how we have used these awards and a number of other steps to strengthen the alignment of our executives’ interests with the long-term interests of investors and other stakeholders.

Components of Executive Compensation

Each element of the company’s executive compensation program serves a somewhat different purpose:

•	Salary. Salary payments are made to compensate for ongoing performance throughout the year.

•	Annual Bonus. Annual bonuses for executive officers are based on our evaluation of the significance of each executive’s contribution in the performance year to both short-term objectives and their impact on the long-term interests of stockholders. Bonuses are paid in February for the prior year’s performance and are based upon our evaluation of each executive officer’s individual performance in the prior year in the context of our assessment of the overall performance of the company and the executive’s business unit. This includes an assessment of the executive’s contribution to the achievement of financial performance and other key goals established for the company at the beginning of the performance year.

•

Stock Options and Stock Appreciation Rights. We consider stock options and stock appreciation rights (SARs) to be an extremely effective form of compensation for officers and other key employees because they provide incentives for superior performance leading to enhanced stockholder value. Stock options and SARs also encourage employee retention because they vest over a period of years. Each stock option permits the executive to purchase one share of Genworth stock from the company at the market price of Genworth stock on the date of grant. SARs, which are only payable in stock, permit the executive to receive shares of Genworth stock from the company equal in value to the difference between the price of Genworth stock on the day the SARs were granted and the market price on the day they are exercised, multiplied by the number of SARs exercised. SARs deliver the same economic value to the executive at the same cost to the company as stock options, but with less dilution.

In connection with our IPO in 2004, the company granted stock options to over 5,700 employees worldwide as “founding members” to ensure broad-based employee alignment with the long-term interests of stockholders. Also in connection with the IPO, we granted SARs, instead of stock options, to the company’s CEO and other executive officers. These grants are exercisable in four equal annual installments beginning two years after the grant date.

•	Restricted Stock Units. We anticipate we will grant restricted stock units (RSUs) periodically to provide strong incentives for superior performance and to encourage retention since unvested RSUs are forfeited if the executive leaves the company prior to the lapse of restrictions. In connection with the IPO, we converted GE RSUs held by our employees into Genworth RSUs, maintaining the previous provisions and vesting schedule. Restrictions on those converted RSUs lapse in varying increments, typically ranging from three years to retirement.

•	Long-Term Performance Awards. We will periodically grant long-term performance incentive awards to senior operating managers and key executives to provide additional emphasis on the attainment of specific financial measurements designed to enhance long-term stockholder value. Such a grant was made in 2004.

All of the awards described above are granted in accordance with the terms of the 2004 Genworth Financial Inc., Omnibus Incentive Plan (the “Genworth Omnibus Plan”), established in connection with the company’s IPO. That plan is described in more detail under “Approval of the 2004 Genworth Financial, Inc. Omnibus Incentive Plan” in this proxy statement, and is being presented for stockholder approval at this, the first, annual stockholders’ meeting.

Executive Compensation Policy Actions

We have taken the following policy actions in 2004 to further align the interests of the company’s officers with investors’ long-term interests:

•	Stock Ownership Guidelines. To help demonstrate the alignment of the personal interest of the company’s executive officers with the interests of stockholders, we established the following guidelines for the amount of Genworth stock, as a multiple of the executive’s base salary, that must be held by the executive:

Executive Level	Multiple	Time to Attain
CEO	5 x salary	5 years
Segment Presidents and Senior Vice Presidents	2 x salary	5 years

The number of shares of stock that must be held will be determined by multiplying the executive’s annual base salary in effect on the date the executive becomes subject to the ownership requirements by the applicable multiple shown above, and dividing the result by the average closing price of the company’s stock during the immediately preceding 12 months. In the case of executive officers who became subject to the ownership guidelines in 2004, the number of shares was established by dividing the executive’s annual base salary in effect on the date of our IPO by the IPO price ($19.50) of the company’s Class A Common Stock. In order to meet this stock ownership requirement, an executive may count all shares of stock owned by the executive, including stock held in the company’s 401(k) plan, stock units held in any deferral plan and any company RSUs, but excluding any RSUs that lapse upon retirement. Each executive must attain ownership of the required stock ownership level within five years after GE ceases to own more than 50% of the company’s outstanding stock (or if later, within five years of becoming an executive officer) and maintain ownership of at least such amount of the company’s stock while they hold office.

In order to assist any particular executive in obtaining the required level of stock ownership, each executive will be given the option, exercisable at any time during the five-year period above, to elect to receive a portion of his or her annual bonus, including long-term performance awards, in shares of our Class A Common Stock. In the event that an executive fails to reach a required level of stock ownership during the five-year period above, we will require the executive to be paid, in lieu of any annual cash bonus payments, in shares of our Class A Common Stock until the applicable required level of stock ownership is obtained.

Recognizing the importance of stock ownership by the CEO and other executive officers, the founders grant of SARs also represents significant alignment of the interests of the executives with the stockholders and will further encourage stock ownership once the SARs vest and are exercised.

•	Stock Holding Period. In order to minimize any possible appearance of an incentive for executives to seek to cause short-term increases in the price of Genworth shares in order to exercise stock options or SARs and sell the stock for unwarranted personal gains, we require that executive officers hold for at least nine months the shares of Genworth stock that they receive by exercising stock options or SARs (net of any shares applied for a cashless exercise or to pay applicable taxes). This requirement applies to the CEO and the other executive officers.

•	Prohibit Stock Option Repricing. We affirm a policy prohibiting the repricing of stock options, including by amendments to outstanding options to lower their exercise price, and the cancellation of outstanding options and replacing them with new options.

•	Change of Control. The committee believes the best time to consider the appropriateness of change of control provisions is when a change of control is not imminent and before the lack of such a plan poses a risk to corporate policy effectiveness. As a result, the committee thoughtfully evaluated the considerations, implications and economics of a change of control plan and has adopted one that balances the cost to the company and its stockholders relative to potential damage from distraction or loss of key executives. The committee recognizes the importance of reducing the risk that the fear of job loss will influence executives considering strategic opportunities that may include a change of control of our company, and avoiding distractions that may result from potential, rumored or actual changes of control. Severance benefits are only paid if a change of control occurs and an executive is terminated without cause or by the designated executives for good reason. The definition of change of control specifically excludes a change in the ownership level of GE or its affiliates. The plan is described beginning on page 28 of this proxy statement.

Factors Considered in Making Compensation Decisions

We individually review the performance of the executive officers and establish and approve every compensation action for them. We review the compensation actions for all of the company’s officers and regularly evaluate the effectiveness of the different elements of the company’s basic executive compensation programs for all of the company’s executives.

Our judgments regarding executive officer compensation are primarily based on our assessment of each executive officer’s leadership performance and potential to enhance long-term stockholder value. In determining the amount and mix of compensation elements for each executive officer, we rely upon our judgment about each individual, not upon rigid guidelines or formulas or short-term changes in the company’s stock price. Key factors affecting our judgments include: the nature and scope of the officer’s responsibilities; the officer’s contribution to the company’s financial results; the officer’s effectiveness in leading the company’s initiatives to increase customer value, productivity and growth; the officer’s contribution to the company’s commitment to corporate responsibility including the officer’s success in creating a culture of unyielding integrity and compliance with applicable laws and the company’s ethics policies; and the officer’s commitment to community leadership and diversity.

With respect to annual bonus awards to be earned in 2005, the committee adopted measures and established the maximum awards payable to our executive officers (see “Incentive Compensation Plan” in this proxy statement). As was the case in 2004, the performance measures for 2005 are positive annual net earnings as determined under U.S. GAAP (“Net Earnings”) and positive annual earnings from continuing operations before income taxes and accounting changes as determined under U.S. GAAP (“Consolidated Operating Earnings”). The actual annual awards payable to our executive officers for 2005 will depend on various company-specific and individual-specific performance measures, as determined by the committee. For 2005, the company-specific performance measures include, but are not limited to, Net Earnings and Consolidated Operating Earnings, as well as net operating earnings, net operating earnings per share and per diluted share, and operating return on equity.

In the process of reviewing each component of compensation separately, and in the aggregate, we also examine the internal relationships among the executive officers and determine whether the differences are appropriate. We also consider the compensation levels and performance of a comparison group of major companies that are most likely to compete with us for the services of executive officers, specifically similarly sized companies within the insurance and financial services industry.

Section 162(m) of the Internal Revenue Code restricts deductibility of annual individual compensation in excess of $1 million provided to our CEO and the next four highest paid executive officers if certain conditions set forth in the Code are not fully satisfied. To the extent practicable, we intend to preserve the deductibility of compensation paid to the company’s executive officers while maintaining compensation programs that effectively attract and retain superior talent. Accordingly, compensation provided under the company’s Omnibus Incentive Plan is generally intended to be tax-deductible. On occasion, however, it may not be possible to satisfy all conditions of the Code for deductibility and still meet our compensation needs. In such limited situations, certain compensation paid to some executives may not be tax-deductible.

Executive Compensation Actions

Prior to the company’s IPO, the CEO and other executive officers named in the Summary Compensation Table were employees of GE. Most of the compensation actions for the executive officers in 2004 were determined by GE. Such actions included determination of executive officer salaries, setting annual bonus targets and goals, conversion of outstanding GE options, SARs and RSUs to Genworth awards, awarding “Founders Grant” options and SAR awards, and establishing long-term performance award levels and goals. Our board of directors affirmed those compensation decisions, and then chartered this committee to provide future oversight to those and any other compensation actions relating to the executive officers. This committee, however, determined annual bonus payouts for our executive officers based on the degree of achievement relative to pre-established, objective financial performance goals. That level of achievement was then applied to the plan design in determining actual bonuses earned.

Compensation of the Chief Executive Officer

In 2004, we reviewed all components of Mr. Fraizer’s compensation, including salary, annual bonus, long-term incentives, benefits, deferred compensation, and perquisites. Based on this review, we find Mr. Fraizer’s total compensation to be commensurate with the market.

Specifically, we paid Mr. Fraizer $1,025,000 in salary, which had been his base salary rate since 2003, before the company’s IPO. We also paid Mr. Fraizer an annual bonus of $1,800,000 based on our assessment of the level of actual achievement relative to the pre-determined key performance metrics and the application of the bonus plan design. We used the same metrics and process in determining the bonuses of the other executive officers.

In connection with the company’s IPO, Mr. Fraizer was granted 1,900,000 SARs, as one of the “founding members” of our company. The size of the award was determined considering similar grants provided to CEOs during recent IPOs of similarly-sized companies in the financial services industry. Mr. Fraizer’s grant of SARs vests in four equal installments beginning on the second anniversary of the grant date. As stated previously, over 5,700 of the company’s employees worldwide received “Founders Grants” of stock options to establish immediate alignment of employee to long-term stockholder interests.

As part of a balanced incentive package, we also provided Mr. Fraizer with a long-term performance award opportunity equal to two times his salary and bonus (as of March 1, 2004) at target, one times his salary and bonus at threshold, and two-and-a-half times his salary and bonus at maximum. The payout will be based on the company’s achievement relative to financial performance targets for ROE growth and operating earnings growth measured over the three-year 2004-2006 period. We believe these performance metrics will be major drivers for our long-term strategy to enhance stockholder value. If the threshold level of performance is not achieved, no payouts will be delivered.

In the process of affirming each component of Mr. Fraizer’s compensation separately, and in the aggregate, we examined the relationship between Mr. Fraizer’s pay and that of the other officers of the company. We believe the relative differences are appropriate. We had discussions and made decisions relative to Mr. Fraizer’s bonus payout in 2004 in executive session, without the CEO present.

In summary, a substantial portion of Mr. Fraizer’s potential compensation for 2004 was at risk and based on the achievement of specific performance results. As a result, we believe his total compensation package meets our compensation objectives, is in line with our compensation philosophy, and supports the company’s business strategy.

The foregoing report on executive compensation is provided by the undersigned members of the Management Development and Compensation Committee of the board of directors of Genworth Financial, Inc.

Dennis D. Dammerman, Chair

Frank J. Borelli

Thomas B. Wheeler

EXECUTIVE COMPENSATION

Benefit Plans—Transition from GE to Genworth Plans

Prior to the IPO, our employees were covered under GE benefit plans. For so long as GE owns more than 50% of our outstanding common stock, we will be part of the GE group, and our employees generally will continue to be eligible to participate in GE benefit plans, except as noted below. These GE benefit plans include the GE 1990 Long-Term Incentive Plan providing stock options, stock appreciation rights, or SARs, restricted stock unit awards, or RSUs, and long-term performance incentive awards; the GE Incentive Compensation Plan providing annual incentive compensation; retirement programs providing pension, 401(k), health and life insurance benefits; medical, dental and vision benefits for active employees; disability and life insurance protection; and severance.

When GE ceases to own more than 50% of our outstanding common stock, we anticipate that our employees will be covered by the benefit plans that we expect to establish. However, for our non-U.S. employees, benefit transition may be delayed, by mutual agreement between GE and us, for up to six months following the date that GE ceases to own more than 50% of our outstanding common stock (such date, whether delayed or not, is referred to as the “International Benefit Transition Date”).

Prior to the IPO, some of the employees of our business received certain awards under the GE 1990 Long-Term Incentive Plan. The treatment of these outstanding awards in connection with the IPO are described below under “—GE 1990 Long-Term Incentive Plan.” Following the completion of the IPO, our employees are no longer eligible to receive new awards under the GE 1990 Long-Term Incentive Plan.

In connection with the IPO, we established plans for our selected employees providing for cash or other bonus awards, stock options, stock awards, restricted stock, other equity-related awards and long-term performance awards. However, certain of our employees continue to participate in the GE Incentive Compensation Plan based on our company- and individual-specific performance measures. Our corresponding plan providing for annual cash or other bonus awards will not become effective until the date that GE ceases to own more than 50% of our outstanding common stock. See “Approval of the 2004 Genworth Financial, Inc. Omnibus Incentive Plan” and “—Incentive Compensation Plan” for information concerning these plans.

Until GE ceases to own more than 50% of our outstanding common stock or, in the case of our applicable non-U.S. employees, the International Benefit Transition Date, we will continue to reimburse GE for the costs incurred by GE and its affiliates for continuing coverage of our employees in the GE benefit plans. We also will continue to reimburse GE for the reasonable costs incurred by GE and its affiliates for cooperating in the operation and administration of our benefit plans, including our plans providing for stock options, stock awards, restricted stock, other equity-related awards and long-term performance awards and, to some extent, for the tax benefits we realize in connection with these compensation and benefit plans and arrangements. See “Certain Relationships and Transactions—Relationship with GE—Employee Matters Agreement” for information concerning our benefit plans, our reimbursement obligations to GE, and other employment matters, and see “Certain Relationships and Transactions—Relationship with GE—Tax Matters Agreement.”

GE 1990 Long-Term Incentive Plan

Prior to the IPO, some of our executive employees received stock options, SARs, RSUs and long-term performance incentive awards under the GE 1990 Long-Term Incentive Plan. The following is a description of the treatment of those awards in connection with the IPO and our separation from GE.

Vested GE stock options as of our IPO. After the completion of the IPO, all GE stock options that were vested and held by our employees (other than Mr. Fraizer’s vested GE stock options) remain exercisable in accordance with their terms and the GE 1990 Long-Term Incentive Plan. Each such GE stock option permits the holder, generally for a period of ten years from the date of grant or, if earlier, five years from the date that GE ceases to own 50% or more of our outstanding common stock, to purchase one share of GE stock from GE at the market price of GE stock on the date of grant. GE remains responsible for the GE stock options of our employees that were vested as of May 24, 2004 (other than Mr. Fraizer’s vested GE stock options). We have no obligations with respect to those options, except to reimburse GE for any tax benefits we realize in connection with those options.

Vested GE stock options of Mr. Fraizer, unvested GE stock options, SARs and RSUs, each as of our IPO. In connection with the IPO, all of Mr. Fraizer’s GE stock options (whether or not vested) and all other GE stock options that were unvested and held by our employees were canceled by GE and converted into options to purchase our Class A Common Stock based on a ratio equal to the initial offering price of our Class A Common Stock ($19.50) divided by the weighted-average stock price of GE common stock for the trading day immediately preceding the pricing date of the IPO ($30.52) (the “Conversion Ratio”). These converted options, if unvested, generally will continue to vest in accordance with the terms of their original grants and the GE 1990 Long-Term Incentive Plan (generally in five equal annual installments from the first anniversary of the date of grant for options granted in 2002 and thereafter, or in two equal installments three and five years after they were originally granted for options granted before 2002) and generally will remain exercisable for a period of ten years from the date of original grant. GE has no further liability with respect to these options, and we are responsible for the converted options.

Mr. Fraizer is the only named executive officer who held GE SARs that were exercisable for GE stock. These rights, which were granted in 2003, were canceled by GE and converted into our SARs in connection with the IPO based upon the Conversion Ratio. These converted SARs will continue to vest in accordance with the terms of their original grant and the GE 1990 Long-Term Incentive Plan (in five equal annual installments from the first anniversary of the date of original grant) and will remain exercisable for a period of ten years from the date of original grant.

All GE RSUs held by our employees (other than GE RSUs with restrictions that have lapsed as described in this paragraph) were canceled by GE and converted into our RSUs in connection with the IPO based upon the Conversion Ratio and generally have the same terms as their original grant under the GE 1990 Long-Term Incentive Plan. Such RSUs entitle the holder to receive regular quarterly payments from us equal to the quarterly dividend on our stock. Also, provided the holder is still employed by us when the restrictions lapse, the holder will receive one share of our Class A Common Stock from us in exchange for each RSU. The restrictions on the converted RSUs granted in September 2003 will lapse in 50% increments after three and five years from the date of original grant. The restrictions on the GE RSUs granted in February 2003 to 21 senior executives lapse in 50% increments. The first increment of GE RSUs lapsed prior to the completion of the IPO, and the remaining increment of converted RSUs will lapse on May 25, 2005. The restrictions on most of the converted RSUs granted in 2002 will lapse in 25% increments after three, five and ten years from the date of original grant, with the final 25% lapsing at retirement. The restrictions on most of the converted RSUs granted before 2002 will lapse in 25% increments after three and seven years from the date of original grant, with the final 50% lapsing at retirement. Any converted RSUs as to which restrictions have not lapsed will be forfeited if the executive leaves our company prior to the lapse of the restrictions.

GE has no further liability with respect to the GE SARs and GE RSUs that were canceled by GE and converted into Genworth SARs and RSUs, respectively, and we are responsible for the converted awards.

GE long-term performance awards. In March 2003, the management development and compensation committee of GE’s board of directors granted long-term performance incentive awards to select GE executives for the 2003 to 2005 period to provide a continued emphasis on specified financial performance goals that the committee considered to be important contributors to GE’s long-term shareowner value. The awards will only be payable if GE achieves, on an overall basis for the three-year 2003 to 2005 period, specified goals for one or more of the following four measurements, all as adjusted by the committee to remove the effects of unusual events and the effect of pensions on income: average earnings per share growth rate; average revenue growth rate; cumulative return on total capital; and cumulative cash generated. GE expects the awards to be payable in 2006 if the performance goals are met. The awards are subject to forfeiture if the executive’s employment terminates for any reason other than disability, death, or retirement before December 31, 2005.

For purposes of determining eligibility for long-term performance incentive awards granted to our executives in March 2003, employment with us will be deemed to be continued employment with GE (or an applicable GE affiliate). A prorated award (equal to one-third of the amount otherwise payable) will be paid by GE in 2006 when such awards are otherwise payable under the plan, provided the executives otherwise satisfy the conditions of the original award. We will not be liable for any such payments. The following table shows, for the individuals identified below under “—Executive Compensation,” the multiple of the salary rate in effect and the annual bonus awarded in February 2003 that would be payable in 2006 under these awards if GE precisely attained the threshold, target, or maximum goals set by the committee for all applicable performance measurements and before taking into account the proration as described above:

	Performance period	Threshold payment	Target payment	Maximum payment
Michael D. Fraizer	1/03-12/05	1x	2x	2.5x
Thomas H. Mann	1/03-12/05	0.5x	1x	2x
Pamela S. Schutz	1/03-12/05	0.25x	0.5x	1x
George R. Zippel	1/03-12/05	0.25x	0.5x	1x
K. Rone Baldwin	1/03-12/05	0.25x	0.5x	1x

Prior to the one-third proration described above, each measurement is weighted equally, and payments will be made for achieving any of the three goals (threshold, target or maximum) for any of the four measurements. For example, the executives in the table above would receive only one-quarter of the threshold payment if GE met at the end of the three-year period only a single threshold goal for a single measurement. Also, payments will be further prorated for performance that falls between goals.

Incentive Compensation Plan

Our key employees (including officers) will be covered by the GE Incentive Compensation Plan (the “GE IC Plan”) until the date that GE ceases to own more than 50% of our outstanding common stock, although the performance measures will be specifically based on our company-specific and individual-specific performance measures subject to the approval of our Management Development and Compensation Committee. For 2004, the performance goals for our executive officers were positive annual net earnings as determined under U.S. GAAP, which we refer to as Net Earnings, and positive annual earnings from continuing operations before income taxes and accounting changes as determined under U.S. GAAP, which we refer to as Consolidated Operating Earnings. Our chief executive officer was eligible for an award under the GE IC Plan of up to one percent (1.0%) of the greater of Net Earnings or Consolidated Operating Earnings, and each of our other executive officers was eligible for an award under the GE IC Plan of up to one-half of one percent (0.5%) of the greater of Net Earnings or Consolidated Operating Earnings. However, no participant could receive an award greater than one percent (1.0%) of Net Earnings or Consolidated Operating Earnings, or the total amount available under the terms of the GE IC Plan, and our Management Development and Compensation Committee had absolute discretion to determine the amounts of incentive compensation, if any, awarded to our executive officers, subject to the maximum award limits described above. On March 16, 2005, our Management Development and Compensation Committee established the same performance goals for 2005 as were in effect for 2004.

The following summary relates to the GE IC Plan:

Reserve. The GE IC Plan authorizes its board of directors to appropriate to an Incentive Compensation Reserve (the “Reserve”) each year an amount based on the consolidated net earnings of the company. The maximum amount that may be appropriated for this Reserve in any year is 10% of the amount by which consolidated net earnings exceed 5% of average capital investment, each as defined in the GE IC Plan. Any amounts in the Reserve appropriated but not awarded in any year may be carried forward and used for future awards.

Administration. The management development and compensation committee of GE’s board of directors determines eligibility for participation in the GE IC Plan, the aggregate amount to be awarded from the Reserve in any year, and the specific amount to be awarded to any executive officer upon the achievement of a performance goal or goals.

Eligibility. Incentive compensation allotments are granted to key employees (including officers) of GE and its affiliates.

Payment of allotments. Incentive compensation allotments under the GE IC Plan are paid as soon as practicable following award, except that participants may elect to defer all or part of their allotment. The management development and compensation committee of GE’s board of directors may determine that portions of deferred allotments are forfeitable for activity deemed to be harmful to the interests of GE or its affiliates occurring either during employment or after termination.

Method of accounting for deferred allotments. Participants may elect to have deferred allotments (including deferred allotments after termination of employment) accounted for as (1) GE stock units, (2) Standard and Poor’s 500 Stock Index (S&P Index) units or (3) cash units. The value of a GE stock unit will be equal to the average of the closing price of GE common stock as reported on the consolidated tape of New York Stock Exchange Listed Securities for the twenty trading days immediately preceding the date of allotment. The value of an S&P Index unit is equal to the average value of such unit as reported by Standard and Poor’s for the twenty trading days immediately preceding the date of allotment. Deferred allotments, to the extent accounted for as GE stock units or S&P Index units, are credited with dividend equivalents applicable to such accounting media, and deferred allotments accounted for as cash units are credited with interest equivalents.

Switching. A participant may elect up to four times a year to change the method or methods of accounting for all deferred allotments.

Method of payment. The portion, if any, of an allotment not made on a deferred payment basis may, in the discretion of the management development and compensation committee of GE’s board of directors, be made wholly or partly in cash, GE common stock, other securities, or any combination thereof. The deferred allotment is paid following the termination of a participant’s employment with GE and its affiliates, subject to the terms and conditions, and in accordance with the procedures, of the GE IC Plan. The management development and compensation committee of GE’s board of directors has discretionary authority to pay any installment of any deferred allotment entirely in cash or in such other manner as it may specify.

Termination and amendment. The GE IC Plan may be amended or terminated by GE’s board of directors at any time, without the approval of stockholders or participants, provided that no action may, without a participant’s consent, apply to the payment to the participant of any allotment made to such participant prior to the effective date of such action and no amendment may be made which will increase the amount which may be appropriated to the Reserve under the GE IC Plan without stockholder approval.

Section 162(m). Compensation to be paid to the applicable employees under the GE IC Plan is intended to be qualified performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code.

Executive Deferred Salary Plan

Our named executive officers, other executives and top managers currently participate in various GE executive deferred salary plans in effect between 1991 and 2003. Under all these plans, salary deferrals are contingently credited by GE with 9.5% to 14% interest. The participants generally must remain employed by GE and its affiliates for at least four years following the deferral, or retire or transfer to a successor employer (which includes Genworth after GE ceases to own 50% or more of our outstanding common stock) after a year of deferral, in order to obtain the stated interest rate on salary deferrals, otherwise the applicable interest rate on salary deferrals will be 0% to 3% interest. We are deemed an affiliate of GE for so long as GE owns 50% or more of our outstanding common stock. The Summary Compensation Table (see “—Executive Compensation”) includes the difference between market interest rates determined pursuant to SEC regulations and the contingently credited interest on such salary deferrals.

Executive Compensation

The following table sets forth the compensation paid or awarded to our chief executive officer and to each of the persons who were the four other most highly compensated executive officers in 2004. We refer to these individuals as our “named executive officers.”

Summary Compensation Table

		Annual compensation			Long-term compensation
					Awards		Payouts
Name and principal position	Year	Salary ($)	Bonus ($)	Other annual compensation (1) ($)	Restricted stock units (2) ($)	Securities underlying options/ SARs (3) (#)	LTIP payouts (4)($)	All other compensation (5)(6)(7) ($)
Michael D. Fraizer(8) President, Chief Executive Officer and Director	2004 2003 2002	1,025,000 962,500 900,000	1,800,000 1,525,000 1,375,000	— — —	— 1,366,321 —	1,900,000 195,000 300,000	— — 2,881,300	103,500 94,390 113,629

Thomas H. Mann President and Chief Executive Officer—Mortgage Insurance	2004 2003 2002	556,190 500,000 460,000	1,200,000 1,150,000 1,050,000	— — —	— 940,360 —	680,000 54,000 90,000	— — 1,232,400	70,745 67,388 59,317

Pamela S. Schutz President and Chief Executive Officer—Retirement Income and Investments	2004 2003 2002	457,143 392,500 365,000	700,000 560,000 510,000	— 52,164 —	— 721,763 —	550,000 22,800 38,000	— — 197,200	41,375 35,712 32,407

George R. Zippel President and Chief Executive Officer—Protection	2004 2003 2002	401,270 350,000 300,000	475,000 335,000 300,000	— — —	— 696,539 —	550,000 19,200 30,000	— — 129,800	30,215 45,184 39,367

K. Rone Baldwin(9) Senior Vice President—Employee Benefits Group	2004 2003 2002	450,000 450,000 430,000	475,000 503,764 415,000	— — —	— 751,180 —	400,000 27,000 45,000	— — 256,000	37,621 51,692 50,100

(1)	Includes the aggregate incremental cost of providing perquisites and personal benefits to the named executive officers for each of the last three years. The amounts reported in this column for Ms. Schutz, which represent at least 25% of the total amounts reported for a particular year, are $21,812 for financial counseling and $22,971 for the use of a company vehicle. No other named executive officer received perquisites or other personal benefits in an aggregate amount exceeding $50,000 in any of the periods included in this column.

(2)	For 2002 and 2003, this column shows the market value of GE RSUs on the date of grant. In connection with our IPO, all outstanding GE RSUs held by our employees were canceled by GE and converted to our RSUs. The aggregate holdings and market value of our RSUs held on December 31, 2004 are: Mr. Fraizer, 449,343 units/$12,132,261; Mr. Mann, 173,343 units/$4,680,261; Ms. Schutz, 92,061 units/$2,485,647; Mr. Baldwin, 128,739 units/$3,475,953; and Mr. Zippel, 43,853 units/$1,184,031. The restrictions on most of these units lapse on a scheduled basis over the executive officer’s career, or upon death, with the restrictions on 25% of the units generally scheduled to lapse three and seven years after the original date of grant, and the restrictions on the remaining 50% scheduled to lapse at retirement. The restrictions on RSUs granted in February 2003 lapse in two 50% increments. The first increment lapsed prior to the completion of the IPO, and the second increment will lapse one year thereafter. Regular quarterly dividend equivalents are paid on the RSUs held by these individuals.
(3)	All amounts shown for 2002 and 2003, except amounts for Mr. Fraizer in 2003, are denominated in shares of GE stock. Amounts shown for Mr. Fraizer in 2003 are denominated in GE SARs. All amounts shown for 2004 are denominated in shares of our stock and reflect awards of SARs made in connection with our IPO, as described below under “—Omnibus Incentive Plan—Awards in connection with our IPO.” Amounts shown for 2004 do not include the conversion of previously granted GE stock options and SARs to our options and SARs, as described above under “—GE 1990 Long-Term Incentive Plan—Vested GE stock options of Mr. Fraizer, unvested GE stock options, SARs and RSUs, each as of our IPO.”
(4)	Represents the dollar value of payouts pursuant to the GE long-term performance incentive awards granted in 2000.
(5)	Includes payments made pursuant to GE employee savings plans. These amounts are: Mr. Fraizer ($62,575 in 2004, $62,850 in 2003 and $53,400 in 2002); Mr. Mann ($39,575 in 2004, $35,620 in 2003 and $32,400 in 2002); Ms. Schutz ($25,775 in 2004, $21,300 in 2003 and $21,300 in 2002); Mr. Baldwin ($23,775 in 2004, $21,600 in 2003 and $21,600 in 2002); and Mr. Zippel ($19,875 in 2004, $15,200 in 2003 and $15,200 in 2002).
(6)	This column includes the estimated dollar value of GE’s portion of insurance premium payments for supplemental split-dollar life insurance provided to GE officers prior to the effective date of the Sarbanes-Oxley Act on July 30, 2002. GE will recover all split-dollar premiums paid by it from the policies. The estimated value is calculated, in accordance with SEC rules, as if the 2002 premiums were advanced to the named executive officers without interest until the time GE expects to recover its premium payments. This column also includes taxable payments made to executives to cover premiums for a universal life insurance policy owned by the executive, which is provided to more than 4,400 of GE’s executives, including the named executives. These amounts are: Mr. Fraizer ($11,700 in 2004, $9,500 in 2003 and $44,430 in 2002); Mr. Mann ($21,728 in 2004, $24,716 in 2003 and $21,938 in 2002); Ms. Schutz ($7,367 in 2004, $7,045 in 2003 and $4,514 in 2002); Mr. Baldwin ($4,531 in 2004, $21,775 in 2003 and $21,074 in 2002); and Mr. Zippel ($2,797 in 2004, $23,265 in 2003 and $18,181 in 2002).
(7)	Includes the difference between market interest rates determined pursuant to SEC rules and the 9.5% to 14% interest contingently credited by GE on salary deferred by the executive officers under various salary deferral plans. Under all such plans, the executive officers generally must remain employed by GE and its affiliates for at least four years following the deferrals, or retire or transfer to a successor employer (in this case, including Genworth when GE ceases to own 50% or more of our outstanding common stock) after a year of deferral, in order to obtain the stated interest rate. These amounts are: Mr. Fraizer ($29,225 in 2004, $22,040 in 2003 and $15,799 in 2002); Mr. Mann ($9,442 in 2004, $7,052 in 2003 and $4,979 in 2002); Ms. Schutz ($8,233 in 2004, $7,367 in 2003 and $6,593 in 2002); Mr. Baldwin ($9,315 in 2004, $8,317 in 2003 and $7,426 in 2002); and Mr. Zippel ($7,543 in 2004, $6,719 in 2003 and $5,986 in 2002).
(8)	Does not include a special one-time incentive bonus of $2 million (net of applicable taxes) paid by GE to Mr. Fraizer in his capacity as an officer of GE for executing GE’s overall insurance strategy of selling or repositioning various GE insurance businesses and completing the IPO. Mr. Fraizer was also paid $977,077 by GE to offset the taxes applicable to this special one-time incentive bonus.
(9)	Excludes certain cost of living allowances and tax gross-up payments paid by GE in connection with Mr. Baldwin’s overseas assignment from July 2000 to August 2002. These amounts were $98,530 in 2003 and $195,699 in 2002.

On March 16, 2005, our Management Development and Compensation Committee approved the following base salaries, effective May 1, 2005, for our named executive officers: Michael D. Fraizer, $1,125,000; Thomas H. Mann, $615,000; Pamela S. Schutz, $500,000; George R. Zippel, $500,000; and K. Rone Baldwin, $475,000.

Stock Options and Stock Appreciation Rights

In connection with our IPO, in May 2004, we granted to our executive officers an aggregate of 6.0 million SARs and to our other employees nonqualified stock options to purchase an aggregate of 10.0 million shares of our Class A Common Stock. We granted these SARs and stock options as incentives for superior performance that we believe should create long-term stockholder value. As of December 31, 2004, more than 5,250 of our employees below the executive officer level held stock options granted under the broad-based stock option program initiated in connection with our IPO. Each stock option permits the employee, generally for a period of ten years, to purchase from us one share of our Class A Common Stock at the market price on the date of grant.

The table below provides information, for our named executive officers, on SARs granted in 2004, all of which were granted in connection with our IPO. Each of these SARs permits the executive officer to receive an amount equal to the difference between the SAR exercise price and the fair market value of one share of our Class A Common Stock on the date the SAR is exercised. The amount of this difference, multiplied by the number of SARs exercised, is payable and delivered in shares of our Class A Common Stock. These SARs are exercisable in four equal annual installments beginning two years after the grant date and have the same economic value to the executive, and the same cost to the company, as stock options. We anticipate that we will issue annual grants to our executive officers and periodic grants to our other employees, subject to the approval of our Management Development and Compensation Committee.

SARs Granted in 2004

Name	Number of SARs Granted	% of Total SARs and Options Granted (1)	Threshold Base Price Per Share	Expiration Date	Grant Date Present Value ($)(2)
Michael D. Fraizer	1,900,000	11.8707%	$19.50	5/25/14	$12,633,290
Thomas H. Mann	680,000	4.2485%	$19.50	5/25/14	$4,521,388
Pamela S. Schutz	550,000	3.4363%	$19.50	5/25/14	$3,657,005
George R. Zippel	550,000	3.4363%	$19.50	5/25/14	$3,657,005
K. Rone Baldwin	400,000	2.4991%	$19.50	5/25/14	$2,659,640

(1)	Represents the percent of total SARs and stock options granted as new awards in 2004; excludes awards granted to replace canceled GE awards.
(2)	These estimated hypothetical values are based on a Black-Scholes option pricing model in accordance with SEC rules. We used the following assumptions in estimating these values: potential SAR term, 10 years; risk-free rate of return, 3.5%; expected volatility, 34.2%; and expected dividend yield, 1.3%.

The following table sets forth information on the Genworth SARs and stock options (1) exercised by the named executive officers in 2004, and (2) held by them as of December 31, 2004:

Aggregated SARs/Stock Options Exercised in 2004, and December 31, 2004 SAR/Option Values

Name	Options/ SARs exercised (#)(1)	Value realized ($)(1)	Number of unexercised options/SARs at December 31, 2004 (#)		Value of unexercised in-the-money options/SARs at December 31, 2004 ($)(2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Michael D. Fraizer	—	—	1,407,895	2,758,507	12,157,610	19,000,757
Thomas H. Mann	—	—	133,122	971,047	611,730	6,512,018
Pamela S. Schutz	—	—	46,426	663,539	238,579	4,714,967
George R. Zippel	—	—	43,969	647,213	205,231	4,605,967
K. Rone Baldwin	—	—	59,714	536,719	292,140	3,701,770

(1)	The values reported in this column relate to the exercise of Genworth options and SARs. Prior to the IPO, Mr. Fraizer exercised 36,000 GE options, realizing a value of $804,240 upon exercise, and Ms. Schutz exercised 18,000 GE options, realizing a value of $396,173 upon exercise.

(2)	Stock option and SAR values are based upon the difference between the December 31, 2004 closing price for our Class A Common Stock of $27.00 per share, and the exercise prices of all outstanding options and SARs awarded in 2004 or converted from GE options and SARs in connection with the IPO.

Retirement Benefits

Our U.S. employees will be covered by the GE retirement plans for so long as GE owns more than 50% of our outstanding common stock. Thereafter, we anticipate that our U.S. employees will be covered by the retirement plans that we expect to establish. The summary below relates to the GE retirement plans.

Under the GE retirement plans, employees are generally eligible to retire with unreduced benefits under such plans at age 60 or later, and with social security benefits at age 62 or later. The estimated total annual retirement benefits provided under the GE retirement plans (GE Pension Plan, GE Supplementary Pension Plan and GE Excess Benefit Plan) and social security for our employees in higher salary classifications retiring directly from GE and its affiliates at age 62 or later are as follows:

Earnings credited for retirement benefits	Years of service at retirement
	20	25	30	35	40
$ 500,000	187,300	229,820	272,340	300,000	300,000
750,000	274,800	339,195	403,590	450,000	450,000
1,000,000	362,300	448,570	534,840	600,000	600,000
1,500,000	537,300	667,320	797,340	900,000	900,000
2,000,000	712,300	886,070	1,059,840	1,200,000	1,200,000
2,500,000	887,300	1,104,820	1,322,340	1,500,000	1,500,000
3,000,000	1,062,300	1,323,570	1,584,840	1,800,000	1,800,000

Note:	The amounts shown above are applicable to employees retiring in 2005 at age 62.

Amounts shown as “earnings credited for retirement benefits” in this table represent the average annual covered compensation paid for the highest 36 consecutive months out of the last 120 months prior to retirement. For 2004, covered compensation for the individuals named in the Summary Compensation table is the same as the total of their salary and bonus amounts shown in that table. As of December 31, 2004, the executive officers named in that table had the following years of credited service with the company: Mr. Fraizer, 24 years; Mr. Baldwin, 10 years; Mr. Mann, 31 years; Ms. Schutz, 26 years; and Mr. Zippel, 23 years. The approximate annual retirement benefits provided under the GE retirement plans are payable in fixed monthly payments for life, with a guaranteed minimum term of five years.

Change of Control Plan

On February 2, 2005, our Management Development and Compensation Committee, pursuant to specific authority delegated to it by the board of directors, adopted the Genworth Financial, Inc. 2005 Change of Control Plan (the “Change of Control Plan”) to offer severance benefits to a selected group of key executives, including executive officers, in the event that their employment is terminated in connection with a change of control of our company. The Management Development and Compensation Committee and the board adopted the Plan as part of their ongoing review of our compensation and benefit programs, recognizing the importance of reducing the risk that the fear of job loss will influence executives considering strategic opportunities that may include a change of control of our company, and avoiding distractions that may result from potential, rumored or actual changes of control.

The Change of Control Plan includes two tiers of benefits that apply to executives who are designated by a committee of the board. Tier I benefits initially apply to our President and Chief Executive Officer, and several of his direct reports. Tier II benefits initially apply to selected other executives. At the time of adoption of the Plan, there were a total of 21 executives designated by the Management Development and Compensation Committee for participation in the Plan, including all of our executive officers.

Benefits under the Change of Control Plan are paid only upon the occurrence of two clearly defined events. First, a change of control must have occurred. A change in control generally includes the following events:

•	any person or entity becomes the beneficial owner of more than 20% of our then outstanding voting securities (excluding an acquisition by General Electric Company or its affiliates);

•	a majority of our current directors or their approved successors cease to constitute a majority of the board;

•	the occurrence of a reorganization, merger, or consolidation to which we are a party, or a sale or other disposition of all or substantially all of our assets, unless (a) the beneficial owners of our voting securities prior to such transaction are the beneficial owners of more than 50% of the voting power of the combined company, (b) no person (excluding any successor entity) beneficially owns 20% or more of the voting power of the combined company, except to the extent that such ownership existed prior to such transaction, and (c) at least a majority of the combined company’s directors were our directors or their approved successors; or

•	stockholder approval of a liquidation or dissolution of our company.

Second, in order to be eligible for benefits under the Change of Control Plan, the designated executive’s employment must either be terminated without cause (and not as a result of death or permanent disability), or by the designated executive for good reason, in each case within three years from the date of a change of control. The executive would have good reason to terminate his or her employment because of

•	a reduction in compensation (including base salary and bonus), and/or failure to timely pay compensation when due, except for an across-the-board reduction of less than 15%,

•	a substantial reduction in benefits, except for an across-the-board reduction,

•	a relocation of his or her principal business location to an area outside a 100-mile radius of its current location, or

•	with respect to Tier I executives only, a significant and material diminution in his or her duties or responsibilities.

We refer to any of these employment terminations as a “Qualified Termination.”

Upon the occurrence of a Qualified Termination, a participating executive will receive the following severance benefits:

•	Cash payment. We will pay a Tier I executive 200% of the sum of his or her base salary and a targeted annual incentive payment. We will pay a Tier II executive 150% of the sum of his or her base salary and a targeted annual incentive payment.

•	Short-term incentive award. We will pay the participating executive a pro-rated bonus earned for the portion of the year worked in which termination occurs. We will base the amount of this pro-rated bonus on the executive’s targeted annual incentive payment, pro-rated for the number of days in the year prior to the Qualified Termination.

•	Long-term performance award. We will pay the participating executive a pro rated portion of his or her earned long-term performance incentive award. We will base the amount on the compensation payable at the target level, pro-rated for the number of days in the year prior to the Qualified Termination.

•	Equity-based incentive awards. All outstanding stock options and other equity-based awards will become immediately vested, and all restrictions on shares subject to awards will lapse, except for the portion of any award of restricted stock units that vest upon retirement.

•	Retirement provisions. The participating executive will be fully and immediately vested in any funded or unfunded or nonqualified pension or deferred compensation plans in which he or she participates, with payment being made in accordance with the terms of such plans.

•	Health and welfare benefits. We will provide health and welfare benefit coverage for 24 months (in the case of a Tier I executive) or 18 months (in the case of a Tier II executive).

•	Excise tax gross-up. Section 4999 of the Internal Revenue Code imposes an excise tax on individuals who receive compensation in connection with a change of control that exceeds certain specified limits (the “IRS Limit”). If the total severance payments to an executive under the Plan exceed 110% of the IRS Limit, we will pay that executive an additional amount such that the net amount after deduction of the excise tax will equal the total payments that the executive would have been entitled to receive absent the excise tax. Total severance benefits will be capped at the IRS Limit if they do not exceed 110% of the IRS Limit.

•	Fees and expenses. We will reimburse a participating executive for all costs and expenses, including reasonable legal fees, incurred in seeking to enforce any right or benefit provided by the Plan, provided that the participant is successful on at least one element of his or her claim.

In addition, upon a Qualified Termination, if a participating executive elects to enter into a non-competition agreement for 18 months, then he or she will be entitled to receive the following enhanced benefits, in addition to the benefits described above:

•	Cash payment. Upon the expiration and successful completion of the non-competition agreement, a Tier I executive will receive an additional payment equal to 100% of the sum of his or her base salary and a targeted annual incentive payment. A Tier II executive will receive an additional payment equal to 50% of the sum of his or her base salary and a targeted annual incentive payment.

•	Equity-based incentive awards. The restrictions on an award of restricted stock units that vest upon retirement shall immediately lapse.

•	Health and welfare benefits. Health and welfare benefit coverage will be extended to 36 months (in the case of a Tier I executive) or 24 months (in the case of a Tier II executive).

To receive any severance benefits under the Change of Control Plan, a participant must execute a general release of claims against the company and agree to certain restrictive covenants, including restrictions on the use of confidential information and restrictions on the solicitation of customers and employees for 18 months following a Qualified Termination.

APPROVAL OF THE 2004 GENWORTH FINANCIAL, INC. OMNIBUS INCENTIVE PLAN

Prior to the completion of our IPO, our board of directors and GEFAHI, as the former sole stockholder of Genworth, adopted the 2004 Genworth Financial, Inc. Omnibus Incentive Plan (the “Genworth Omnibus Plan”).

The following is a description of the purpose and the principal terms of the Genworth Omnibus Plan. This description is qualified in its entirety by reference to the complete text of the Genworth Omnibus Plan, which is attached hereto as Appendix C.

The Genworth Omnibus Plan is intended to satisfy the requirements of Section 162(m) of the Internal Revenue Code, which limits the deductibility of certain compensation in excess of $1 million per year paid by a publicly traded corporation to “Covered Employees.” “Covered Employees” are determined at the end of the tax year, and are the Chief Executive Officer plus the other four most highly compensated employees of Genworth whose compensation is reported to stockholders under applicable SEC rules.

Now that we are a publicly traded company, in order to comply with the provisions of the Internal Revenue Code and to qualify the compensation payable to Covered Employees under the Genworth Omnibus Plan for exclusion from the Section 162(m) deduction limit, we are submitting the Genworth Omnibus Plan to stockholders for approval at the Annual Meeting. If the Genworth Omnibus Plan is approved by our stockholders, it will permit Genworth to continue to issue stock-based, stock-denominated and other awards to Covered Employees.

Available awards under the Genworth Omnibus Plan include:

•	stock options (but not incentive stock options under Section 422 of the Internal Revenue Code),

•	SARs,

•	restricted stock and RSUs (including performance shares and performance units),

•	other awards valued in whole or in part by reference to or otherwise based on our common stock (other stock-based awards),

•	non-employee director awards (including Director Stock Units, or DSUs),

•	dividend equivalents,

•	cash-based awards, and

•	covered employee annual incentive awards.

The following is a description of the Genworth Omnibus Plan and the treatment of awards made in connection with the IPO and those to be made in the future.

Amount of securities authorized for issuance under equity compensation plans. The table below summarizes our equity compensation plan information as of December 31, 2004.

	Securities to be issued upon exercise	Weighted average exercise price	Securities available for future issuance
Stock compensation plans approved by stockholders	22,925,176	$20.40	15,013,606
Stock compensation plans not approved by stockholders	—	—	—

Total	22,925,176	$20.40	15,013,606

Awards in connection with our IPO. In connection with our IPO, we granted to our executive officers an aggregate of 6.0 million SARs and to our other employees nonqualified stock options to purchase an aggregate of 10.0 million shares of our Class A Common Stock. The exercise price of these SARs and options is $19.50, equal to the initial offering price in our IPO. These SARs and options vest in 25% annual increments commencing on the second anniversary of the date of grant.

Each of these SARs permits the executive officer to receive an amount equal to the difference between the SAR exercise price and the fair market value of one share of our Class A Common Stock on the date the SAR is exercised. The amount of this difference, multiplied by the number of SARs exercised, is payable and delivered in shares of our Class A Common Stock. We anticipate that we will issue annual grants to our executives and periodic grants to our other employees under the Genworth Omnibus Plan subject to the approval of our Management Development and Compensation Committee.

Under the Genworth Omnibus Plan, in connection with our IPO, we granted long-term performance awards for the 2004 to 2006 period to our executive officers, subject to stockholder approval of the Genworth Omnibus Plan at the 2005 Annual Meeting, and to other key employees. The awards will only be payable if we achieve, on an overall basis for such period, specified goals for average annual return on equity growth or average annual operating earnings growth, or both, each as adjusted by our Management Development and Compensation Committee, to remove the effects of unusual events. We expect to pay these awards in the first quarter of 2007 in cash, our Class A Common Stock, or both, as determined by our Management Development and Compensation Committee, if the performance goals are met. The awards will be subject to forfeiture if the executive’s employment terminates for any reason other than disability, death, or retirement before December 31, 2006.

The following table shows the multiple of the named executives’ salary rate as of March 1, 2004 and the most recent annual bonus awarded by GE prior to the completion of our IPO that would be payable in 2007 under these awards if we precisely attained the threshold, target, or maximum goals set by our Management Development and Compensation Committee for all applicable performance measurements:

Name of Executive	Performance Period	Threshold Payment	Target Payment	Maximum Payment
Michael D. Fraizer	1/04-12/06	1x	2x	2.5x
Thomas H. Mann	1/04-12/06	0.5x	1x	2x
Pamela S. Schutz	1/04-12/06	0.5x	1x	2x
George R. Zippel	1/04-12/06	0.5x	1x	2x
K. Rone Baldwin	1/04-12/06	0.5x	1x	2x

Each measurement is weighted equally, and payments will be made for achieving any of the three goals (threshold, target or maximum) for any of the two measurements. For example, the executives in the table above would receive only one-half of the threshold payment if we met at the end of the three-year period only a single threshold goal for a single measurement. Also, payments will be prorated for performance that falls between goals.

Effective date and term. The Genworth Omnibus Plan became effective prior to the completion of the IPO and authorizes the granting of awards for a term of up to 10 years.

Administration. The Genworth Omnibus Plan generally is administered by our Management Development and Compensation Committee (although non-employee director awards are administered by our board of directors). The Management Development and Compensation Committee is able to select eligible participants to whom awards are granted; determine the types of awards to be granted and the number of shares covered by such awards; set the terms and conditions of such awards (including any terms and conditions relating to a change of control of our company); and cancel, suspend, and amend awards. The Management Development and Compensation Committee’s determinations and interpretations under the Genworth Omnibus Plan are binding on all interested parties. The Management Development and Compensation Committee is empowered to delegate to one or more of its members, to one or more officers of our company or its affiliates, or to one or more agents or advisors such administrative duties or powers it may deem advisable. In addition, subject to certain restrictions, the Management Development and Compensation Committee may, by resolution, authorize one or more officers of our company to (1) designate employees and other individuals providing services to Genworth and our participating affiliates to receive awards and (2) determine the terms and conditions of such awards.

Eligibility. Awards under the Genworth Omnibus Plan may be granted to employees, non-employee directors and other individuals providing services to Genworth and our participating affiliates.

Number of shares available for issuance. Subject to adjustment as described below, 38,000,000 shares of our Class A Common Stock (including authorized and unissued shares and treasury shares) are available for granting awards under the Genworth Omnibus Plan. If any shares subject to any award under the Genworth Omnibus Plan are forfeited, or if any such award terminates or is settled without the delivery of shares, the shares previously used or reserved for such awards will be available for future awards under the Genworth Omnibus Plan. As of December 31, 2004, 22,925,176 shares of our Class A Common Stock were issuable pursuant to awards outstanding as of that date.

Allocation of future awards. The allocation of awards in 2005 or in future years to any one individual or group of individuals under the Genworth Omnibus Plan is not currently determinable because such allocation is based upon future decisions to be made by our Management Development and Compensation Committee in its sole discretion, subject to the applicable provisions of the Genworth Omnibus Plan.

Adjustments. In the event of a corporate event or transaction such as a stock split, stock dividend, or other extraordinary corporate event, the Management Development and Compensation Committee will be able to adjust the number and type of shares which may be made the subject of new awards or are then subject to outstanding awards and other award terms. The Management Development and Compensation Committee is also authorized, for similar purposes, to make adjustments in performance award criteria or in the terms and conditions of other awards in recognition of unusual or nonrecurring events affecting our company or our financial statements or of changes in applicable laws, regulations, or accounting principles. The awards that may be granted under the Genworth Omnibus Plan cannot presently be determined. In addition, nothing contained in the Genworth Omnibus Plan will prevent us or any affiliate from adopting or continuing in effect other or additional compensation arrangements.

Awards. Awards generally will be granted for no cash consideration. Under the Genworth Omnibus Plan, awards may provide that upon exercise the participant will receive cash, stock, other securities, other awards, other property, or any combination thereof, as the Management Development and Compensation Committee will determine. The exercise price per share of Class A Common Stock purchasable under any stock option, the grant price of any SAR, and the purchase price of any security which may be purchased under any other stock-based award will be not less than 100% of the fair market value of the stock or other security on the date of the grant of such option, SAR, or right, or, if the Management Development and Compensation Committee so determines, in the case of certain awards retroactively granted in tandem with or in substitution for other awards under the Genworth Omnibus Plan or for any other outstanding awards, on the date of grant of such other awards. It is intended that, under the Genworth Omnibus Plan, any exercise or purchase price may be paid in cash or, if permitted by the Management Development and Compensation Committee, by surrender of shares.

Annual award limits. The awards which may be granted under the Genworth Omnibus Plan are generally subject to the following limits (each, an “Annual Award Limit”). The maximum number of our shares of Class A Common Stock with respect to which stock options or SARs may be granted or measured to any participant in a calendar year is 5,000,000 shares. The maximum number of our shares of Class A Common Stock with respect to which restricted stock or RSUs may be granted or measured to any participant in any calendar year is 2,000,000 shares. The maximum number of our shares of Class A Common Stock with respect to which other stock-based awards, not otherwise described in the Genworth Omnibus Plan, may be granted or measured to any participant in any calendar year is 1,000,000 shares. The maximum amount that may be paid or credited to any executive officer whom the Management Development and Compensation Committee identifies as a potential “covered employee” subject to Section 162(m) of the Internal Revenue Code (a “Covered Employee”) in any calendar year in respect of a Covered Employee annual incentive award is $5,000,000. The maximum amount of any cash- based awards that may be paid, credited or vested to any participant in any calendar year is $10,000,000. These provisions are designed so that compensation resulting from awards can qualify as tax deductible performance-based compensation under Section 162(m) of the Internal Revenue Code.

Stock options. A participant granted an option will be entitled to purchase a specified number of shares of Class A Common Stock during a specified term at a fixed price, affording the participant an opportunity to benefit from the appreciation in the market price of our stock from the date of grant.

SARs. A participant granted a SAR will be entitled to receive the excess of the fair market value (calculated as of the exercise date) of a share of our Class A Common Stock over the grant price of the SAR in cash, our shares of Class A Common Stock, a combination thereof, or any other manner approved by the Management Development and Compensation Committee in its sole discretion. The terms and conditions of any SARs will be determined by the Management Development and Compensation Committee at the time of grant.

Restricted stock and RSUs. Restricted stock and RSUs are awards that will be non-transferable and subject to a risk of forfeiture upon certain kinds of employment terminations, as determined by the Management Development and Compensation Committee, during a restricted period specified by the Management Development and Compensation Committee. Restricted stock will provide a participant with all of the rights of a share owner of our company, including the right to vote the shares and to receive dividends, at the end of a specified period. An RSU will represent a right to receive a share of Class A Common Stock, or an equivalent value as the Management Development and Compensation Committee may determine, together with dividend equivalent payments in cash or as additional shares if specified by the Management Development and Compensation Committee, at the end of a specified period. After lapse of these restrictions, settlement of RSUs may be further deferred. Restricted stock and RSUs may be awarded, or their restrictions may lapse, based upon achievement of a pre-established performance goal as described below and are referred to as performance shares and performance units, respectively. The Management Development and Compensation Committee will have discretion to vary the forfeiture conditions of restricted stock and RSUs. RSUs will be settled in cash, shares, other securities, additional awards or any combination of the foregoing, as determined by the Management Development and Compensation Committee.

Other stock-based awards. Other stock-based awards are awards for which the Management Development and Compensation Committee will establish virtually all terms and conditions.

Non-employee director awards. Non-employee director awards are awards to non-employee directors for which our board of directors will establish virtually all terms and conditions, and includes awards granted in satisfaction of annual fees that are otherwise payable to non-employee directors, such as DSUs. The maximum number of our shares of Class A Common Stock that may be issued as non-employee director awards is 1,000,000 shares, and the maximum number of our shares of Class A Common Stock with respect to which non-employee director awards may be granted or measured to any non-employee director in any calendar year is 25,000 shares.

Dividend equivalents. Dividend equivalents granted to participants will represent a right to receive payments equivalent to dividends or interest with respect to a specified number of shares.

Cash-based awards. Cash-based awards are awards for which the Management Development and Compensation Committee will establish virtually all terms and conditions. For example, the three-year long-term performance award which we granted as described above under “—Omnibus Incentive Plan—Awards in connection with our IPO” represents a contingent right to receive a payment, the amount of which would be a multiple of the salary rate as of March 1, 2004 and the most recent annual bonus awarded by GE prior to the completion of the IPO. The percentage, if any, of such compensation to be used to determine the amount payable under the performance award will be contingent upon the extent of achievement of the pre- established performance goals during the three-year period. Under a long-term performance award, the Management Development and Compensation Committee will determine, after the end of the performance period, whether a participant has become entitled to a settlement of his or her performance award, and whether that settlement will be paid in cash, a distribution of shares of Class A Common Stock, or crediting of stock units, provided that the Management Development and Compensation Committee may permit the participant to elect the form of settlement for all or a portion of the award.

Performance-based compensation. One type of performance-based compensation award is the Covered Employee annual incentive award. In addition, the Management Development and Compensation Committee may design any award so that the granting, vesting, crediting and/or payment of such award meets the requirements for performance-based compensation. The performance goals to be established by the Management Development and Compensation Committee for performance-based compensation may be based on any or all of the following measures applicable to our company, its affiliates, or any of their business units: net earnings or net income (before or after taxes); earnings growth; earnings per share; net sales (including net sales growth); gross profits or net operating profit; return measures (including, but not limited to, return on assets, capital, equity, or sales); cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on capital and statutory cash measures); revenue growth; earnings before or after taxes, interest, depreciation, and/or amortization; productivity ratios; share price (including, but not limited to, growth measures and total stockholder return); expense targets; margins (including, but not limited to, gross or operating margins); operating efficiency; customer satisfaction or increase in the number of customers; attainment of budget goals; division working capital turnover; market share; cost reductions; working capital targets; and EVA® and other value-added measures.

Change of control. The Genworth Omnibus Plan provides that, unless the Management Development and Compensation Committee determines otherwise or unless otherwise specifically prohibited under applicable laws or by the rules and regulations of any governing governmental agencies or stock exchange on which shares of our Class A Common Stock are listed, in the event of a change of control (as defined in the Genworth Omnibus Plan) in which a successor entity fails to assume and maintain awards under the Genworth Omnibus Plan:

•	Awards, the vesting of which depends upon a participant’s continuation of service for a period of time, will fully vest as of the effective date of the change of control, will be distributed or paid to the participant, and will thereafter terminate.

•	Awards, the vesting of which is based on achievement of performance criteria (other than the Covered Employee annual incentive awards), will fully vest as of the effective date of the change of control, will be deemed earned based on the target performance being attained for the performance period in which the change of control occurs, will be distributed or paid to the participant pro rata based on the portion of the performance period elapsed on the date of the change of control, and will thereafter terminate.

•	Covered Employee annual incentive awards will be based on the Consolidated Operating Earnings or Net Earnings of the calendar year in which the change of control occurs (or such other method of payment as may be determined by the Management Development and Compensation Committee at the time of such award or thereafter but prior to the change of control), will be distributed or paid to the participant pro rata based on the portion of the year elapsed on the date of the change of control, and will thereafter terminate.

The foregoing change of control provisions will apply to:

•	the awards which we granted in connection with the IPO described above under “—Approval of the 2004 Genworth Financial, Inc. Omnibus Incentive Plan—Awards in connection with our IPO,” and

•	the GE stock options, GE SARs and GE RSUs granted in September 2003 which were canceled by GE and replaced with our stock options, SARs and RSUs, respectively, in connection with our IPO,

provided that a change of control occurs in which a successor entity assumes and maintains awards under the Genworth Omnibus Plan but the participant’s service with us and our affiliates is terminated without cause or for good reason within 12 months following the effective date of such change of control.

Deferrals. The Management Development and Compensation Committee also will be able to require or permit award payments to be deferred and may authorize crediting of dividends or interest or their equivalents in connection with any such deferral.

Transferability. Awards generally will be non-transferable except upon the death of a participant, although the Management Development and Compensation Committee may permit a participant to transfer awards subject to such conditions as the Management Development and Compensation Committee may establish.

Tax Consequences

The following is a summary of the principal U.S. federal income tax consequences of transactions under the Genworth Omnibus Plan, based on current U.S. federal income tax laws. This summary is not intended to be exhaustive, does not constitute tax advice and, among other things, does not describe state, local or foreign tax consequences.

Nonqualified options. No taxable income is realized by a participant upon the grant of an option. Upon the exercise of an option, the participant will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the shares of Class A Common Stock received over the aggregate option exercise price (the spread), even though that common stock may be subject to a restriction on transferability or may be subsequently forfeited, in limited circumstances. Income and payroll taxes are required to be withheld by the participant’s employer on the amount of ordinary income resulting to the participant from the exercise of an option. The spread is generally deductible by the participant’s employer for federal income tax purposes, subject to the possible limitations on deductibility of compensation paid to some executives under Section 162(m) of the Internal Revenue Code. The participant’s tax basis in shares of common stock acquired by exercise of an option will be equal to the exercise price plus the amount taxable as ordinary income to the participant.

Upon a sale of the shares of Class A Common Stock received by the participant upon exercise of the option, any gain or loss will generally be treated for federal income tax purposes as long-term or short-term capital gain or loss, depending upon the holding period of that stock. The participant’s holding period for shares acquired after the exercise of an option begins on the date of exercise of that option.

If the participant pays the exercise price in full or in part by using shares of previously acquired Class A Common Stock, the exercise will not affect the tax treatment described above and no gain or loss generally will be recognized to the participant with respect to the previously acquired shares. The shares received upon exercise which are equal in number to the previously acquired shares used will have the same tax basis as the previously acquired shares surrendered to us, and will have a holding period for determining capital gain or loss that includes the holding period of the shares used. The value of the remaining shares received by the participant will be taxable to the participant as compensation, even though those shares may be subject to sale restrictions. The remaining shares will have a tax basis equal to the fair market value recognized by the participant as compensation income and the holding period will commence on the exercise date. Shares used to pay applicable income and payroll taxes arising from that exercise will generate taxable income or loss equal to the difference between the tax basis of those shares and the amount of income and payroll taxes satisfied with those shares. The income or loss will be treated as long-term or short-term capital gain or loss depending on the holding period of the shares used. Where the shares used to pay applicable income and payroll taxes arising from that exercise generate a loss equal to the difference between the tax basis of those shares and the amount of income and payroll taxes satisfied with those shares, that loss may not be currently recognizable if, within a period beginning 30 days before the exercise date and ending 30 days after that date, the participant acquires or enters into a contract or option to acquire additional common stock.

SARs. The grant of a SAR will create no tax consequences for the participant or us. Upon the exercise of a SAR, the participant will recognize compensation income, in an amount equal to the cash or the fair market value of the Class A Common Stock received from the exercise. The participant’s tax basis in the shares of Class A Common Stock received in the exercise of the SAR will be equal to the compensation income recognized with respect to the Class A Common Stock. The participant’s holding period for shares acquired after the exercise of a SAR begins on the exercise date. Income and payroll taxes are required to be withheld on the amount of compensation attributable to the exercise of the SAR, whether the income is paid in cash or shares. Upon the exercise of a SAR, we generally will be entitled to a deduction in the amount of the compensation income recognized by the participant.

Other awards. Other awards under the Genworth Omnibus Plan, including restricted stock, RSUs and performance awards, generally will result in ordinary income to the participant at the later of the time of delivery of cash, shares or other property, or (in the absence of an appropriate election) the time that either the risk of forfeiture or restriction on transferability lapses on previously delivered cash, shares or other property. We generally would be entitled to a tax deduction equal to the amount recognized as ordinary income by the participant in connection with an award.

Requirements Regarding “Deferred Compensation.” Certain awards under the Genworth Omnibus Plan may constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code, a recently enacted provision governing “non-qualified deferred compensation plans.” Failure to comply with the requirements of the Internal Revenue Code’s provisions regarding participant elections and the timing of payment distributions could result in the affected participants being required to recognize ordinary income for tax purposes earlier than the times otherwise applicable as described in the discussion above and to pay substantial penalties. Although the law in this area is still developing, stock options, RSUs and SARs that are settled in shares of our Class A Common Stock with a per-share exercise or grant price equal to the fair market value of a share of Class A Common Stock on the date of grant generally would not be subject to the requirements of Section 409A.

Certain limitations on deductibility of executive compensation. With some exceptions, Section 162(m) of the Internal Revenue Code limits our deduction to us for compensation paid to Covered Employees in excess of $1 million per executive per taxable year. However, compensation paid to Covered Employees will not be subject to that deduction limit if it is considered “qualified performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code. Compensation to be paid to Covered Employees under the Genworth Omnibus Plan is generally intended to be qualified performance-based compensation, and the Genworth Omnibus Plan may not be used to make awards to Covered Employees unless the plan is approved by stockholders at this Annual Meeting, the award is a stock option, stock appreciation right, restricted stock or restricted stock unit made prior to such stockholders’ meeting, or the award is made subject to such stockholder approval.

Amendment and termination. The Genworth Omnibus Plan may be amended or terminated by our board of directors at any time, subject to certain limitations, and the awards granted under the plan may be amended or terminated by the Management Development and Compensation Committee at any time, provided that no such action may, without a participant’s written consent, adversely affect in any material way any previously granted award, and no amendment that would require stockholder approval under applicable law may become effective without stockholder approval.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE

FOR THE APPROVAL OF THE 2004 GENWORTH FINANCIAL, INC.

OMNIBUS INCENTIVE PLAN.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Relationship with GE

In connection with our IPO, we entered into a master agreement and a number of other agreements with GE for the purpose of accomplishing our separation from GE, transferring our businesses to us and setting forth various matters governing our relationship with GE while GE remains a significant stockholder in our company. These agreements govern the relationship between GE and us and provide for the allocation of employee benefit, tax and other liabilities and obligations attributable or related to periods or events prior to and in connection with the IPO. In addition, a number of the existing agreements between us and our subsidiaries and GE and its subsidiaries relating to various aspects of our business remain in effect following the IPO, and we also entered into additional relationships with GE following the completion of the IPO. The agreements summarized below have been incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. The summaries of these agreements are qualified in their entirety by reference to the full text of the agreements.

Master Agreement

We entered into a master agreement with GE in connection with the IPO. We refer to this agreement as the Master Agreement. The Master Agreement sets forth our agreements with GE regarding the principal transactions that were required to effect the transfer of assets and the assumption of liabilities necessary to separate our company from GE. It also sets forth other agreements governing our relationship after our separation from GE.

In consideration for the assets that we acquired and the liabilities that we assumed in connection with our separation from GE, we issued to GE Financial Assurance Holdings, Inc., or GEFAHI, 489,527,145 shares of our Class B Common Stock, $600 million of our Equity Units, $100 million of our Series A Preferred Stock, a $2.4 billion note and the $550 million Contingent Note. We also paid GEFAHI interest and contract adjustment payments on the Equity Units and dividends on the Series A Preferred Stock, in each case accrued from and including the date we issued those securities to GEFAHI (May 24, 2004), to but excluding the date of the completion of the IPO (May 28, 2004).

The Master Agreement also contains covenants between us and GE with respect to:

•	provision to GE of our historical financial information and financial projections, access to our books and records, the issuance of our quarterly and annual earnings releases and the filing of our quarterly and annual reports with the SEC;

•	exchange of information to comply with reporting, audit or tax requirements, for use in judicial proceedings, and to comply with obligations;

•	our right to continue coverage under GE’s insurance policies for so long as GE owns more than 50% of our outstanding common stock;

•	restrictions on our ability to take any action that limits GE’s ability to freely sell, transfer, pledge or otherwise dispose of our stock;

•	restrictions on our ability to enter into any agreement that binds or purports to bind GE;

•	restrictions on our ability to take any action or enter into any agreement that would cause GE to violate any law, agreement or judgment;

•	litigation and settlement cooperation between us and GE;

•	restrictions on GE’s ability to use the “GE” mark or monogram or the name “General Electric” in connection with the marketing or underwriting on a primary basis of the products that we offer;

•	proposed intercompany transactions, including material amendments to the agreements accomplishing our separation from GE, all of which must be approved by a majority of our independent directors;

•	GE’s right to appoint one member of our Management Development and Compensation Committee and one member of our Nominating and Corporate Governance Committee for so long as GE owns more than 50% of our outstanding common stock;

•	Our obligation to comply with GE’s policies applicable to its subsidiaries for so long as GE owns more than 50% of our outstanding common stock, except (1) to the extent such policies conflict with our certificate of incorporation or bylaws or any of the agreements between us and GE, or (2) as otherwise agreed with GE or superseded by any policies adopted by our board of directors;

•	restrictions (subject to certain limited exceptions) on our ability to repurchase shares of our outstanding Class A Common Stock or any other securities convertible into or exerciseable for Class A Common Stock, for so long as GE owns more than 50% of our outstanding common stock;

•	confidentiality of our and GE’s information;

•	release and discharge of liabilities existing or arising between GE and us on or before our separation from GE; and

•	indemnification obligations of GE and us to each other with respect to various matters.

In addition, pursuant to the Master Agreement, GE agreed to pay or reimburse us for all out-of-pocket fees, costs and expenses (including all legal, accounting and printing expenses) incurred prior to the completion of the IPO in connection with our separation from GE and the IPO, the offerings of Equity Units, Series A Preferred Stock, senior notes and commercial paper and the debt and credit facilities that we entered into shortly after the completion of the IPO.

Pursuant to the Stock Purchase Agreement, described below under “—Relationship with GE—Stock Purchase Agreement,” on March 30, 2005, we amended the Master Agreement to add a provision to provide that until the date that is at least 185 days after the date of the consummation of a sale by GEFAHI of shares of our Class B Common Stock that results in GEFAHI owning less than 50% of our outstanding common stock, we will not, without the prior written consent of GE, (1) purchase, redeem or otherwise acquire or retire for value any shares of our Class A Common Stock at a price per share that is less than the price per share received by GEFAHI in such sale by GEFAHI, (2) engage in any derivative security transaction with respect to shares of our common stock (including a derivative security such as an option, warrant, convertible security, stock appreciation right, or similar right) that would be equivalent economically to a transaction of the type described in clause (1), or (3) agree to do any of the foregoing.

Transition Services Agreement

We entered into a transition services agreement with GE in connection with the IPO to provide each other, on a transitional basis, certain administrative and support services and other assistance in the U.S. consistent with the services provided before the separation. To comply with European regulatory requirements, we entered into a similar transition services agreement relating to transition services in Europe with respect to our payment protection insurance business. We refer to these agreements collectively as the Transition Services Agreement.

Pursuant to the Transition Services Agreement, we provide GE various services related to the businesses not transferred to us that had received services from GEFAHI prior to the separation. GE also provides certain support services to us, including treasury, payroll, human resources, legal and related services, information systems various corporate services and procurement and sourcing support. GE has agreed to pay us $40 million in equal quarterly installments during each of the first two years after the IPO for our provision of transition services to GE. The charges for the transition services generally are intended to allow the providing company to fully recover the allocated direct costs of providing the services, plus all out-of-pocket costs and expenses, generally without profit. The agreement also provides that certain one-time costs associated with enabling us to provide the services to ourselves or to receive them directly from a third party will, up to an agreed upon cap, be borne by GE.

Under the Transition Services Agreement, we and GE each have the right to purchase goods or services, use intellectual property licensed from third parties and realize other benefits and rights under the other party’s agreements with third-party vendors to the extent allowed by such vendor agreements. With respect to GE’s Six Sigma program, GE, at no cost to us, will ensure that we will be able to continue to use our Six Sigma program in a manner consistent with our use prior to the completion of the IPO.

Under the Transition Services Agreement and other agreements described below, GE is obligated to provide to us a number of services until GE no longer owns more than 50% of our outstanding common stock. These services include, among others, treasury, tax, payroll, employee benefits, email and other network services. We have been preparing for the transition of these services from GE to us or to third-party providers. We anticipate that we will be in position to complete the transition of those services on or before GE ceases to own more than 50% of our outstanding common stock.

We also have agreed to provide certain management consulting services to GE for a period of five years. These services include delivering training, providing consultation and strategic advice with respect to historical and emerging issues, planning and participating in meetings with rating agencies and regulators, participating in government relations activities and various other activities. In consideration for these services, GE has agreed to pay us a fee of $1 million per month during the first four years following the completion of the IPO and $500,000 per month during the fifth year. The Transition Services Agreement also contains customary indemnification provisions subject to caps and limitations set forth in the agreement.

The services provided under the Transition Services Agreement will terminate at various times specified in the agreement (generally ranging from 3 months to 60 months after the completion of the IPO), but the receiving party may terminate any service by giving at least 60 days’ prior written notice to the provider of the service. However, GE may not, without our consent, terminate the receipt of any service without cause prior to the expiration of two years from the date of the IPO.

Registration Rights Agreement

We entered into a registration rights agreement with GE in connection with the IPO to provide GE with registration rights relating to shares of our common stock held by GE after the IPO. We refer to this agreement as the Registration Rights Agreement. GE may assign its rights under the Registration Rights Agreement to any person that acquires shares of our common stock subject to the agreement and agrees to be bound by the terms of the agreement. GE and its permitted transferees may require us, subject to certain restrictions, to register under the Securities Act of 1933 all or any portion of these shares, a so-called “demand request.”

The demand registration rights are subject to certain limitations. We are not obligated to effect:

•	a demand registration within 60 days after the effective date of a previous demand registration, other than a shelf registration pursuant to Rule 415 under the Securities Act of 1933;

•	a demand registration unless the demand request is for a number of shares with a market value that is equal to at least $150 million; and

•	more than two demand registrations during the first 12 months after completion of the IPO or more than three demand registrations during any 12-month period thereafter.

We may defer the filing of a registration statement after a demand request has been made if (1) at the time of such request we are engaged in confidential business activities, which would be required to be disclosed in the registration statement, and our board of directors determines that such disclosure would be materially detrimental to us and our stockholders, or (2) prior to receiving such request, our board of directors had determined to effect a registered public offering of our securities for our account and we have taken substantial steps to effect such offering. However, with respect to two demand requests only, if GE or any of its affiliates makes a demand request during the two-year period after the completion of the IPO, we will not have the right to defer such demand registration or to not file such registration statement during that period.

In addition, GE and its permitted transferees have so-called “piggyback” registration rights, which means that GE and its permitted transferees may include their respective shares in any future registrations of our equity securities, whether or not that registration relates to a primary offering by us or a secondary offering by or on behalf of any of our stockholders.

GE or its permitted transferees will pay all costs and expenses in connection with any demand registration. We will pay all costs and expenses in connection with any “piggyback” registration, except underwriting discounts, commissions or fees attributable to the shares of common stock sold by our stockholders.

The Registration Rights Agreement sets forth customary registration procedures, including an agreement by us to make our management available for road show presentations in connection with any underwritten offerings. We also agreed to indemnify GE and its permitted transferees with respect to liabilities resulting from untrue statements or omissions in any registration statement used in any such registration, other than untrue statements or omissions resulting from information furnished to us for use in the registration statement by GE or any permitted transferee.

The rights of GE and its permitted transferees under the Registration Rights Agreement will remain in effect with respect to the shares covered by the agreement until those shares:

•	have been sold pursuant to an effective registration statement under the Securities Act of 1933;

•	have been sold to the public pursuant to Rule 144 under the Securities Act of 1933;

•	have been transferred in a transaction where subsequent public distribution of the shares would not require registration under the Securities Act of 1933; or

•	are no longer outstanding.

In addition, the registration rights under the agreement will cease to apply to a holder other than GE or its affiliates when such holder holds less than 3% of the then outstanding shares covered by the agreement and such shares are eligible for sale pursuant to Rule 144(k) under the Securities Act of 1933.

Investment agreements

Our U.S. and Bermudan insurance subsidiaries are parties to investment management and services agreements with GEAM, a GE-owned provider of investment management services, that were amended in connection with the IPO. GEAM provides investment management services for our U.S. and Bermudan investment portfolios pursuant to these agreements and investment guidelines approved by the boards of directors of our insurance subsidiaries. We have agreed to pay GEAM a management fee for these services on a quarterly basis equal to a percentage of the value of the assets under management to be paid quarterly in arrears. The percentage is established annually by agreement between GEAM and us and is intended to reflect the cost to GEAM of providing its services.

The initial term of our amended agreements with GEAM is three years from the completion of the IPO. We have the option to extend the initial term for up to two additional one-year terms. We also have the right to terminate the amended agreements upon one year’s prior notice to GEAM or immediately upon a change of control of our company. Our amended agreements with GEAM are non-exclusive, and we are permitted to engage unaffiliated investment advisers. After expiration of the initial three-year term, GEAM may terminate the agreements upon the occurrence of certain other specified events.

Substantially all the assets of our European payment protection and mortgage insurance businesses are managed by GE Asset Management Limited, GEAM’s affiliate in the U.K., pursuant to agreements that are substantially similar to our agreements with GEAM in the U.S. However, the management fee in our European investment agreements includes an agreed margin of 5% and may be reset if our European companies withdraw more than one-third of their assets in the first year of the agreements or more than two-thirds of their assets in the second year of the agreements.

Derivatives Management Services Agreement

In 2002, GE Capital, GEFAHI, GEAM and certain of our insurance company subsidiaries that use derivative instruments entered into a derivatives management services agreement and a related administrative services agreement which set forth the parties’ responsibilities with respect to derivatives transactions. Pursuant to this agreement, GE Capital agreed to execute, manage and administer derivatives transactions on behalf of our insurance company subsidiaries and to delegate authority to perform these services to GEAM, as investment adviser to those subsidiaries. GEFAHI agreed, as necessary, to provide guarantees on behalf of the insurance company subsidiaries for the benefit of derivative counterparties.

In connection with the IPO, we, GE Capital, and our insurance company subsidiaries that use derivative instruments entered into a new derivatives management services agreement on substantially the same terms as the prior agreement, except that GE Capital may delegate authority to execute, manage and administer derivatives transactions to us, rather than to GEAM, which will no longer manage our derivatives. In addition, we, rather than GEFAHI, are responsible for providing any required guarantees to derivative counterparties unless otherwise agreed by GE Capital and us. We do not expect to pay any compensation to GE Capital under the derivatives management services agreement, other than reimbursement of GE Capital’s expenses, if any. The derivatives management services agreement automatically renews on January 1 of each year for successive terms of one year. The derivatives management services agreement may be terminated by either GE Capital or us during the initial term or any renewal term upon 60 days’ prior written notice. Both the derivatives management services agreement and the related administrative services agreement will automatically terminate when GE ceases to beneficially own at least 50% of our outstanding common stock.

Asset Management Services

Prior to the completion of the IPO, we offered a broad range of institutional asset management services to third parties. GEAM provided the portfolio management services for this business, and we provided marketing, sales and support services. We did not acquire the institutional asset management services business from GEFAHI, but pursuant to an agreement among GEAM, GEFAHI and us, we have agreed to continue to provide services to GEAM and GEFAHI related to this asset management business, including client introduction services, asset retention services and compliance support. GEFAHI has agreed to pay us a fee of up to $10 million per year for four years to provide these services. The fee will be determined based upon the level of third-party assets under management managed by GEAM over the four-year term following the completion of the IPO.

For the year ended December 31, 2004, we received an aggregate of $10 million for services provided pursuant to the Asset Management Agreement.

In the ordinary course of business, we regularly bid on and issue GICs that are purchased by third parties in their capacity as trustee of a GE-affiliated fund. Outstanding balances of these GICs were $8 million and $16 million as of December 31, 2004 and 2003, respectively.

In the ordinary course of business, our structured settlement annuity contracts sold through independent third-party brokers are issued to GE and its affiliates to fund settlements related to liability claims for personal injury or workers compensation coverages. Sales were $33 million, $39 million and $38 million for the years ended December 31, 2004, 2003 and 2002, respectively.

We offer asset management services to affluent individual investors and we retain investment advisors to recommend securities for our separately managed advisory services. We paid $0.1 million for the year ended December 31, 2004 to a GE affiliate in connection with these services. We no longer retain that GE affiliate as a portfolio adviser.

Liability and Portfolio Management Services

We entered into three liability and portfolio management agreements with affiliates of GE, effective as of January 1, 2004. We refer to these agreements as the Liability and Portfolio Management Agreements. Pursuant to two of the Liability and Portfolio Management Agreements we manage a pool of municipal guaranteed investment contracts issued by Trinity Plus Funding Company, LLC and Trinity Funding Company, LLC, which we refer to collectively as Trinity. Pursuant to these agreements, we have agreed to originate GIC liabilities, advise Trinity as to the investment of the assets that support these liabilities, administer these assets and assist Trinity in hedging its portfolio.

Under each of the Trinity Liability and Portfolio Management Agreements, we are entitled to receive an administration fee at a rate equal to 0.165% per annum of the maximum program size for those GE affiliates, which is $15 billion. We also receive reimbursement of our operating expenses under each of these agreements. Trinity can terminate each Liability and Portfolio Management Agreement in the event that Trinity exercises its option to replace substantially all of its portfolio with GE Capital debt, upon the payment of a break-up fee equal to 0.165% per annum of the program size, multiplied by the percentage derived by dividing the number of days remaining in the initial three-year term of each agreement by 365.

We also entered into a Liability and Portfolio Management Agreement with GE Capital and with GE Funding Capital Market Services, Inc., a GE affiliate, which we refer to as GE Funding. Pursuant to this agreement, we agreed to provide liability management and other services relating to GE Funding’s origination and issuance of guaranteed investment contracts or similar liabilities. Under this Liability Management and Portfolio Agreement, we receive a management fee of 0.10% per annum of the book value of the investment contracts or similar securities issued by GE Funding after January 1, 2003, which was $1.6 billion as of December 31, 2004. The fee we receive on the contracts issued by GE Funding before January 1, 2003 will be based upon a pricing arrangement that varies depending upon the maturities of those contracts and GE Funding’s cost of capital. The book value of the contracts issued before January 1, 2003 was $1.5 billion as of December 31, 2004 and generated a weighted average fee of approximately 0.35% in 2005. We also receive reimbursement of our operating expenses under each of the Liability and Portfolio Management Agreements.

The initial term of each Liability and Portfolio Management Agreement will expire December 31, 2006, and unless terminated at the option of either party, each agreement automatically will renew on January 1 of each year for successive terms of one year. For the year ended December 31, 2004, we received an aggregate of $34 million from Trinity and GE Funding pursuant to the Liability and Portfolio Management Agreements.

In addition to providing hedging services for Trinity’s GIC liabilities, pursuant to a hedging services agreement, we also provide hedging, structuring and accounting for certain loans originated by an affiliate of GE prior to their securitization. We do not receive a fee for providing these services, although GE reimburses us for our costs, which are less than $1 million per year. This hedging services agreement has a two-year term beginning in November 2004 and, unless terminated at the option of either party, will renew for successive terms of one year.

Agreement regarding continued reinsurance by Viking

Prior to the completion of the IPO, Viking Insurance Company, one of our subsidiaries, and GE Capital entered into an agreement relating to the continued engagement of Viking as reinsurer of credit insurance covering the credit card accounts of certain customers of GE Capital’s GE Consumer Finance—Americas unit, or

GECFA, and as reinsurer of collateral protection insurance purchased by GE’s Vendor Financial Services unit, or VFS. This agreement provides that GE Capital will cause GECFA to take all commercially reasonable efforts to maintain the existing relationship with the relevant insurer and to retain Viking as the reinsurer of the credit insurance provided or offered by GECFA. To the extent that GE terminates or replaces this credit insurance program, GE Capital will be obligated to pay Viking an amount equal to the net underwriting income that Viking was projected to receive as the reinsurer of such terminated or replaced credit insurance from the time of such termination or replacement through December 31, 2008. This agreement will terminate no later than December 31, 2008. If, however, Viking continues to reinsure GECFA credit insurance or VFS collateral protection insurance beyond December 31, 2008, Viking will be obligated to pay to GE Capital 90% of Viking’s net underwriting income on such reinsured business, and GE Capital will be obligated to pay to Viking 110% of Viking’s net underwriting loss on such reinsured business.

Mortgage Services Agreement

We entered into a mortgage services agreement with GE Mortgage Services, an affiliate of GE. Under this agreement, we have agreed to provide a variety of management services to GE Mortgage Services until December 31, 2005, for which GE Mortgage Services will reimburse us for our actual personnel and other expenses incurred. In addition, GE Mortgage Services will manage and service any residential loans that it agrees to purchase from us from time to time in connection with the loss mitigation activities of our U.S. mortgage insurance business, for which we have agreed to reimburse GE Mortgage Services for its out of pocket expenses incurred in connection with the acquisition and disposition of those loans and to indemnify it for any losses relating to those loans. We also have agreed to purchase from GE Mortgage Services at fair market value any residential loans (or real estate resulting from foreclosure thereon) that it still holds at the termination of the Mortgage Services Agreement.

Arrangements regarding our operations in India

In connection with the IPO, we entered into an outsourcing services separation agreement with GE Capital International Services, or GECIS, an affiliate of GE. We refer to this as the Outsourcing Services Separation Agreement. Our arrangement with GECIS provides us with a substantial team of professionals in India who provide a variety of services to us, including customer service, transaction processing, and functional support including finance, investment research, actuarial, risk and marketing resources to our insurance operations.

On December 30, 2004, GE completed the sale of a 60% interest in GECIS to an acquisition vehicle owned by funds of General Atlantic Partners, LLC and Oak Hill Capital Partners, L.P. In connection with that sale, we entered into a consideration agreement, pursuant to which (1) we received consideration of $40 million from an affiliate of GE, and (2) we entered into an outsourcing services amendment agreement, which we refer to as the Service Agreement, with GECIS’s parent company, Gecis International Holdings, Luxembourg, Swiss Branch Zug, which we refer to as GIH. Pursuant to the Service Agreement, we committed to purchase a minimum volume of services from GIH during an eight-year period. Our minimum volume commitment during each of the first five years of the Service Agreement will be $24 million, and our minimum volume commitment during the sixth, seventh and eighth years will be $18 million, $12 million and $6 million, respectively. In addition, we have agreed (1) to irrevocably waive our rights to acquire certain assets of GECIS, (2) to irrevocably waive certain non-compete rights with respect to GECIS and (3) to cause our subsidiaries to enter into new servicing agreements with GIH to replace existing service agreements, subject to the receipt of any required regulatory approvals.

Tax Matters Agreement

We entered into the Tax Matters Agreement with GE in connection with the IPO. The Tax Matters Agreement, among other things, governs our continuing tax sharing arrangements with GE relating to pre- separation periods, and also allocates responsibility and benefits associated with the elections made in connection with the separation as described below. The Tax Matters Agreement also allocates rights, obligations and responsibilities in connection with certain administrative matters relating to taxes.

Tax elections

In connection with our separation from GE, GE has made, and we have joined GE in making, tax elections under section 338 of the Internal Revenue Code that treat (for tax purposes) many of the companies in our group as having sold all their assets in fully taxable sales in connection with our IPO. Under the Tax Matters Agreement, GE controls the making of these elections and related determinations. GE also is responsible for all current taxes resulting from the making of these tax elections.

Tax benefit payments

As a result of the section 338 tax elections, we will be entitled to certain tax savings that are expected to be realized by us over time in the ordinary course of our business and that otherwise would not have been available to us, which we refer to as the Noncontingent Benefits. These tax savings initially will be recorded on our balance sheet as a $718 million reduction in net deferred income tax liabilities. We are obligated, pursuant to the Tax Matters Agreement, to pay to GE, on an after-tax basis, 80% of the amount of tax, subject to a maximum amount, that we are projected to save for each tax period as a result of these increased tax benefits. The present value of this obligation to GE is approximately $389 million, and we have recorded this liability on our balance sheet as well. Although these amounts reflect considered judgments and assessments as to the underlying facts and assumptions, the amounts remain subject to change if, in the future, these facts or assumptions are not borne out. However, we have agreed with GE that, with certain exceptions relating to specified contingent benefits and excluding interest on payments we defer, our total payments to GE for these Noncontingent Benefits will not exceed $640 million.

The amount of our obligation under the Tax Matters Agreement generally will be reduced (or, subject to the $640 million cap, increased) as a result of a change in the tax returns on which the section 338 sales are reported. However, if, and to the extent, our actual tax savings are less than the projected tax savings because we fail to generate sufficient taxable income of the appropriate character or because tax rates are reduced, we will remain obligated to pay to GE 80% of the projected tax savings (as opposed to actual savings). In such circumstances, we generally will have the option to defer the payments until as late as 2029, in which case we will incur interest on the deferred amount at the rate of 5.72%, or to make the payments before 2029 from sources other than the projected tax savings.

There also may be circumstances in which we do realize projected tax savings, but we realize the savings later than projected. If this occurs as a result of a change in the tax returns on which the section 338 sales are reported, our payment schedule to GE generally will be adjusted to correspond to the timing of our actual realization of the tax savings. In certain circumstances, however, we may realize tax savings later than projected in calculating the schedule of corresponding payments to GE, but our payment schedule to GE would not be changed. In these circumstances we will remain obligated to pay amounts to GE even before we realize the corresponding tax savings, although we can choose to defer such payments. There are two categories of such circumstances. First, in certain limited instances the Tax Matters Agreement establishes binding factual assumptions pursuant to which we are scheduled to make payments to GE in advance of the time we currently anticipate realizing the corresponding tax savings. As noted below, we will have the option to defer these scheduled payments until we actually realize the corresponding tax savings; if we choose to defer the payments in question until we actually realize the corresponding tax savings, we estimate that we would incur additional interest expense of approximately $25 million over the life of the Tax Matters Agreement. The second, broader category of such circumstances are those situations in which our actual tax savings are delayed beyond the time we currently project for any reason other than a change in the tax returns on which the section 338 sales are reported. It is also possible that unanticipated changes could result in our being obligated to make payments to GE earlier than scheduled; if we realize tax savings and make corresponding payments to GE earlier than scheduled, GE would owe us interest, at 5.72% per annum, for the length of time by which the payment was accelerated.

In any of these situations in which we are obligated to make payments to GE before we realize the corresponding tax savings, we have the option to defer making the scheduled payments to GE until we actually realize the corresponding tax savings. Such deferred payments would bear interest at the rate of 5.72% per annum. We may also, at our option, defer payment of any interest on these deferred amounts until 2029, in which case the deferred interest payments would bear interest at the rate of 5.72% per annum. The payments in respect of the Noncontingent Benefits are subordinated in right of payment to all of our debt and other obligations.

In addition to Noncontingent Benefits under the Tax Matters Agreement, we have agreed to share equally with GE certain benefits or detriments, which we refer to as the Contingent Amounts, that generally will not be realized absent an intervening event we do not specifically foresee, such as the sale of a subsidiary. Contingent Amounts also include tax benefits resulting from deductions attributable to compensation amounts to be funded by GE for our employees, which include the exercise by our employees of GE stock options as well as amounts under GE-sponsored deferred compensation arrangements. In connection with these GE-funded compensation amounts, we anticipate that the Noncontingent Benefits we subsequently realize will be reduced without a corresponding reduction in the amount we owe to GE in respect of Noncontingent Benefits. Payments by us in respect of the Contingent Amounts are not subject to the $640 million limit on our payments in respect of Noncontingent Benefits under the Tax Matters Agreement.

Under our Tax Matters Agreement with GE, if any person or group of persons other than GE or its affiliates gains the power to direct the management and policies of our company (other than through a sale of our stock by GE), we could become obligated immediately to pay to GE the total present value of all tax benefit payments due to GE under the agreement from the time of the change in control until the end of the 25-year term of the agreement. Similarly, if any person or group of persons other than us or our affiliates gains effective control of one of our subsidiaries (other than through a sale of our stock by GE), we could become obligated to pay to GE the total present value of all such payments due to GE allocable to that subsidiary, unless the subsidiary assumes the obligation to pay these future amounts under the Tax Matters Agreement and certain conditions are met. The acceleration of payments would be subject to the approval of certain state insurance regulators, and we are obligated to use our reasonable best efforts to seek these approvals.

As a result of these obligations under the Tax Matters Agreement, we will be entitled to retain a portion of the tax savings generated by the section 338 elections. If for any reason, however, some or all of the elections are invalidated for any reason (for example, if GE fails to divest itself of the requisite amount of our stock within the time period specified in the tax ruling obtained in connection with the IPO), then all or a portion of the tax savings would not be realized. See “Information Relating to Directors, Director Nominees, Executive Officers and Significant Stockholders—Ownership of Common Stock.”

Tax sharing arrangements

Prior to the IPO, we were party to a number of tax sharing arrangements, both formal and informal, with the GE group. Under these arrangements, the companies in our group shared financial and administrative responsibilities with GE for U.S. federal, state, local and foreign taxes for the periods during which we are affiliated. In certain respects, the Tax Matters Agreement governs our continuing tax sharing arrangements with GE relating to pre-separation periods and provides that tax sharing between us and GE not governed by any existing written agreements will be governed by existing tax sharing practices in place within GE at the time of our separation from GE, as determined in GE’s reasonable discretion.

Under these arrangements, we generally remain responsible for all taxes arising in pre-separation periods attributable to our companies (excluding any tax resulting from the section 338 elections and certain other transactions done in connection with the separation). GE will generally control both the return preparation and audits and contests relating to pre-separation periods and taxes for which we are responsible, although we will not be liable for tax resulting from returns filed or matters settled by GE without our consent if the return or settlement position is found to be unreasonable, taking into account the liability that we incur as well as any non-Genworth tax benefit.

From 2000 until a time immediately prior to the pre-separation period, Union Fidelity Life Insurance Company, or UFLIC, was a member of our life insurance consolidated group for federal tax return purposes. Although UFLIC is now owned by GE, UFLIC will, under our tax allocation arrangements with GE, remain responsible for all of its taxes with respect to the time when it was a member of our life insurance consolidated group, including its share of any favorable or unfavorable adjustments by the IRS with respect to such taxes.

Under an election to be made by GE, we expect that our life insurance group will join the GE consolidated tax group for the period during 2004 in which we were owned by GE. Under the Tax Matters Agreement, GE has agreed to reimburse us if this results in any additional cost to us, and we will pay to GE any benefit we may realize as a result of any such tax consolidation.

Tax indemnities

Under the Tax Matters Agreement, GE has agreed to indemnify us against liability for any tax relating to a pre-separation period not attributable to our group, as well as certain taxes attributable to our group, including any tax resulting from the section 338 elections and the various transactions implemented in connection with the separation (other than the reinsurance transactions with UFLIC). We have agreed to indemnify GE against any liability for all other tax attributable to our group.

International tax matters agreements

We entered into tax matters agreements with GE in connection with the IPO that cover certain non-U.S. operations which are not part of the Tax Matters Agreement described above. These agreements vary according to the jurisdiction involved but generally govern our continuing tax sharing arrangements with GE relating to pre-separation periods, as necessary, and also allocate certain rights, obligations and responsibilities in connection with certain administrative matters relating to taxes.

Under the Canadian tax matters agreement, GE had the right to direct our Canadian mortgage insurance subsidiary to accelerate and pay approximately CDN$74 million of deferred taxes, and it exercised that right in December 2004. To fund the payment of these taxes, GE provided us with a $60 million interest-free loan, which we will repay as our Canadian mortgage subsidiary recovers the accelerated tax by reducing its future tax installments. We expect that the loan will be repaid in full by December 2005.

Under the Australian tax matters agreement, we assumed from GE the liability for taxes in pre-closing periods of the company through which we formerly conducted our Australian mortgage insurance business.

Employee Matters Agreement

We entered into an agreement with GE in connection with the IPO relating to certain employee, compensation and benefits matters. We refer to this agreement as the Employee Matters Agreement. Under the Employee Matters Agreement, we generally assumed or retained, and agreed to pay, perform, fulfill and discharge, in accordance with their respective terms, obligations and liabilities relating to the employment or services, or termination of employment or services, of any person with respect to our business before or after the completion of the IPO.

Continuation on GE payroll and in GE plans. Prior to the IPO, some of the employees of our business were paid through GE’s payroll system and were covered under GE plans. These employees generally will continue to be paid through GE’s payroll system and be eligible to participate in the GE plans for so long as GE owns more than 50% of our outstanding common stock. GE plans include retirement programs providing pension, 401(k), health and life insurance benefits; medical, dental and vision benefits for active employees; disability and life insurance protection; and severance. For our applicable non-U.S. employees, benefit transition may be delayed, by mutual agreement between GE and us, for up to six months following the date that GE ceases to own more than 50% of our outstanding common stock. We refer to this date as the International Benefit Transition Date.

Compensation. Until at least one year after the date that GE ceases to own more than 50% of our outstanding common stock, our employees will receive at least the same (on an aggregate basis) salary, wages, bonus opportunities and, in the case of our non-U.S. employees, other compensation, as were provided to such employees prior to the completion of the IPO.

Equity/long-term performance award and incentive compensation plans. In connection with the IPO, we established plans for selected employees providing for cash or other bonus awards, stock options, stock awards, restricted stock, other equity-related awards and long-term performance awards. However, certain of our employees continue to participate in the GE Incentive Compensation Plan based on our company- and individual-specific performance measures, and our corresponding plan providing for annual cash or other bonus awards will not become effective until the date that GE ceases to own more than 50% of our outstanding common stock.

Reimbursement to GE. We have agreed to reimburse GE for the costs, including expenses, incurred by GE and its affiliates for maintaining our employees on the GE payroll and in the GE plans consistent with practices and procedures established and uniformly applied to GE businesses. In no event will we be billed more for the services relating to maintaining our U.S. employees in the GE plans than the cost we would have incurred if we had established mirror plans for our U.S. employees in connection with the IPO until the date that GE ceases to own more than 50% of our outstanding common stock. We also have agreed to reimburse GE for the reasonable costs incurred by GE and its affiliates for cooperating in the operation and administration of our plans, including our plans providing for stock options, stock awards, restricted stock, other equity-related awards and long-term performance awards, consistent with practices and procedures established for such plans in effect prior to the completion of the IPO, or, in the event of a new plan, on a cost liquidation basis.

Transition to our benefit plans. Effective as of the date that GE ceases to own more than 50% of our outstanding common stock, our U.S. employees will cease to participate in the GE plans and will participate in employee benefit plans established and maintained by us. For at least the year following the date that GE ceases to own more than 50% of our outstanding common stock, we will maintain plans that will provide our employees with benefits that are at least substantially comparable in the aggregate to the value of those benefits provided by the GE plans immediately prior to the date that GE ceases to own more than 50% of our outstanding common stock. Our plans will include retirement programs providing pension, 401(k), health and life insurance benefits; medical, dental and vision benefits for active employees; disability and life insurance protection; and severance. We will recognize prior GE service for all purposes (except benefit accrual under our pension plan) under our new plans and programs to the same extent such service is recognized under corresponding GE plans.

After completion of the IPO, we assumed or continued benefit plans for our non-U.S. employees. If applicable, effective as of the International Benefit Transition Date, we will establish new benefit plans for our non-U.S. employees that, together with any benefit plans we assume or continue, will provide such non-U.S. employees with benefits that are at least substantially comparable in the aggregate to the value of those benefits provided by the benefit plans in effect immediately prior to the International Benefit Transition Date. In addition, the benefits or employment practices provided by us to our non-U.S. employees will be at such level and design so that no severance or similar payment to such non-U.S. employees will be triggered, and will comply with applicable law. In the event that any such severance or similar payment is triggered under a GE plan, we will reimburse GE for such amounts. We will maintain these existing or new plans for our non-U.S. employees for a period of at least one year following the date that GE ceases to own more than 50% of our outstanding common stock (or such longer period required by applicable law or practice).

Treatment of our U.S. employees under certain GE plans. Effective as of the date that GE ceases to own more than 50% of our outstanding common stock, (1) our employees will cease to accrue any benefits under the GE retirement plans and (2) our employees will fully vest in the GE retirement plans. However, with respect to the GE Supplementary Pension Plan, only those employees who have at least ten years of qualified pension service as of the date that GE ceases to own more than 50% of our outstanding common stock will vest in such plan. GE will be responsible for paying directly to our eligible employees (including their surviving spouses and beneficiaries) any vested benefits to which they are entitled under the GE retirement plans when eligible under the terms of such plans to receive such payments.

GE generally remains obligated to provide post-retirement welfare benefits under the GE Life, Disability and Medical Plan, consistent with the terms of the plan as in effect from time to time, to our employees and their eligible dependents who, as of the date GE ceases to own more than 50% of our outstanding common stock, are participants in such plan and either (1) have completed 25 years of continuous service or pension qualified service with us, our affiliates and their respective predecessors or (2) have attained at least 60 years of age and have completed at least ten years of continuous service, in either case upon such employee’s election to participate in the GE Life, Disability and Medical Plan. Participation by our employees will be under circumstances and at the applicable contribution levels entitling them to receive such benefits pursuant to the terms of the GE Life, Disability and Medical Plan. GE will be responsible for paying directly to our eligible employees and their eligible dependents any post-retirement welfare benefits pursuant to such coverage. We will have certain reimbursement obligations to GE.

GE generally retains responsibility under the GE plans that are welfare benefit plans in which our employees participate with respect to all amounts that are payable by reason of, or in connection with, any and all welfare benefit claims made by such employees and their eligible dependents to the extent the claims were incurred prior to the date that GE ceases to own more than 50% of our outstanding common stock.

We will have certain obligations for reimbursing GE for any payments of welfare benefits made by GE or its affiliates on or after the date that GE ceases to own more than 50% of our outstanding common stock to our eligible employees and their eligible dependents pursuant to any self-insured GE plans with respect to claims incurred up to the day before the date that GE ceases to own more than 50% of our outstanding common stock, or any payments of welfare benefits made by GE or its affiliates on or after the date that GE ceases to own more than 50% of our outstanding common stock to our eligible employees who are inactive as of the date that GE ceases to own more than 50% of our outstanding common stock and their eligible dependents pursuant to any self-insured GE plans with respect to claims incurred the day before such employees’ return to active employment with us. In addition, we will have certain obligations for reimbursing GE for any payments of premiums made by GE or its affiliates on behalf of our eligible employees who are inactive as of the date that GE ceases to own more than 50% of our outstanding common stock and their eligible dependents pursuant to any insured GE plans with respect to coverage ending the day before such employees’ return to active employment with us. We will otherwise be responsible for welfare benefit claims made by our employees and their eligible dependents to the extent such claims were incurred on or after the date that GE ceases to own more than 50% of our outstanding common stock.

Agreements not to solicit or hire GE’s or our employees. We have agreed with GE that for so long as GE owns more than 50% of our outstanding common stock, neither of us will, directly or indirectly, solicit or hire for employment each other’s employees. In addition, we have agreed that for a period of one year from the date that GE ceases to own more than 50% of our outstanding common stock, we will not, directly or indirectly, solicit for employment certain individuals employed by GE. Finally, we have agreed that for a period of two years from the date that GE ceases to own more than 50% of our outstanding common stock, we will not, directly or indirectly, solicit for employment any officer of GE.

GE has agreed that for a period of one year from the date that it ceases to own more than 50% of our outstanding common stock, it will not, directly or indirectly, solicit for employment certain individuals employed by us. For a period of two years from the date that GE ceases to own more than 50% of our outstanding common stock, GE has agreed that it will not, directly or indirectly, solicit for employment any person employed by us who was an officer of GE prior to such date.

The foregoing restrictions will not prohibit GE or us from soliciting or hiring any employee subject to such restrictions after the termination of the employee’s employment by the applicable employer. We and GE will also not be prohibited from placing public advertisements or conducting any other form of general solicitation for employees so long as it is not specifically targeted towards each other’s employees that are subject to such restrictions.

Intellectual Property Arrangements

We entered into the following two intellectual property license agreements with GE in connection with the IPO:

•	A Transitional Trademark License Agreement; and

•	An Intellectual Property Cross-License.

Transitional Trademark License Agreement

Pursuant to the Transitional Trademark License Agreement, GE granted us a limited, non-exclusive, royalty-free, non-transferable license (with no right to sublicense) to use the “GE” mark and monogram for up to five years throughout the world and in any medium in connection with our commercialized products and services and in the general promotion of our business. These products and services include both those currently sold or rendered in the current conduct of our business, and products and services sold or rendered by us in the future that are the same as or similar to those we currently sell or render.

We have agreed not to use the “GE” mark and monogram in the underwriting or marketing of primary life insurance in the U.K. (other than credit life insurance underwriting) or asset management services or products (other than asset management services or products sold on behalf of GE or otherwise currently being marketed or offered by us). GE also granted us the right to use “GE”, “General Electric” or “GE Capital” in the corporate names of our subsidiaries until the earlier of twelve months after the date on which GE owns less than 20% of our outstanding common stock and five years from the date of the agreement (May 24, 2009).

Intellectual Property Cross-License

Pursuant to the Intellectual Property Cross-License, we and GE granted each other a non-exclusive, irrevocable, royalty-free, fully paid-up, worldwide, perpetual license under certain intellectual property rights that we each own or license. The license allows us and GE to make, have made, use, sell, have sold, import and otherwise commercialize products and services, and to use and practice the licensed intellectual property rights for internal purposes. Each party will only be able to sublicense its license rights to acquirors of its businesses, operations or assets, and only assign its license rights to an acquiror of all or substantially of its assets or equity or the surviving entity in its merger, consolidation, equity exchange or reorganization. Each party may permit its customers and suppliers in the ordinary course of business to use any training and productivity-enhancing software and documentation that is subject to the license granted by the other person and is for general use by customers and suppliers. Each party will own any modifications, derivative works and improvements it creates.

Credit Card Services

We recently entered into two agreements with GE Corporate Payment Services, or GECPS, relating to our global credit card programs. We selected GECPS after a competitive process and believe that terms of these credit card agreements are comparable to those we could obtain from other providers.

Under these agreements, GECPS will issue credit cards for our employees to use in connection with travel and entertainment expenses and other business purchasing expenses. As the issuing bank of the credit cards, GECPS will retain a customary percentage of amounts charged to the credit cards as a transaction fee. The aggregate amount of transaction fees received by GECPS will depend on the volume of credit card usage, and will be partially offset by payments made to us by GECPS in consideration of our exclusive use of GECPS’s credit cards in the U.S. The term of each agreement is three years. We may terminate either agreement for convenience upon 30 days’ notice, whereby we are obligated to pay GECPS the unearned portion of a contingent signing payment.

Contingent Note

As part of the consideration for the assets that GEFAHI transferred to us in connection with our IPO, we issued to GEFAHI the $550 million contingent note, which we refer to as the Contingent Note. We were required to repay the Contingent Note solely to the extent that statutory contingency reserves from our U.S. mortgage insurance business in excess of $150 million were released and paid to us as a dividend. The release of these reserves and payment of the dividend were subject to statutory limitations, regulatory approvals and other conditions. In July 2004, we amended the Contingent Note to provide that we were required to use reasonable best efforts to achieve the satisfaction of such conditions and to repay the Contingent Note by December 31, 2004. We received from GEFAHI a payment of $600,000 to reimburse us for costs in consideration of that effort.

On December 23, 2004, all conditions to the release of statutory contingency reserves from our U.S. mortgage insurance business and the payment of a dividend by that business to us were satisfied. As a result, on December 23, 2004, our U.S. mortgage insurance business paid a $700 million dividend to us, and we used a portion of the dividend proceeds to repay the Contingent Note in full.

Stock Purchase Agreement

On March 14, 2005, we entered into a stock purchase agreement with GEFAHI, GE, GE Capital and GEI, Inc., pursuant to which we agreed to purchase from GEFAHI, $500 million of our Class B Common Stock at a price per share equal to the net proceeds per share that GEFAHI received from the underwriters in a secondary offering of our common stock by GEFAHI, which was consummated on March 30, 2005. We refer to this agreement as the Stock Purchase Agreement. On March 30, 2005, pursuant to the Stock Purchase Agreement, we repurchased 19,371,586 shares of Class B Common Stock at a price of $25.811 per share. We financed the stock repurchase with cash available at our holding company.

Pursuant to the Stock Purchase Agreement, we also amended the Master Agreement to add a provision to provide that until the date that is at least 185 days after the date of the consummation of a sale by GEFAHI of shares of our Class B Common Stock that results in GEFAHI owning less than 50% of our outstanding common stock, we will not, without the prior written consent of GE, (1) purchase, redeem or otherwise acquire or retire for value any shares of our Class A Common Stock at a price per share that is less than the price per share received by GEFAHI in such sale by GEFAHI, (2) engage in any derivative security transaction with respect to shares of our common stock (including a derivative security such as an option, warrant, convertible security, stock appreciation right, or similar right) that would be equivalent economically to a transaction of the type described in clause (1), or (3) agree to do any of the foregoing. This amendment became effective concurrently with the closing of the stock repurchase on March 30, 2005.

In addition, pursuant to the Stock Purchase Agreement, GEFAHI delivered to us, upon the closing of the stock repurchase, (1) an irrevocable consent to permit us to effect acquisitions for consideration of up to $1 billion at any time that GEFAHI owns 45% or less of our outstanding common stock, and (2) an irrevocable proxy to permit us to vote GEFAHI’s shares of Class B Common Stock in favor of an amendment to our certificate of incorporation in the event that we elect to amend our certificate of incorporation to permit such acquisitions without GE’s consent. Our certificate of incorporation currently provides that until the first date on which GE beneficially owns less than 20% of Genworth’s outstanding common stock, the prior affirmative vote or written consent of GE is required for any acquisition for consideration of more than $700 million.

Reinsurance Transactions

General

Prior to the completion of the IPO, we entered into several significant reinsurance transactions. We refer to these transactions as the Reinsurance Transactions. In the Reinsurance Transactions, we ceded to UFLIC the following business:

•	All of our liabilities under the in-force structured settlement annuities reflected as policyholder reserves on our U.S. GAAP statement of financial position on December 31, 2003, or reinsured by us under reinsurance agreements in effect prior to January 1, 2004. This business had aggregate reserves of $11.8 billion as of December 31, 2004.

•	All of our liabilities under the in-force variable annuity contracts reflected as policyholder reserves on our U.S. GAAP statement of financial position on December 31, 2003, other than our GERA™ product and a limited number of variable annuity products that we no longer offer. UFLIC will also assume any benefit or expense resulting from third party reinsurance that we have on this business. This business had aggregate general account reserves of $2.7 billion as of December 31, 2004.

•	All of our liabilities under the in-force long-term care insurance policies issued by Travelers prior to January 1, 2004 and reinsured by us. This business had aggregate reserves of $1.6 billion as of December 31, 2004.

For each of these ceded blocks of business, we paid UFLIC an initial reinsurance premium, and UFLIC paid us a ceding commission. With respect to the structured settlement and long-term care blocks, the initial reinsurance premium was equal to our statutory reserves with respect to the ceded business. With respect to the variable annuity business, the initial reinsurance premium was equal to only those statutory reserves that were attributable to the general account portion of the variable annuity business. We have retained the assets that are attributable to the separate account portion of the variable annuity business and will make any payments with respect to that separate account portion directly from these assets.

The ceding commission for each of the blocks was the sum of the following (in each case excluding, where applicable, any related mark-to-market adjustments for SFAS 115 requirements):

•	an amount (which may be negative) equal to the excess of (1) our statutory general account reserves with respect to the ceded block as of the close of business on December 31, 2003 over (2) our U.S. GAAP general account reserves with respect to the ceded block of business as of such date;

•	an amount equal to our unamortized PVFP intangible asset balance with respect to the ceded block as of the close of business on December 31, 2003, determined in accordance with U.S. GAAP;

•	an amount equal to our unamortized DAC with respect to the ceded block as of the close of business on December 31, 2003, determined in accordance with U.S. GAAP;

•	an amount (which may be negative) equal to the excess of the U.S. GAAP book value of the assets transferred to UFLIC in payment of the initial reinsurance premium with respect to the ceded block over the statutory book value of those assets measured as of the close of business on December 31, 2003; and

•	with respect to the long-term care block only, an amount equal to the balance, as of the close of business on December 31, 2003, of the Loss Carry Forward Amount under our reinsurance agreement with Travelers, determined in accordance with U.S. GAAP.

The ceding commission was netted against the initial reinsurance premium and we transferred to UFLIC invested assets (including interest thereon) with a statutory book value equal to the amount by which the reinsurance premium exceeded the ceding commission, together with an amount equal to the cash flows on such invested assets between January 1, 2004 and the date of transfer of such invested assets. The fair value of the transferred assets was $16.0 billion at the time of transfer.

In addition, UFLIC ceded to us all of its liabilities under substantially all in-force Medicare supplement insurance policies it issued prior to January 1, 2004 or reinsured under reinsurance agreements in effect prior to January 1, 2004, including renewals of these policies. This business had aggregate reserves of $16 million as of December 31, 2004. We assumed responsibility for the administration of the Medicare supplement business we reinsure, including claims administration.

The Reinsurance Transactions were completed prior to our corporate reorganization and the IPO and were accounted for at book value for financial reporting purposes. At the time the reinsurance agreements were executed, UFLIC was a wholly owned subsidiary. As a result, the initial ceded premium, benefits and commissions were eliminated in consolidation.

Under the reinsurance agreements with UFLIC, we continue to be responsible for the administration of the three blocks of businesses we ceded, including paying claims and benefits in accordance with our current policy administration practices. To fund the payment of claims under the structured settlement and long-term care business, UFLIC has established and periodically funds claims paying accounts from which we are entitled to withdraw funds. To reimburse us for claims under the variable annuity business, UFLIC established a settlement account by which we and UFLIC settle contractholder amounts due each other on a daily basis. UFLIC pays us a monthly expense allowance to reimburse us for our expenses in administering this business. The expense allowance is a specified amount per policy that is subject to subsequent adjustments in accordance with methodologies and procedures agreed to by us and UFLIC. The expense allowance with respect to the long-term care business is based on a per policy fee, as well as on the level of pending or open claims.

UFLIC will be entitled to assume responsibility for administration of the structured settlement and variable annuity blocks and the long-term care policies that are novated to us, as described below, if (1) a voluntary or involuntary conservation, rehabilitation or liquidation proceeding is commenced in any jurisdiction by or against us, (2) there is a material breach by us that is not cured or (3) we are unable to perform the administration for a prescribed period of time. In addition, 15 years after the effective date of the Reinsurance Transactions, UFLIC will be entitled to assume administration of this business at its own expense. In these cases, the expense allowances described above payable to us will terminate.

To secure the payment of its obligations to us under these reinsurance agreements, UFLIC has agreed to establish trust accounts and to maintain in these trust accounts an aggregate amount of assets with a statutory book value at least equal to the statutory general account reserves attributable to the reinsured business less an amount equal to the amounts required to be held in the claims paying accounts described above. A trustee administers the trust accounts solely for our benefit. We are permitted to withdraw from the trust accounts any amount due to us pursuant to the terms of the applicable reinsurance agreements and not otherwise paid by UFLIC. Quarterly, UFLIC is required to contribute assets to the trust accounts if the statutory book value of the assets held in the trust accounts is less than the statutory general account reserves attributable to the reinsured business (less amounts in the claims paying accounts) or we are required to withdraw from the trust accounts and pay to UFLIC any amounts held in the trust accounts that exceed the statutory general account reserves attributable to the reinsured business (less amounts in the claims paying accounts). UFLIC is not permitted to directly withdraw or substitute assets in the trust without our prior written consent. There are limits on the types of assets UFLIC is permitted to place in the trust account. All interest, dividends and other income earned on the assets in the trust account is the property of UFLIC and is deposited in a bank account maintained by UFLIC outside of the trust.

Novation of Travelers long-term care block

The long-term care insurance we ceded to UFLIC originally was written by Travelers, and Travelers retains direct liability for these policies. In connection with the transaction pursuant to which we reinsured Travelers’ liability for this business, we agreed to use our reasonable best efforts to “novate” these policies not later than July 31, 2008. The effect of this novation will be to substitute us for Travelers as the insurer with direct liability for any policy for which the owner thereof consents (or is deemed under applicable insurance law to consent) to the novation. The novated policies will continue to be reinsured with UFLIC.

Experience refund

In addition to the ceding commission we will receive on the long-term care block described above, UFLIC may be required to pay us experience refunds based on the profitability of the long-term care business with respect to the period beginning on the effective date of the long-term care reinsurance agreements and ending on December 31, 2018. Specifically, unless UFLIC assumes the administration of the long-term care insurance block pursuant to the long-term care reinsurance agreements, for so long as we continue to administer all of the long-term care business, we will be entitled to receive a specified percentage of the excess (if any) of actual statutory basis pre-tax income earned on the long-term care business over projected statutory basis pre-tax income earned on that business.

Business Services Agreement

We entered into a Business Services Agreement with UFLIC pursuant to which we agreed to continue to perform various management and support services with respect to the structured settlements business, the variable annuity business and the long-term care insurance business that we ceded to UFLIC pursuant to the Reinsurance Transactions. In consideration for our performance of these services, we will be reimbursed for expenses incurred in performing such services. These expenses will be subject to annual and tri-annual adjustment. The Business Services Agreement may be terminated by UFLIC if (1) we are unable to perform the services for any reason for thirty 30 consecutive days, other than as a result of a force majeure, or (2) a voluntary or involuntary conservation, rehabilitation or liquidation proceeding is commenced in any jurisdiction by or against us or our subsidiaries and affiliates, but only if the services performed by the subject of such proceeding are not assumed or performed by us or our subsidiaries or affiliates that are not the subject of such proceeding, or (3) there is a willful, material breach by us of our obligations under the agreement, which breach is not cured within a specified period of time. In addition, the Business Services Agreement will terminate with respect to the portion of any business reinsured in the Reinsurance Transactions as to which UFLIC becomes entitled to assume administration as described above under “—Reinsurance Transactions—Business we ceded to UFLIC.”

Recapitalization of UFLIC

At the time of the closing of the Reinsurance Transactions, GEFAHI made a capital contribution of $1.836 billion to UFLIC. In addition, GE Capital contributed $330 million to GEFAHI, which GEFAHI also contributed to UFLIC for a total contribution of $2.166 billion. This contribution provided UFLIC with additional capital needed to support its reinsurance obligations. GEFAHI obtained the funds to make its portion of the contribution from various sources, including dividends and surplus note redemption payments from several of our subsidiaries, some of which ceded business to UFLIC in the Reinsurance Transactions.

Capital Maintenance Agreement with GE Capital

Pursuant to a Capital Maintenance Agreement, GE Capital has agreed to maintain sufficient capital in UFLIC to maintain UFLIC’s risk-based capital at not less than 150% of its company action level, as defined from time to time by the National Association of Insurance Commissioners. GE Capital may not assign or amend the Capital Maintenance Agreement without the consent of the ceding companies and their domestic insurance regulators (which consent, in the case of the ceding companies, may not be unreasonably withheld). The Capital Maintenance Agreement terminates at such time as UFLIC’s obligations to us under the reinsurance agreements terminate, or on such other date as may be agreed by UFLIC and GE Capital with the consent of the domestic regulators and us.

Administrative Services Agreement

In connection with the reinsurance transactions, we entered into an Administrative Services Agreement with UFLIC, pursuant to which we administer certain group and individual insurance policies and contracts that were issued, reinsured or administered by UFLIC, or which had incurred or open claims, on the date that the Administrative Services Agreement became effective. We provide all the administrative services with respect to those insurance policies and contracts, including the billing and collection of premiums and reinsurance premiums, the defense, adjustment, settlement and payment of all claims and the provision of other required business support services. As consideration for our provision of administrative services to UFLIC, UFLIC pays us an expense allowance equal to our actual cost of providing the administrative services, plus a reasonable provision for overhead expenses.

The Administrative Services Agreement has an initial two-year term and thereafter automatically renews for one-year terms. UFLIC has the right to terminate the Administrative Services Agreement at the end of any such term upon 90 days’ written notice. If not earlier terminated, the Administrative Services Agreement will terminate in its entirety on the date UFLIC’s liability under all the insurance contracts is terminated in accordance with the terms thereof.

For the year ended December 31, 2004, we received an aggregate of $0.8 million for services provided pursuant to the Administrative Services Agreement.

Other Related-Party Transactions

Support services provided by GE

GE historically has provided a variety of support services for our businesses, and we have reimbursed GE for the costs of providing these services to us. Our total expenses for these services were $65 million, $87 million and $74 million for the years ended December 31, 2004, 2003 and 2002, respectively. The services we have received from GE include:

•	Customer service, transaction processing and a variety of functional support services provided by Gecis’s predecessor, for which we incurred expenses of $24 million, $37 million and $26 million, for the years ended December 31, 2004, 2003 and 2002, respectively.

•	Employee benefit processing and payroll administration, including relocation, travel, credit card processing, and related services, for which we incurred expenses of $12 million, $10 million and $10 million for the years ended December 31, 2004, 2003 and 2002, respectively.

•	Employee training programs, including access to GE training courses and payment for employees in management development programs, for which we incurred expenses of $1 million, $4 million and $10 million for the years ended December 31, 2004, 2003 and 2002, respectively.

•	Insurance coverage under the GE insurance program, for which we incurred expenses of $11 million, $17 million and $10 million for the years ended December 31, 2004, 2003 and 2002, respectively.

•	Information systems, network and related services, for which we incurred expenses of $11 million, $9 million and $8 million for the years ended December 31, 2004, 2003 and 2002, respectively.

•	Leases for vehicles, equipment and facilities, for which we incurred expenses of $4 million, $3 million and $2 million for the years ended December 31, 2004, 2003 and 2002, respectively.

•	Other financial and advisory services such as tax consulting, capital markets services, research and development activities, and trademark licenses, for which we incurred expenses of $2 million, $7 million and $8 million for the years ended December 31, 2004, 2003 and 2002, respectively.

GE continues to provide us with many of the support services described above on a transitional basis, and we are arranging to procure other services pursuant to arrangements with third parties or through our own employees. See “—Relationship with GE” above.

Allocation of corporate overhead expenses

GE historically has allocated to us a share of its corporate overhead expenses for certain services provided to us, which are not specifically billed to us, including public relations, investor relations, treasury, and internal audit services. Our total expense for this allocation was $14 million, $50 million and $49 million, for the years ended December 31, 2004, 2003 and 2002, respectively. We have not reimbursed these amounts to GE, and have recorded them as a capital contribution in each year. Following the completion of the IPO, GE no longer allocates any of its corporate overhead expenses to us.

Investment management services

We receive investment management and related administrative services provided by GEAM, for which we incurred expenses of $33 million, $61 million and $39 million for the years ended December 31, 2004, 2003 and 2002, respectively. We are continuing to receive these services pursuant to agreements that were, with limited exceptions, amended in connection with the IPO. See “—Relationship with GE—Investment Agreements.”

Employee benefit plans

We have reimbursed GE for benefits it provides to our employees under various employee benefit plans.

Our employees participate in GE’s retirement plan and retiree health and life insurance benefit plans. Some of our employees also participate in GE’s Supplementary Pension Plan and other retiree benefit plans. We incurred expenses associated with these plans of $57 million, $54 million and $52 million for the years ended December 31, 2004, 2003 and 2002, respectively.

Our employees participate in GE’s defined contribution savings plan that allows the employees to contribute a portion of their pay to the plan on a pre-tax basis. GE matches 50% of these contributions up to 7% of the employee’s pay. We incurred expenses associated with these plans of $12 million, $14 million and $15 million for the years ended December 31, 2004, 2003 and 2002, respectively.

We also provide life and health insurance benefits to our employees through the GE benefit program, as well as through plans sponsored by other GE affiliates. We incurred expenses associated with these plans of $39 million, $41 million and $45 million for the years ended December 31, 2004, 2003 and 2002, respectively.

In addition to the employee benefit expenses for which we have reimbursed GE, we have incurred expenses of $2 million, $9 million and $6 million for certain GE stock option and restricted stock unit grants to certain of our senior executives for the years ended December 31, 2004, 2003 and 2002, respectively. As in the case of the allocation of corporate overhead, these amounts were not paid to GE and have been recorded as a capital contribution.

Reinsurance transactions

In addition to our arrangements with UFLIC, we have entered into reinsurance transactions with affiliates of GE under which we have reinsured some of the risks of our insurance policies on terms comparable to those we could obtain from third parties. We have paid premiums to ERC Life Reinsurance Corporation (formerly an affiliate of GE) of $39 million, $56 million and $60 million for the years ended December 31, 2004, 2003 and 2002, respectively. In addition, in 2002, one of our subsidiaries entered into a life reinsurance agreement with an affiliated company, GE Pensions Limited, to reinsure 95% of our liabilities under certain life insurance policies. We have paid premiums to this affiliate of $100 million and $94 million for the years ended December 31, 2003 and 2002, respectively. This agreement was terminated as of December 31, 2003.

Credit arrangements and other amounts due from or owed to GE

Prior to the completion of the IPO, we had outstanding borrowings from GE pursuant to various credit arrangements. In connection with the IPO, we replaced the lines of credit and revolving credit agreement described below with revolving credit and other debt facilities entered into with unaffiliated third-parties. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” and “Description of Certain Indebtedness.”

As of December 31, 2003, we had several notes receivable from various GE affiliates in the aggregate amount of $209 million. These notes were scheduled to mature at various dates through 2017 and bore interest at rates between 5.46% and 6.63%.

As of December 31, 2002, our Japanese life insurance business had ¥62.8 billion ($530 million) of long-term borrowings from various GE affiliates. This debt was scheduled to mature at various dates through 2008 and bore interest at rates between 2.25% and 2.64%. This debt has been recorded in liabilities associated with discontinued operations.

As of December 31, 2003, we had approximately €2 million ($2 million) of notes payable to various GE affiliates. These notes were scheduled to mature in 2011 and 2007 and bore interest at the six-month Euro Interbank Offered Rate and 8.80%.

As of December 31, 2004 and 2003, we had certain operating receivables of $21 million and $254 million, respectively, and payables of $318 million and $673 million, respectively, with certain affiliated companies.

Until the completion of the IPO, we had a line of credit with GE that had an aggregate borrowing limit of $2.5 billion. Outstanding borrowings under this line of credit bore interest at the three-month US$ London Interbank Offered Rate plus 25 basis points. Interest accrued and was settled quarterly, in arrears. We incurred interest expense under this line of credit of $4 million, $1 million and $8 million for the years ended December 31, 2004, 2003 and 2002, respectively. We also had a line of credit with an affiliate of GE Capital with an aggregate borrowing limit of £10 million. There was no outstanding balance as of December 31, 2003 or 2002, and we did not incur any interest expense under this line of credit.

Until the completion of the IPO, we, along with GE Capital, were participants in a revolving credit agreement that involved an international cash pooling arrangement on behalf of a number of GE subsidiaries in Europe, including some of our European subsidiaries. In these roles, either participant could make short-term loans to the other as part of the cash pooling arrangement. Each such borrowing was repayable upon demand, but not later than 364 days after borrowed. This unsecured line of credit bore interest at a rate equal to GE Capital’s cost of funds for the currency in which such borrowing was denominated. We had a net receivable of $9 million and $85 million under this credit facility as of December 31, 2003, and 2002, respectively.

Sale of securities to affiliate

During 2002, we sold certain available-for-sale fixed maturities to a subsidiary of GE Capital that is not consolidated in our financial statements, at fair value, which resulted in net realized investment gains of $114 million.

Real estate and loan transactions

We sell to GE Mortgage Services, an affiliate of GE, properties acquired through claim settlement in our U.S. mortgage insurance business at a price equal to the product of the property’s fair value and an agreed-upon price factor. Under these arrangements, we received from GE Mortgage Services $3 million, $9 million and $13 million for the years ended December 31, 2004, 2003 and 2002, respectively. We expect to phase out over time the arrangements under which we sell properties to GE Mortgage Services, as we take on the role ourselves of holding and disposing of these properties. During 2003 and 2004, we also arranged for the sale to GE Mortgage Services of some residential loans acquired in connection with loss mitigation activities in our U.S. mortgage insurance business and agreed to indemnify GE Mortgage Services for any loss relating to those loans.

Advertising

After the completion of the IPO, we have purchased advertising time from the NBC Universal, which is an affiliate of GE, to air television commercials for our company on the NBC Television Network. For the year ended December 31, 2004, we paid NBC Universal an aggregate of approximately $0.8 million for this advertising time.

Guarantees provided by GE

GE Capital from time to time has provided guarantees or other support arrangements on our behalf, including performance guarantees and support agreements relating to securitizations and comfort letters provided to government agencies. We have not incurred charges or reimbursed GE under any of these arrangements. Following the IPO, many of the guarantees continued as provided under their existing terms. We have not incurred any charges for the provision of these guarantees or other support arrangements, other than pursuant to our obligations under the Master Agreement to indemnify GE for losses arising out of these arrangements.

GE agreements with third parties

Historically, we have received services provided by third parties pursuant to various agreements that GE has entered into for the benefit of its affiliates. We pay the third parties directly for the services they provide to us or reimburse GE for our share of the actual costs incurred under the agreements. We expect to continue to procure some of these third-party services through GE to the extent we are permitted (and elect to) or required to do so.

Products and services provided to GE

We have provided various products and services to GE on terms comparable to those we provide to third parties. We have continued to provide most of these services following the completion of the IPO. These products and services include the following:

•	We distribute our payment protection insurance in part through arrangements with GE’s consumer finance division and other related GE entities, for which we have received gross written premiums of $380 million, $293 million and $218 million for the years ended December 31, 2004, 2003 and 2002, respectively.

•	We reinsure lease obligation insurance and credit insurance marketed by GE Capital, for which we received premiums of $40 million, $94 million and $105 million for the years ended December 31, 2004, 2003 and 2002, respectively.

•	We provide long-term care insurance to certain GE employees, for which we have received premiums of $25 million, $24 million and $20 million for the years ended December 31, 2004, 2003 and 2002, respectively.

•	We distribute GE mutual funds through our wholly-owned broker-dealers, and provide administrative support for our variable annuity customers that have GE mutual funds within their contracts, for which we received $6 million, $4 million and $4 million for the years ended December 31, 2004, 2003 and 2002, respectively, from the mutual funds and GEAM, the asset manager of these funds.

•	We historically have marketed a mortgage unemployment credit insurance product underwritten by a GEFAHI subsidiary that we did not acquire in connection with our corporate reorganization. We received no revenues in connection with this arrangement, but were reimbursed for actual costs. Following the IPO, we market and underwrite this product using a third-party provider.

•	In November 2004, an indirect subsidiary of GE agreed to acquire the Australian Financial Investments Group, or AFIG. AFIG’s business includes mortgage lending, and AFIG purchases mortgage insurance from our Australian mortgage insurance subsidiary. We received premiums of $28 million, $19 million and $12 million from AFIG during the years ended December 31, 2004, 2003 and 2002, respectively. We do not expect the acquisition to result in any changes to the commercial arrangements that are currently in place between AFIG and our Australian mortgage insurance subsidiary.

COMMON STOCK PERFORMANCE GRAPH

The following graph compares the cumulative stockholder return on our Class A Common Stock with the cumulative total return on the Standard & Poor’s 500 Stock Index and the Standard & Poor’s 500 Insurance Index. The graph assumes that $100 was invested on May 25, 2004 (the date on which public trading in Genworth’s Class A Common Stock commenced) in Genworth’s Class A Common Stock and each of the indices described, and that all dividends were reinvested.

	May 25, 2004	June 30, 2004	September 30, 2004	December 31, 2004
Genworth Financial, Inc.	$100.00	$117.69	$119.49	$138.83
S&P 500® Insurance Index	$100.00	$101.91	$ 99.47	$101.52
S&P 500®	$100.00	$102.67	$100.75	$110.05

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person with respect to our securities. We believe that during 2004, all filings required to be made by reporting persons were timely made in accordance with the requirements of the Securities Exchange Act of 1934.

REPORT OF THE AUDIT COMMITTEE

Each member of the Audit Committee is an independent director as determined by our board of directors, based on the NYSE listing rules and Genworth’s independence guidelines. Each member of the committee also satisfies the Securities and Exchange Commission’s additional independence requirement for members of audit committees. In addition, our board of directors has determined that Frank J. Borelli is an “audit committee financial expert,” as defined by SEC rules.

We have reviewed and discussed the company’s audited financial statements with management, which has primary responsibility for the financial statements. KPMG LLP, our company’s independent registered public accounting firm for 2004 (“KPMG”), is responsible for expressing an opinion on the conformity of the company’s audited financial statements with U.S. generally accepted accounting principles. The committee has discussed with KPMG the matters that are required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees). KPMG has provided to the committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the committee discussed with KPMG that firm’s independence. The committee also concluded that KPMG’s provision of audit and non-audit services, as described in the next section, to Genworth and its affiliates is compatible with KPMG’s independence.

Based on the considerations referred to above, the committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for 2004 and selected KPMG as the independent registered public accounting firm for the company for 2005. This report is provided by the following independent directors, who constitute the committee:

Frank J. Borelli, Chair

J. Robert Kerrey

Thomas B. Wheeler

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In addition to retaining KPMG to audit our financial statements for 2004, Genworth retained KPMG, as well as other accounting firms, to provide other auditing and advisory services in 2004. We understand the need for KPMG to maintain objectivity and independence in its audit of our financial statements. To minimize relationships that could appear to impair the objectivity of KPMG, our Audit Committee has restricted the non-audit services that KPMG may provide to us primarily to tax services and merger and acquisition due diligence services and has determined that we would obtain even these non-audit services from KPMG only when the services offered by KPMG are more effective or economical than services available from other providers, and, to the extent possible, only after competitive bidding. The committee also has set a specific annual limit of $750,000 on the amount of such services that we may obtain from KPMG.

The Audit Committee has also adopted policies and procedures for pre-approving all non-audit work performed by KPMG. Specifically, the committee has pre-approved the use of KPMG for detailed, specific types of services within the following categories of non-audit services: merger and acquisition due diligence and audit services; tax services; internal control reviews; employee benefit plan audits; and reviews and procedures that the company requests KPMG to undertake to provide assurances of accuracy on matters not required by laws or regulations. In each case, the committee has also set a specific annual limit on the amount of such services which the company would obtain from KPMG, and has required management to report the specific engagements to the committee on a quarterly basis and to obtain specific pre-approval from the committee for any engagement over $250,000. During 2004 none of the non-audit work conducted by KPMG required the specific pre-approval of the Audit Committee consistent with the guidelines set forth above.

The aggregate fees billed for professional services by KPMG in 2004 and 2003 for these various services were:

Type of Fees	2004(1)	2003
	(in millions)
Audit Fees (2)	$5.4	$4.8
Audit-Related Fees (3)	0.2	0.2
Tax Fees (4)	0.1	—
All Other Fees	—	—

Total	$5.7	$5.0

(1)	These amounts exclude $3.2 million paid by GE to KPMG for audit and audit-related services performed in connection with our IPO and other public offerings completed in 2004.
(2)	Fees for services to perform an audit or review in accordance with generally accepted auditing standards and services that generally only Genworth’s independent registered public accounting firm can reasonably provide, such as the audit of Genworth’s consolidated financial statements included in public offerings or filings, the review of the financial statements included in our quarterly reports on Form 10-Q, and for services that are normally provided by accountants in connection with statutory and regulatory filings or engagements.
(3)	Fees for assurance and related services that are traditionally performed by Genworth’s independent registered public accounting firm, such as, audit and related services for employee benefit plan audits, due diligence related to mergers and acquisitions, internal control reviews, attest services not required by statute or regulation, and consultation concerning financial accounting and reporting standards.
(4)	Fees for tax compliance, consultation and planning services. Tax compliance generally involves preparation of original and amended tax returns, claims for refunds and tax payment planning services. Tax consultation and tax planning encompass a diverse range of services, including assistance in connection with tax audits and filing appeals, tax advice related to mergers and acquisitions, employee benefit plans and requests for rulings or technical advice from taxing authorities.

Our Audit Committee has adopted restrictions on our hiring of any KPMG partner, director, manager, staff, advising member of the department of professional practice, reviewing actuary, reviewing tax professional and any other persons having responsibility for providing audit assurance on any aspect of their certification of the company’s financial statements. The committee also requires key KPMG partners assigned to our audit to be rotated at least every five years.

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the board has selected KPMG as the independent registered public accounting firm to perform the audit of our financial statements for 2005. KPMG was our independent registered public accounting firm for the year ended December 31, 2004. The firm is a registered public accounting firm with the Public Company Accounting Oversight Board (the “PCAOB”), as required by the Sarbanes-Oxley Act of 2002 and the Rules of the PCAOB.

KPMG representatives are expected to attend the 2005 Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

We are asking our stockholders to ratify the selection of KPMG LLP as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, the board is submitting the selection of KPMG LLP to our stockholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the company and our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE

FOR THE RATIFICATION OF THE SELECTION OF KPMG LLP AS OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR 2005.

APPENDIX A

GOVERNANCE PRINCIPLES

GENWORTH FINANCIAL, INC.

The following principles have been approved by the board of directors and, along with the charters and key practices of the board committees, provide the framework for the governance of Genworth Financial, Inc. The board recognizes that there is an ongoing and energetic debate about corporate governance, and it will review these principles and other aspects of Genworth governance annually or more often if deemed necessary.

1.  Role of Board and Management. Genworth’s business is conducted by its employees, managers and officers, under the direction of the chief executive officer (CEO) and the oversight of the board, to enhance the long-term value of the company for its stockholders. The board of directors is elected by the stockholders to oversee management and to assure that the long-term interests of the stockholders are being served. Both the board of directors and management recognize that the long-term interests of stockholders are advanced by responsibly addressing the concerns of other stakeholders and interested parties including employees, recruits, customers, suppliers, Genworth communities, government officials and the public at large.

2.  Functions of Board. The board of directors has 6 scheduled meetings a year at which it reviews and discusses reports by management on the performance of the company, its plans and prospects, as well as immediate issues facing the company. Directors are expected to attend all scheduled board and committee meetings and the Annual Meeting of stockholders. In addition to its general oversight of management, the board also performs a number of specific functions, including:

a.  selecting, evaluating and compensating the CEO and overseeing CEO succession planning;

b.  providing counsel and oversight on the selection, evaluation development and compensation of senior management;

c.  reviewing, monitoring and, where appropriate, approving fundamental financial and business strategies and major corporate actions;

d.  assessing major risks facing the company—and reviewing options for their mitigation; and

e.  ensuring processes are in place for maintaining the integrity of the company—the integrity of the financial statements, the integrity of compliance with law and ethics, the integrity of relationships with customers and suppliers, and the integrity of relationships with other stakeholders.

3.  Qualifications. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the stockholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. We endeavor to have a board representing diverse experience at policy-making levels in business, government, education and technology, and in areas that are relevant to the company’s global activities.

Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the board for an extended period of time. Directors should offer their resignation in the event of any significant change in their personal circumstances, including a change in their principal job responsibilities.

Directors who also serve as CEOs or in equivalent positions should not serve on more than two boards of public companies in addition to the Genworth board, and other directors should not serve on more than four other boards of public companies in addition to the Genworth board.

The board does not believe that arbitrary term limits on directors’ service are appropriate, nor does it believe that directors should expect to be renominated annually until they reach the mandatory retirement age. The board self-evaluation process described below will be an important determinant for board tenure. Directors will not be nominated for election to the board after their 73rd birthday, although the full board may nominate candidates over 73 for special circumstances.

4.  Independence of Directors. Promptly following Genworth’s initial public offering of Class A common stock, at least three directors will be independent directors, as independence is determined by the board, based on the guidelines set forth below. So long as the General Electric Company (GE) and its affiliates own more than fifty percent (50%) of the outstanding voting power of Genworth, Genworth is not subject to the New York Stock Exchange listing requirements (NYSE rules) mandating that a majority of the directors will be independent directors.

All future directors that are not employees of Genworth or GE or their respective affiliates will be independent. Directors who do not satisfy Genworth’s independence guidelines also make valuable contributions to the board and to the company by reason of their experience and wisdom.

For a director to be considered independent, the board must determine that the director does not have any direct or indirect material relationship with Genworth. The board has established guidelines to assist it in determining director independence, which conform to or are more exacting than the independence requirements in the NYSE rules. In addition to applying these guidelines, the board will consider all relevant facts and circumstances in making an independence determination, and not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation.

The board will make and publicly disclose its independence determination for each director when the director is first elected to the board and annually thereafter for all nominees for election as directors. If the board determines that a director who satisfies the NYSE rules is independent even though he or she does not satisfy all of Genworth’s independence guidelines, this determination will be disclosed and explained in the next proxy statement. In accordance with the NYSE rules, determinations made prior to November 4, 2004 under the guidelines in section (a) below will be based upon a director’s relationships with Genworth during the 12 months preceding the determination. Determinations made on or after November 4, 2004 under the guidelines in section (a) below will be based upon relationships during the 36 months preceding the determination. Similarly, determinations made prior to November 4, 2004 under the guidelines in section (b) below will be based upon the extent of commercial relationships during the last completed fiscal year; thereafter, such determinations will be based upon the extent of commercial relationships during the three completed fiscal years preceding the determination.

a.  A director will not be independent if:

(i)  the director is employed by Genworth, or an immediate family member is an executive officer of Genworth;

(ii)  the director receives any direct compensation from Genworth, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

(iii)  an immediate family member who is a Genworth executive receives more than $100,000 per year in direct compensation from Genworth;

(iv)  the director is affiliated with or employed by Genworth’s independent auditor, or an immediate family member is affiliated with or employed in a professional capacity by Genworth’s independent auditor; or

(v)  a Genworth executive is on the compensation committee of the board of directors of a company which employs the Genworth director or an immediate family member as an executive officer.

b.  A director will not be independent if, at the time of the independence determination, the director is an executive officer or employee, or if an immediate family member is an executive officer, of another company that does business with Genworth and the sales by that company to Genworth or purchases by that company from Genworth, in any single fiscal year during the evaluation period, are more than the greater of one percent of the annual revenues of that company or $1 million.

c.  A director will not be independent if, at the time of the independence determination, the director is an executive officer or employee, or an immediate family member is an executive officer, of another company which is indebted to Genworth, or to which Genworth is indebted, and the total amount of either company’s indebtedness to the other at the end of the last completed fiscal year is more than one percent of the other company’s total consolidated assets.

d.  A director will not be independent if, at the time of the independence determination, the director serves as an officer, director or trustee of a charitable organization, and Genworth’s discretionary charitable contributions to the organization are more than one percent of that organization’s total annual charitable receipts during its last completed fiscal year. (Genworth’s automatic matching of employee charitable contributions will not be included in the amount of Genworth’s contributions for this purpose.)

5.  Size of Board and Selection Process. The directors are elected each year by the stockholders at the Annual Meeting of Stockholders. Holders of Genworth’s Class A common stock and Class B common stock have the right to elect directors in the manner set forth in Genworth’s certificate of incorporation. Stockholders may propose nominees for consideration by the nominating and corporate governance committee by submitting the names and supporting information to: Secretary, Genworth Financial, Inc., 6620 West Broad Street, Richmond, Virginia 23230. With respect to (i) directors elected by the holders of the Class A common stock voting separately as a class and (ii) directors elected by the holders of the Class B common stock and the holders of the Class A common stock voting together as a single class, the board, or the nominating and corporate governance committee, proposes a slate of nominees to the stockholders for election to the board. Neither the board nor the nominating and corporate governance committee will propose a slate of nominees to the holders of the Class B common stock for election to the board. Subject to the requirements of Genworth’s certificate of incorporation, the board determines the number of directors on the board. Vacancies on the board may be filled in the manner set forth in Genworth’s certificate of incorporation. Consistent with the requirements set forth in Genworth’s certificate of incorporation, the board believes that, given the size and breadth of Genworth, and the need for diversity of board views, the size of the board should be in the range of 7 to 15 directors.

6.  Board Committees. The board has established the following committees to assist the board in discharging its responsibilities: (i) audit; (ii) management development and compensation; and (iii) nominating and corporate governance. The current charters and key practices of these committees will be published on the Genworth website, and will be mailed to stockholders on written request. The committee chairs report the highlights of their meetings to the full board following each meeting of the respective committees. The committees occasionally hold meetings in conjunction with the full board.

7.  Independence of Committee Members. In addition to the independence standards discussed in section 4 above, members of the audit committee must also satisfy two additional NYSE independence requirements. Specifically, (i) they may not accept directly or indirectly any consulting, advisory or other compensatory fee from Genworth or any of its subsidiaries other than their directors’ compensation and (ii) they may not be an affiliated person of Genworth or any of its subsidiaries (as “affiliated” is defined in Rule 10A-3 of the Securities Exchange Act of 1934). So long as GE and its affiliates own more than fifty percent (50%) of the outstanding voting power of Genworth, Genworth is not subject to the NYSE rules mandating that both the management development and compensation committee and the nominating and corporate governance committee be composed entirely of independent directors.

8.  Meetings of Non-Employee and Independent Directors. The board will have at least three regularly scheduled meetings a year for the non-employee directors without management present. The directors have determined that the chairman of the management development and compensation committee will preside at such meetings. The non-employee directors may meet without management present at such other times as determined by the chairman of the management development and compensation committee. If the non-employee directors include individuals who are not independent based on the guidelines set forth in paragraph 4 above, the board will also have at least one regularly scheduled meeting a year for the independent directors. The directors have determined that the chairman of the audit committee will preside at such meetings of the independent directors.

9.  Self-Evaluation. As described more fully in the key practices of the nominating and corporate governance committee, the board and each of the committees will perform an annual self-evaluation. Each November, the directors will be requested to provide their assessments of the effectiveness of the board and the committees on which they serve.

10.  Setting Board Agenda. The board shall be responsible for its agenda. At the December board meeting, the CEO will propose for the board’s approval key issues of strategy, risk and integrity to be scheduled and discussed during the course of the next calendar year. Before that meeting, the board will be invited to offer its suggestions. As a result of this process, a schedule of major discussion items for the following year will be established. The CEO or the appropriate committee chair shall determine the nature and extent of information that shall be provided regularly to the directors before each scheduled board or committee meeting. Directors are urged to make suggestions for agenda items, or additional pre-meeting materials, to the CEO or appropriate committee chair at any time.

11.  Ethics and Conflicts of Interest. The board expects Genworth directors, as well as officers and employees, to act ethically at all times and to acknowledge their adherence to the policies comprising Genworth’s code of conduct set forth in the company’s integrity manual, Integrity: The Spirit and the Letter of Our Commitment. Genworth will not make any personal loans or extensions of credit to directors or executive officers, other than consumer loans or credit card services on terms offered to the general public. No non-employee director may provide personal services for compensation to Genworth, other than in connection with serving as a Genworth director. The board will not permit any waiver of any ethics policy for any director or executive officer. If an actual or potential conflict of interest arises for a director, the director shall promptly inform the CEO. All directors will recuse themselves from any discussion or decision affecting their personal, business or professional interests. The board shall resolve any conflict of interest question involving the CEO, a vice chairman or a senior vice president, and the CEO shall resolve any conflict of interest issue involving any other officer of the company.

12.  Reporting of Concerns to Non-Employee Directors or the Audit Committee. The audit committee and the non-employee directors have established the following procedures to enable anyone who has a concern about Genworth’s conduct, or any employee who has a complaint about the company’s accounting, internal accounting controls or auditing matters, to communicate that concern directly to the non-employee directors or to the audit committee. Such communications may be confidential or anonymous, and may be e-mailed, submitted in writing or reported by phone to special addresses and a toll-free phone number that are published on the company’s website. All such communications shall be promptly reviewed by Genworth’s ombudsman, and any concerns relating to accounting, internal controls, auditing or officer conduct shall be sent immediately to the chair of the audit committee. All concerns will be reviewed and addressed by Genworth’s ombudsman in the same way that other concerns are addressed by the company. The status of all outstanding concerns addressed to the non-employee directors or the audit committee will be reported to the chair of the audit committee on a quarterly basis. The audit committee chair may direct that certain matters be presented to the audit committee or the full board and may direct special treatment, including the retention of outside advisors or counsel, for any concern addressed to them. The company’s integrity manual prohibits any employee from retaliating or taking any adverse action against anyone for raising or helping to resolve an integrity concern.

13.  Compensation of the Board. The nominating and corporate governance committee shall have the responsibility for recommending to the board compensation and benefits for independent directors. Directors who are employees of Genworth or GE or their respective affiliates will not receive compensation for serving on Genworth’s board. In discharging this duty, the committee shall be guided by three goals: compensation should fairly pay directors for work required in a company of Genworth’s size and scope; compensation should align directors’ interests with the long-term interests of stockholders; and the structure of the compensation should be simple, transparent and easy for stockholders to understand. As discussed more fully in the key practices of the nominating and corporate governance committee, the committee believes these goals will be served by providing 40% of independent director compensation in cash and 60% in deferred stock units. Directors will have the option of receiving all of their compensation in deferred stock units. At the end of each year, the nominating and corporate governance committee shall review independent director compensation and benefits.

14.  Succession Plan. The board shall approve and maintain a succession plan for the CEO and senior executives, based upon recommendations from the management development and compensation committee.

15.  Annual Compensation Review of Senior Management. The management development and compensation committee shall annually approve the goals and objectives for compensating the CEO. That committee shall evaluate the CEO’s performance in light of these goals before setting the CEO’s salary, bonus and other incentive and equity compensation. The committee shall also annually approve the compensation structure for the company’s officers, and shall evaluate the performance of the company’s senior executive officers before approving their salary, bonus and other incentive and equity compensation.

16.  Access to Senior Management. Non-employee directors are encouraged to contact senior managers of the company without senior corporate management present.

17.  Access to Independent Advisors. The board and its committees shall have the right at any time to retain independent outside auditors and financial, legal or other advisors, and the company shall provide appropriate funding, as determined by the board or any committee, to compensate such independent outside auditors or advisors, as well as to cover the ordinary administrative expenses incurred by the board and its committees in carrying out their duties.

18.  Director Orientation; Continuing Education. The general counsel and the chief financial officer shall be responsible for providing an orientation for new directors, and for periodically providing materials or briefing sessions for all directors on subjects that would assist them in discharging their duties. Each new director shall, within six months of election to the board, spend a day at corporate headquarters for personal briefing by senior management on the company’s strategic plans, its financial statements, and its key policies and practices.

19.  Policy on Poison Pills. The term “poison pill” refers to the type of stockholder rights plan that some companies adopt to make a hostile takeover of the company more difficult. If Genworth were ever to adopt a poison pill, the board would seek prior stockholder approval unless, due to timing constraints or other reasons, a committee consisting solely of independent directors determines that it would be in the best interests of stockholders to adopt a poison pill without obtaining stockholder approval.

APPENDIX B

Charter of the

Audit Committee

Genworth Financial, Inc.

The Audit Committee of the board of directors of Genworth Financial, Inc. shall consist of a minimum of three directors. Members of the committee shall be appointed by the board of directors upon the recommendation of the Nominating and Corporate Governance Committee and may be removed by the board of directors in its discretion. All members of the committee shall be independent directors, and shall satisfy the New York Stock Exchange standard for independence for members of the audit committee. Independence of directors shall be determined by the board based on the standards for independence set forth in paragraph 4 of Genworth’s Governance Principles, and the more rigorous independence requirements for members of the audit committee set forth in paragraph 7 of Genworth’s Governance Principles. All members shall have sufficient financial experience and ability to enable them to discharge their responsibilities and at least one member shall satisfy the Securities and Exchange Commission’s criteria for an “audit committee financial expert.”

The purpose of the committee shall be to assist the board in its oversight of the integrity of the financial statements of the company, of the company’s compliance with legal and regulatory requirements, of the independence and qualifications of the independent auditor, and of the performance of the company’s internal audit function and independent auditors.

In furtherance of this purpose, the committee shall have the following authority and responsibilities:

1.  To discuss with management and the independent auditor the annual audited financial statements and quarterly financial statements, including matters required to be reviewed under applicable legal, regulatory or New York Stock Exchange requirements.

2.  To discuss with management and the independent auditor, as appropriate, earnings press releases and financial information and earnings guidance provided to analysts and to rating agencies.

3.  To select the independent auditor to examine the company’s accounts, controls and financial statements. The committee shall have the sole authority and responsibility to select, evaluate, compensate and oversee the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the company (including resolution of disagreements between management and the auditor regarding financial reporting). The independent auditor and each such registered public accounting firm will report directly to the committee. The committee shall have the sole authority to approve all audit engagement fees and terms and the committee, or a member of the committee, must pre-approve any audit and non-audit service provided to the company by the company’s independent auditor.

4.  To discuss with management and the independent auditor, as appropriate, any audit problems or difficulties and management’s response, and the company’s risk assessment and risk management policies, including the company’s major financial risk exposure and steps taken by management to monitor and mitigate such exposure.

5.  To review the company’s financial reporting and accounting standards and principles, significant changes in such standards or principles or in their application and the key accounting decisions affecting the company’s financial statements, including alternatives to, and the rationale for, the decisions made.

6.  To review and approve the internal corporate audit staff functions, including: (i) purpose, authority and organizational reporting lines; (ii) annual audit plan, budget and staffing; and (iii) concurrence in the appointment, compensation and rotation of the vice president-corporate audit staff.

7.  To review, with the senior vice president-finance, the vice president-corporate audit staff, or such others as the committee deems appropriate, the company’s internal system of audit and financial controls and the results of internal audits.

8.  To obtain and review at least annually a formal written report from the independent auditor delineating: the auditing firm’s internal quality-control procedures; any material issues raised within the preceding five years by the auditing firm’s internal quality-control reviews, by peer reviews of the firm, or by any governmental or other inquiry or investigation relating to any audit conducted by the firm. The committee will also review steps taken by the auditing firm to address any findings in any of the foregoing reviews. Also, in order to assess auditor independence, the committee will review at least annually all relationships between the independent auditor and the company.

9.  To prepare and publish an annual committee report in the company’s proxy statement.

10.  To set policies for the hiring of employees or former employees of the company’s independent auditor.

11.  To review and investigate any matters pertaining to the integrity of management, including conflicts of interest, or adherence to standards of business conduct as required in the policies of the company. This should include regular reviews of the compliance processes in general and the corporate ombudsman process in particular. In connection with these reviews, the committee will meet, as deemed appropriate, with the general counsel and other company officers or employees.

The committee shall meet separately at least quarterly with management, with the corporate audit staff and also with the company’s independent auditors.

The committee shall have authority to retain such outside counsel, experts and other advisors as the committee may deem appropriate in its sole discretion. The committee shall have sole authority to approve related fees and retention terms.

The committee shall report its recommendations to the board after each committee meeting and shall conduct and present to the board an annual performance evaluation of the committee. The committee shall review at least annually the adequacy of this charter and recommend any proposed changes to the board for approval.

12.  To establish procedures for the receipt, retention and treatment of complaints on accounting, internal accounting controls or auditing matters, as well as for confidential, anonymous submissions by company employees of concerns regarding questionable accounting or auditing matters.

B-2

APPENDIX C

2004 Genworth Financial, Inc.

Omnibus Incentive Plan

Effective May 25, 2004

2004 Genworth Financial, Inc.

Omnibus Incentive Plan

Article 1.	Establishment, Purpose, Awards, Eligibility and Participation

1.1  Establishment. Genworth Financial, Inc., a Delaware corporation (together with its successors, the “Company”), establishes the 2004 Genworth Financial, Inc. Omnibus Incentive Plan (the “Plan”), as set forth in this document.

The Plan shall become effective on the date of, and immediately prior to, the effectiveness of the Company’s registration statement on Form S-8 relating to the registration of the Shares issuable pursuant to the Plan (the date on which the Plan becomes effective being referred to herein as the “Effective Date”).

1.2  Purpose of the Plan. The purpose of the Plan is to promote the interests of the Company and its shareholders by strengthening the ability of the Company and its affiliates to attract, motivate, reward, and retain qualified individuals upon whose judgment, initiative, and efforts the financial success and growth of the business of the Company largely depend, and to provide an opportunity for such individuals to acquire stock ownership and other rights that promote and recognize the financial success and growth of the Company.

1.3  Awards. The Plan permits the grant of Stock Options, Stock Appreciation Rights, Restricted Stock (including Performance Shares), Restricted Stock Units (including Performance Units), Other-Stock Based Awards, Nonemployee Director Awards (including Deferred Stock Units), Dividend Equivalents, and Cash-Based Awards. The Plan sets forth the performance goals and procedural requirements to permit the Company to design Awards that qualify as Performance-Based Compensation. The Plan provides for a Covered Employee Annual Incentive Award based on Consolidated Operating Earnings and Net Earnings, which is also intended to qualify as Performance-Based Compensation.

1.4  Eligibility and Participation. Any Employee, Nonemployee Director, or Third Party Service Provider is eligible to be designated a Participant. An individual shall become a Participant upon the grant of an Award. Each Award shall be evidenced by an Award Agreement. No individual shall have the right to be selected to receive an Award under the Plan, or, having been so selected, to be selected to receive a future Award.

Article 2.	Definitions

In addition to the terms specifically defined elsewhere in the Plan, the following capitalized terms whenever used in the Plan shall have the meanings set forth below.

2.1  Awards.

(a)	“Award” shall mean, individually or collectively, any Stock Option, Stock Appreciation Right, Restricted Stock (including any Performance Share), Restricted Stock Unit (including any Performance Unit), Covered Employee Annual Incentive Award, Cash-Based Award, Other Stock-Based Award or Nonemployee Director Award (including any Deferred Stock Unit) that is granted under the Plan.

(b)	“Cash-Based Award” shall mean any right granted under Article 11.

(c)	“Covered Employee Annual Incentive Award” shall mean any right granted under Section 12.1.

(d)	“Deferred Stock Unit” shall mean a Nonemployee Director Award, as described in Section 10.2.

(e)	“Dividend Equivalent” shall mean any right granted under Article 9.

(f)	“Nonemployee Director Award” shall mean any Award granted to a Nonemployee Director under Section 10.1.

(g)	“Other Stock-Based Award” shall mean any right granted under Article 8

(h)	“Performance-Based Compensation” shall mean compensation under an Award that is intended to constitute “qualified performance-based compensation” within the meaning of the regulations promulgated under Section 162(m) of the Code.

(i)	“Performance Share” shall mean a Share of Restricted Stock as described in Section 7.1(c).

(j)	“Performance Unit” shall mean a Restricted Stock Unit as described in Section 7.1(c).

(k)	“Restricted Stock” shall mean any Share granted under Article 7.

(l)	“Restricted Stock Unit” shall mean any right granted under Article 7.

(m)	“Stock Appreciation Right” shall mean any right granted under Article 6.

(n)	“Stock Option” shall mean any right granted under Article 5.

2.2  Other Defined Terms.

(a)	“Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations of the Exchange Act, including any Subsidiary.

(b)	“Annual Award Limit” shall have the meaning set forth in Section 4.3.

(c)	“Award Agreement” shall mean any written agreement, contract, or other document setting forth the terms and conditions applicable to any Award.

(d)	“Board of Directors” shall mean the board of directors of the Company.

(e)	“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended from time to time.

(f)	“Committee” shall mean a committee of the Board of Directors, which is intended to satisfy the requirements of the stock exchange on which the Shares are listed, Section 162(m) of the Code and the regulations thereunder, and, except as otherwise determined by the Board of Directors, the requirements of Section 16 of the Exchange Act and the rules and regulations thereunder, or any successor requirement to any of the foregoing. For purposes of any Award made to a Nonemployee Director, the Board of Directors shall act as the Committee and any reference to the Committee in the Plan with respect to a Nonemployee Director Award shall mean the Board of Directors. For purposes of any Award that will become effective as of the Effective Date or as of the consummation of the Company’s initial public offering, the Board of Directors shall act as the Committee and any reference to the Committee in the Plan with respect to such an Award shall mean the Board of Directors.

(g)	“Company” shall have the meaning set forth in Section 1.1.

(h)	“Covered Employee” shall mean, for any Plan Year, an executive officer of the Company whom the Committee identifies as a potential “covered employee,” as such term is defined in Section 162(m) of the Code and the regulations thereunder, or any successor statute.

(i)	“Effective Date” shall have the meaning set forth in Section 1.1.

(j)	“Employee” shall mean any employee of the Company or any of its Affiliates.

(k)	“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

(l)	“Fair Market Value” shall mean, with respect to any property (including, without limitation, any Shares or other securities), the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee; provided, however, that for purposes of Stock Appreciation Rights and Stock Options to be granted on the Effective Date, the Fair Market Value of a Share on the Effective Date shall mean the initial public offering price of each Share in the Company’s initial public offering.

(m)	“Master Agreement” shall mean that certain Master Agreement, dated May 24, 2004, among General Electric Company, General Electric Capital Corporation, GEI, Inc., GE Financial Assurance Holdings, Inc., and the Company.

(n)	“Nonemployee Director” shall have the meaning ascribed to such term in Rule 16b-3 promulgated under the Exchange Act, or any successor definition adopted by the U.S. Securities and Exchange Commission.

(o)	“Participant” shall mean any eligible individual as set forth in Section 1.4 to whom an Award is granted under the Plan.

(p)	“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

(q)	“Plan” shall have the meaning set forth in Section 1.1.

(r)	“Plan Year” shall mean the calendar year.

(s)	“Share” shall mean a share of Class A common stock, par value $.001, of the Company, and such other securities or property as may become the subject of Awards, or become subject to Awards, pursuant to an adjustment made under Section 4.4.

(t)	“Subsidiary” shall mean, with respect to a Person, any corporation or other entity, whether domestic or foreign, in which such Person has or obtains, directly or indirectly, a proprietary interest of more than fifty percent (50%) by reason of stock ownership or otherwise.

(u)	“Third Party Service Provider” shall mean any consultant, agent, advisor, or independent contractor who renders services to the Company or any of its Affiliates, which services (a) are not performed in connection with the offer and sale of the Company’s securities in a capital raising transaction, and (b) do not directly or indirectly promote or maintain a market for the Company’s securities.

Article 3.	Administration

3.1  General. The Committee shall be responsible for administering the Plan in accordance with this Article 3.

3.2  Authority of the Committee. The Committee shall have full and exclusive discretionary power to (a) interpret the terms and the intent of the Plan and any Award Agreement or other agreement or document ancillary to or in connection with the Plan; (b) determine eligibility for Awards; and (c) adopt such rules, forms instruments, and guidelines for administering the Plan as the Committee deems necessary or proper; provided, however, that the Board of Directors is hereby authorized (in addition to any necessary action by the Committee) to grant or approve Awards as necessary to satisfy the requirements of Section 16 of the Exchange Act and the rules and regulations thereunder. The Committee’s authority shall include, but not be limited to, selecting Award recipients, establishing all Award terms and conditions, including the terms and conditions set forth in Award Agreements, and, subject to Section 14.4, adopting modifications and amendments to any Award Agreement. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participants, the Company, and all other interested individuals.

3.3  Advisors. The Committee may employ attorneys, consultants, accountants, agents, and other individuals, any of whom may be an Employee, and the Committee, the Company, and its officers and directors shall be entitled to rely upon the advice, opinions, or valuations of any such individuals.

3.4  Delegation. The Committee may delegate to one or more of its members, one or more officers of the Company or any of its Affiliates, and one or more agents or advisors such administrative duties or powers as it may deem advisable. The Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as can the Committee: (a) designate Employees and Third Party Service Providers to be recipients of Awards, and (b) determine the terms of conditions of any such Awards; provided, however, that (i) the Committee shall not delegate such responsibilities to any such officer for Awards granted to an Employee that is considered an “insider” for purposes of Section 16 of the Exchange Act; (ii) the resolution providing for such authorization shall set forth the total number of Awards such officer(s) may grant; and (iii) the officer(s) shall report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated.

Article 4.	Shares Subject to the Plan and Maximum Awards

4.1  Number of Shares Available for Awards.

(a)	General. Subject to adjustment as provided in Section 4.4, the maximum number of Shares available for issuance to Participants pursuant to Awards under the Plan shall be thirty-eight million (38,000,000) Shares. The Shares available for issuance under the Plan may be authorized and unissued Shares or treasury Shares.

(b)	Full Value Awards. Of the Shares reserved for issuance under Section 4.1(a), no more than ten million (10,000,000) of the reserved Shares may be issued pursuant to Restricted Stock, Restricted Stock Units and other Awards designed to provide equity compensation based on the value of a Share on the date of grant rather than only upon the appreciation in the value of a Share over an exercise price or base price following the date of grant.

(c)	Nonemployee Directors. Subject to the limit set forth in Section 4.1(a), the maximum number of Shares that may be issued as Nonemployee Director Awards shall be one million (1,000,000) Shares.

4.2  Share Usage.

(a)	General. Shares shall be charged against the total number of Shares available for Awards and the Annual Award Limits on the date of grant to the extent such Awards are denominated in Shares and on the date of settlement for any other Award which is settled in Shares; provided, however, that that in the case of a Stock Appreciation Right granted in tandem with a Stock Option, only the number of shares subject to the Stock Option shall be counted.

(b)	Awards Not Settled in Shares. If all or a portion of an Award denominated in Shares is not settled in Shares, such Shares that are not actually issued and delivered to a Participant (or, if permitted by the Committee, to a Participant’s designated transferee) shall not be counted against the total number of Shares available for Awards but shall continue to be counted for purposes of the Annual Award Limits.

(c)	Cancelled/Forfeited Awards. Any Shares related to Awards which terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such Shares, are settled in cash in lieu of Shares, or are exchanged, prior to the issuance of Shares, for Awards not involving Shares shall be available again for grant under the Plan.

(d)	Stock Options. If the exercise price of any Stock Option granted under the Plan or the tax withholding requirements with respect to any Award granted under the Plan are satisfied by tendering Shares to the Company (by either actual delivery or by attestation), or if a Stock Option is exercised, only the number of Shares issued, net of the Shares tendered, if any, will be deemed delivered for purposes of determining the maximum number of Shares available for delivery under the Plan.

(e)	Dividends or Dividend Equivalents. The maximum number of Shares available for issuance under the Plan shall not be reduced to reflect any dividends or Dividend Equivalents paid in respect of Awards made under the Plan that are settled or reinvested in Shares or additional Awards.

4.3  Annual Award Limits. Unless and until the Committee determines that an Award to a Covered Employee is not intended to qualify as Performance-Based Compensation, the following limits (each an “Annual Award Limit” and collectively, “Annual Award Limits”) shall apply to grants of Awards under the Plan:

(a)	Stock Options or Stock Appreciation Rights: The maximum number of Shares with respect to which Stock Options or Stock Appreciation Rights may be granted or measured to any Participant in any Plan Year shall be five million (5,000,000) Shares.

(b)	Restricted Stock or Restricted Stock Units: The maximum number of Shares with respect to which Restricted Stock or Restricted Stock Units may be granted or measured to any Participant in any Plan Year shall be two million (2,000,000) Shares.

(c)	Covered Employee Annual Incentive Award: The maximum amount of any Covered Employee Annual Incentive Awards that may be paid or credited to any Covered Employee in any Plan Year, whether in cash, Shares or other property, shall be five million dollars ($5,000,000).

(d)	Cash-Based Awards: The maximum amount of any Cash-Based Awards that may be paid, credited or vested to any Participant in any Plan Year shall be ten million dollars ($10,000,000).

(e)	Other Stock-Based Awards: The maximum number of Shares with respect to which Other Stock-Based Awards may be granted or measured to any Participant in any Plan Year shall be one million (1,000,000) Shares.

(f)	Nonemployee Director Awards: The maximum number of Shares with respect to which Nonemployee Directors Awards may be granted or measured to any Nonemployee Director in any Plan Year shall be twenty-five thousand (25,000) Shares.

4.4  Adjustments in Authorized Shares. In the event of any corporate event or transaction (including, but not limited to, a change in the shares of the Company or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, stock dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, combination of Shares, exchange of Shares, dividend in kind, or other like change in capital structure or distribution (other than normal cash dividends) to shareholders of the Company, or any similar corporate event or transaction, the Committee, in its sole discretion, to prevent dilution or enlargement of Participants’ rights under the Plan as well as dilution or enlargement of the benefits or potential benefits intended to be made available, shall substitute or adjust, as applicable, the number and kind of Shares that may be issued under the Plan or under particular forms of Awards, the number and kind of Shares subject to outstanding Awards, the exercise price or base price applicable to outstanding Awards, the Annual Award Limits, and other value determinations applicable to outstanding Awards.

The Committee, in its sole discretion, may also make appropriate adjustments in the terms of any Awards under the Plan to reflect, or related to, such changes or distributions and to modify any other terms of outstanding Awards, including modifications of performance goals and changes in the length of performance periods. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under the Plan.

Without affecting the number of Shares reserved or available hereunder, the Committee may authorize the issuance or assumption of benefits under the Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate.

Article 5.	Stock Options

5.1  Grant of Stock Options. The Committee is hereby authorized to grant Stock Options to Participants. Each Stock Option shall permit a Participant to purchase from the Company a stated number of Shares from the Company at an exercise price established by the Committee, subject to the terms and conditions described in this Article 5 and to such additional terms and conditions, in established by the Committee, in its sole discretion, that are consistent with the provisions of the Plan. All Stock Options shall be nonqualified stock options. The Plan does not provide for the grant of “incentive stock options” within the meaning of Section 422 of the Code.

5.2  Exercise Price. The exercise price per Share under a Stock Option shall be determined by the Committee at the time of grant; provided, however, that such exercise price shall not be less than the Fair Market Value of a Share on the date of grant of such Stock Option (or, if the Committee so determines, in the case of any Stock Option retroactively granted in tandem with or in substitution for another Award or any other outstanding award, on the date of grant of such other Award or award).

5.3  Stock Option Term. The term of each Stock Option shall be determined by the Committee at the time of grant; provided, however, that no Stock Option shall be exercisable later than the tenth (10th) anniversary of the date of its grant unless otherwise determined by the Committee. Notwithstanding the foregoing, for Stock Options granted to Participants outside the United States, the Committee has the authority to grant Stock Options that have a term greater than ten (10) years to the extent required by the applicable local laws of the jurisdictions in which such Stock Options are granted.

5.4  Time of Exercise. Stock Options shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall determine at the time of grant.

5.5  Method of Exercise. Stock Options shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee, or by complying with any alternative procedures which may be authorized by the Committee, setting forth the number of Shares with respect to which the Stock Option is to be exercised, accompanied by full payment for the Shares.

A condition of the issuance of the Shares as to which a Stock Option shall be exercised shall be the payment of the exercise price. The exercise price of any Stock Option shall be payable to the Company in full either: (a) in cash or its equivalent; (b) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the exercise price (provided that the Shares that are tendered must have been held by the Participant for at least six (6) months prior to their tender to satisfy the exercise price or have been purchased on the open market); (c) by a combination of (a) and (b); or (d) any other method approved or accepted by the Committee in its sole discretion, including, without limitation, if the Committee so determines, a cashless (broker-assisted) exercise.

Subject to any governing rules or regulations, as soon as practicable after receipt of written notification of exercise and full payment (including satisfaction of any applicable tax withholding), the Company shall deliver to the Participant evidence of book entry Shares, or upon the Participant’s request, Share certificates in an appropriate amount based upon the number of Shares purchased under the Stock Option(s).

Unless otherwise determined by the Committee, all payments under all of the methods indicated above shall be paid in U.S. dollars.

Article 6.	Stock Appreciation Rights

6.1  Grant of Stock Appreciation Rights. The Committee is hereby authorized to grant Stock Appreciation Rights to Participants, including a concurrent grant of Stock Appreciation Rights in tandem with any Stock Option. Subject to the terms of the Plan and any applicable Award Agreement, a Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive, upon exercise thereof, the excess of (a) the Fair Market Value of one Share on the date of exercise over (b) the grant price of the right as specified by the Committee, which shall not be less than the Fair Market Value of one Share on the date of grant of the Stock Appreciation Right (or, if the Committee so determines, in the case of any Stock Appreciation Right retroactively granted in tandem with or in substitution for another Award or any other outstanding award, on the date of grant of such other Award or award).

Subject to the terms of the Plan and any applicable Award Agreement, the grant price, term, methods of exercise, methods of settlement, and any other terms and conditions of any Stock Appreciation Right shall be as determined by the Committee. The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it may deem appropriate.

6.2  Stock Appreciation Right Term. The term of each Stock Appreciation Right shall be determined by the Committee at the time of grant; provided, however, that no Stock Appreciation Right shall be exercisable later than the tenth (10th) anniversary of the date of its grant unless otherwise determined by the Committee. Notwithstanding the foregoing, for Stock Appreciation Rights granted to Participants outside the United States, the Committee has the authority to grant Stock Appreciation Rights that have a term greater than ten (10) years to the extent required by the applicable local laws of the jurisdictions in which such Stock Appreciation Rights are granted.

6.3  Time of Exercise. Stock Appreciation Rights shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall determine at the time of grant.

6.4  Tandem Stock Appreciation Rights. Upon the exercise of all or a portion of a Stock Appreciation Right granted in tandem with a Stock Option, a Participant shall be required to forfeit the right to purchase an equivalent portion of the related Stock Option (and, when a Share is purchased under the related Stock Option, the Participant shall be required to forfeit an equivalent portion of the Stock Appreciation Right).

Article 7.	Restricted Stock and Restricted Stock Units

7.1  Grant of Restricted Stock or Restricted Stock Units.

(a)	General. The Committee is hereby authorized to grant Restricted Stock and Restricted Stock Units to Participants. Each Restricted Stock Unit shall represent one Share. Restricted Stock Units shall be credited to a notional account maintained by the Company. No Shares are actually awarded to the Participant in respect of Restricted Stock Units on the date of grant.

(b)	Award Agreement. Each Award Agreement evidencing a Restricted Stock or Restricted Stock Unit grant shall specify the terms of the period(s) of restriction, the number of Shares of Restricted Stock or the number of Restricted Stock Units granted, settlement dates and such other provisions as the Committee shall determine.

(c)	Performance Shares; Performance Units. Restricted Stock and Restricted Stock Units, the grant of which or lapse of restrictions of which is based upon the achievement of performance goals over a performance period, shall be referred to as “Performance Shares” and “Performance Units,” respectively.

7.2  Voting Rights. Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, to the extent permitted or required by law, as determined by the Committee, Participants holding Shares of Restricted Stock granted hereunder shall have the right to exercise full voting rights with respect to those Shares during the period of restriction. A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder.

7.3  Section 83(b) Election. The Committee may provide in an Award Agreement that the Award of Restricted Stock is conditioned upon the Participant making or refraining from making an election with respect to the Award under Section 83(b) of the Code. If a Participant makes an election pursuant to Section 83(b) of the Code concerning a Restricted Stock Award, the Participant shall be required to file promptly a copy of such election with the Company.

Article 8.	Other Stock-Based Awards

The Committee is hereby authorized to grant other types of equity-based or equity-related Awards not otherwise described by the terms of the Plan (including the grant or offer for sale of unrestricted Shares) to Participants in such amounts and subject to such terms and conditions as the Committee shall determine. Such Awards shall be referred to as “Stock-Based Awards.” Each such Other Stock-Based Award may involve the transfer of actual Shares to Participants or payment in cash or otherwise of amounts based on the value of Shares, and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

Each Other Stock-Based Award shall be expressed in terms of Shares or units or an equivalent measurement based on Shares, as determined by the Committee. If the value of an Other Stock-Based Award will be based on the appreciation of Shares from an initial value determined as of the date of grant, then such initial value shall not be less than the Fair Market Value of a Share on the date of grant of such Other Stock-Based Award (or, if the Committee so determines, in the case of any Other Stock-Based Award retroactively granted in tandem with or in substitution for another Award or any other outstanding award, on the date of grant of such other Award or award).

Article 9.	Dividend Equivalents

The Committee is hereby authorized to grant to Participants Dividend Equivalents based on the dividends declared on Shares that are subject to any Award. Dividend Equivalents shall be credited as of dividend payment dates during the period between the date the Award is granted and the date the Award is exercised, vested, expired, credited or paid. Such Dividend Equivalents shall be converted to cash, Shares or additional Awards by such formula and at such time and subject to such limitations as may be determined by the Committee.

Dividend Equivalents granted with respect to any Stock Option or Stock Appreciation Right may be payable regardless of whether such Stock Option or Stock Appreciation Right is subsequently exercised.

Article 10.	Nonemployee Director Awards

10.1  General. The Board of Directors is hereby authorized to grant Awards to Nonemployee Directors, as it shall from time to time determine, including Awards granted in satisfaction of annual fees that are otherwise payable to Nonemployee Directors.

10.2  Deferred Stock Units. Unless otherwise determined by the Board of Directors, sixty percent (60%) of the Nonemployee Director annual fee will be satisfied by a grant of “Deferred Stock Units.” Each Deferred Stock Unit shall represent one Share and will be credited to a notional account maintained by the Company. Nonemployee Directors shall not be entitled to vote Shares represented by such Deferred Stock Units but shall receive Dividend Equivalents with respect to such Awards, which shall be reinvested in additional Deferred Stock Units. Deferred Stock Units shall be settled in cash and paid in accordance with an election made by the Nonemployee Director, which payment date shall be no earlier than the first anniversary of the date the Nonemployee Director ceases to be a director of the Company.

Article 11.	Cash-Based Awards

The Committee is hereby authorized to grant Awards to Participants denominated in cash in such amounts and subject to such terms and conditions as the Committee may determine. Such Awards shall be referred to as “Cash-Based Awards.” Each such Cash-Based Award shall specify a payment amount or payment range as determined by the Committee.

Article 12.	Performance-Based Compensation

12.1  Covered Employee Annual Incentive Award.

(a)

Establishment. No later than ninety (90) days after the commencement of the Plan Year (but in no event after twenty-five percent (25%) of Plan Year has elapsed), the Committee may designate Covered Employees who are eligible to receive a cash payment with respect to any Plan Year based on a percentage of one or both of: (a) the Company’s Consolidated Operating Earnings for the Plan Year and (b) the Company’s Net Earnings for the Plan Year.

(b)	Certification. Following the end of each Plan Year for which a Covered Employee Annual Incentive Award is made, the Committee shall certify in the Company’s Consolidated Operating Earnings and Net Earnings for the Plan Year.

(c)	Settlement. The Committee shall calculate each Participant’s Covered Employee Annual Incentive Award based upon the percentage established at the beginning of the Plan Year. The Committee shall retain the discretion to adjust such Awards downward.

(d)	Applicable Terms. For purposes of the Covered Employee Annual Incentive Award, “Consolidated Operating Earnings” shall mean positive Company annual earnings from continuing operations before income taxes and accounting changes, as determined under generally accepted accounting principles and “Net Earnings” shall mean positive Company annual net earnings, as determined under generally accepted accounting principles.

12.2  Other Performance-Based Compensation. The Committee is authorized to design any Award of Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Cash-Based Awards and Other Stock-Based Awards so that the Award meets the requirements of this Section 12.2 as Performance-Based Compensation. If the Committee determines that it is advisable to grant Awards to Covered Employees that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of this Section 12.2.

(a)	Performance Measures. The granting, vesting, crediting and/or payment of Performance-Based Compensation shall be based on the achievement of performance goals based on one or more of the following performance measures: (i) net earnings or net income (before or after taxes); (ii) earnings growth; (iii) earnings per share; (iv) net sales (including net sales growth); (v) gross profits or net operating profit; (vi) return measures (including, but not limited to, return on assets, capital, equity, or sales); (vii) cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on capital and statutory cash measures); (viii) revenue growth; (ix) earnings before or after taxes, interest, depreciation, and/or amortization; (x) productivity ratios; (xi) Share price (including, but not limited to, growth measures and total shareholder return); (xii) expense targets; (xii) margins (including, but not limited to, gross or operating margins); (xiii) operating efficiency; (xiv) customer satisfaction or increase in the number of customers; (xv) attainment of budget goals; (xvi) division working capital turnover; (xvii) attainment of strategic or operational initiatives; (xviii) market share; (xix) cost reductions; (xx) working capital targets; and (xxi) EVA® and other value-added measures.

Any performance measure may be (1) used to measure the performance of the Company and/or any of its Affiliates as a whole, any business unit thereof or any combination thereof or (2) compared to the performance of a group of comparable companies, or a published or special index, in each case that the Committee, in its sole discretion, deems appropriate.

(b)	Establishment of Performance Goals for Covered Employees. No later than ninety (90) days after the commencement of a performance period (but in no event after twenty-five percent (25%) of such performance period has elapsed), the Committee shall establish in writing: (i) the performance goals applicable to the performance period; (ii) the performance measures to be used to measure the performance goals in terms of an objective formula or standard; (iii) the method for computing the amount of compensation payable to the Participant if such performance goals are obtained; and (iv) the Participants or class of Participants to which such performance goals apply.

(c)

Permitted Exclusions/Inclusions. When establishing the performance goals, the Committee may provide in any Award to a Covered Employee that the evaluation of performance goals may include or exclude any of the following events that occurs during a performance period: (i) asset write-downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (iv) any reorganization and restructuring programs; (v) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year; (vi) acquisitions or divestitures; and (vii) foreign exchange gains and losses.

(d)	Adjustment of Performance-Based Compensation. Awards that are designed to qualify as Performance-Based Compensation may not be adjusted upward. The Committee shall retain the discretion to adjust such Awards downward, either on a formula or discretionary basis or any combination, as the Committee determines.

(e)	Certification of Performance. No Award designed to qualify as Performance-Based Compensation shall be granted, vested, credited or paid, as applicable, with respect to any Participant until the Committee certifies in writing that the performance goals and any other material terms applicable to such performance period have been satisfied.

(f)	Reapproval of Performance Measures. Performance measures listed in Section 12.2(a) may not be used in designing Awards intended to qualify as Performance-Based Compensation after the first shareholder meeting that occurs in the fifth year following the year in which shareholder approval is first approved pursuant to Section 12.3 (or previously approved pursuant to this Section 12.2(f)), unless shareholder approval of such performance measures is again obtained or applicable tax or securities laws change to provide otherwise.

12.3  Shareholder Approval. The Plan may not be used to make Awards to Covered Employees unless (a) the Plan is approved by shareholders at the first annual shareholder’s meeting held more than twelve (12) months after the Effective Date; (b) the Award is a Stock Option, a Stock Appreciation Right, Restricted Stock or a Restricted Stock Unit made prior to such shareholder’s meeting; or (c) the Award is made subject to shareholder approval.

Article 13.	Change of Control

13.1  Change of Control of the Company. Unless the Committee shall determine otherwise in the Award Agreement, or unless otherwise specifically prohibited under applicable laws or by the rules and regulations of any governing governmental agencies or stock exchange on which the Shares are listed, upon the occurrence of a Change of Control in which the Successor Entity fails to Assume and Maintain an Award as defined in Section 13.2:

(a)	Time Vested Awards. Awards, the vesting of which depends upon a participant’s continuation of service for a period of time, shall fully vest as of the effective date of the Change of Control; shall be distributed or paid to the participant within thirty (30) days following the date of the Change of Control in cash, Shares, other securities, or any combination, as determined by the Committee; and shall thereafter terminate; provided, however, that if the Award is denominated in Shares, the amount distributed or paid shall equal the difference between the Fair Market Value of the Shares on the date of the Change of Control and, if applicable, the exercise price, grant price or unpaid purchase price as of the date of the Change of Control;

(b)

Performance-Based Awards. Awards, the vesting of which is based on achievement of performance criteria (other than the Covered Employee Annual Incentive Awards), shall fully vest as of the effective date of the Change of Control; shall be deemed earned based on the target performance being attained for the performance period in which the Change of Control occurs; shall be distributed or paid to the participant within thirty (30) days following the date of the Change of Control pro rata based on the portion of the performance period elapsed on the date of the Change of Control in cash, Shares, other securities, or any combination, as determined by the Committee; and shall thereafter terminate; provided, however, that if the Award is denominated in Shares, the amount distributed or paid shall equal the difference between the Fair Market Value of the Shares on the date of the Change of Control and, if applicable, the exercise price, grant price or unpaid purchase price as of the date of the Change of Control; and

(c)	Covered Employee Annual Incentive Awards. The Covered Employee Annual Incentive Awards shall be based on the Consolidated Operating Earnings or Net Earnings of the Plan Year in which the Change of Control occurs (or such other method of payment as may be determined by the Committee at the time of such Award or thereafter but prior to the Change of Control); shall be distributed or paid to the participant within thirty (30) days following the date of the Change of Control pro rata based on the portion of the year elapsed on the date of the Change of Control in cash, Shares, other securities, or any combination, as determined by the Committee; and shall thereafter terminate.

13.2  Change of Control Definitions.

(a)	“Assume and Maintain”. A Successor Entity shall be deemed to have assumed and maintained an Award under this Plan if the Successor Entity substitutes an Award under this Plan or an award under a Successor Entity plan having equivalent value, terms and conditions as the Award being replaced. The Committee shall have the sole authority to determine whether the proposed assumption of an award by a Successor Entity meets the requirements listed in this Section 13.2(a).

(b)	“Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

(c)	“Change of Control” shall mean the occurrence of any of the following events:

(i)	Any Person becomes the Beneficial Owner of twenty percent (20%) or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of its directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Section 13.2(c), the following acquisitions shall not constitute a Change of Control: (A) any acquisition by General Electric Company or any of its Affiliates, or by any Person who on the Effective Date is the Beneficial Owner of twenty percent (20%) or more of the Outstanding Company Voting Securities; (B) any acquisition directly from the Company, including without limitation, a public offering of securities; (C) any acquisition by the Company or any of its Affiliates; (D) any acquisition by any employee benefit plan or related trust sponsored or maintained by the Company or any of its Affiliates; or (E) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B), and (C) of Section 13.2(c)(iii).

(ii)

Individuals who constitute the Board of Directors as of the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director of the Company subsequent to the Effective Date whose election to the Board of Directors, or nomination for election by the Company’s shareholders, was approved by a vote of (A) at least a majority of the directors then comprising the Incumbent Board, (B) (x) the holders of the Class B Common Stock (as defined in the Master Agreement), voting as a class, or (y) at least a majority of the directors elected by the holders of the Class B Common Stock, in each case in accordance with Article VII of the Amended and Restated Certificate of Incorporation of the Company, (C) prior to the Trigger Date (as defined in the Master Agreement), a vote of at least a majority of any nominating committee of the Board of Directors, which nominating committee was designated by a vote of at least a majority of the directors then comprising the Incumbent Board, or (D) in the case of a director appointed to fill a vacancy in the Board of Directors (other than any vacancy of a director elected by the holders of the Class B Common Stock), at least a majority of the directors entitled (under Section 6 of Article VII of the Amended and Restated Certificate of Incorporation of the Company) to elect such director (so long as at least a majority of such directors voting in favor of the director filling the vacancy are themselves members of (or considered to be pursuant to this definition members

of) the Incumbent Board) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election or removal of the directors of the Company or other actual or threatened solicitation of proxies of consents by or on behalf of a Person other than the Board of Directors;

(iii)	Consummation of a reorganization, merger, or consolidation to which the Company is a party or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, following such Business Combination: (A) all or substantially all of the individuals and entities who were the Beneficial Owners of Outstanding Company Voting Securities immediately prior to such Business Combination are the Beneficial Owners, directly or indirectly, of more than fifty percent (50%) of the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from the Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) (the “Successor Entity”) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Voting Securities; (B) no Person (excluding any Successor Entity or any employee benefit plan or related trust of the Company, such Successor Entity, or any of their Affiliates) is the Beneficial Owner, directly or indirectly, of twenty percent (20%) or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Successor Entity, except to the extent that such ownership existed prior to the Business Combination; and (C) at least a majority of the members of the board of directors of the Successor Entity were members of the Incumbent Board (including persons deemed to be members of the Incumbent Board by reason of the proviso of Section 13.2(c)(ii)) at the time of the execution of the initial agreement or of the action of the Board of Directors providing for such Business Combination; or

(iv)	Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Article 14.	Duration, Rescission, Amendment, Modification, Suspension, and Termination

14.1  Duration of Plan. Unless sooner terminated as provided in Section 14.2 or 14.3, the Plan shall terminate ten (10) years from the Effective Date.

14.2  Automatic Rescission and Termination of Awards and Plan. Notwithstanding any other provision of the Plan, if delivery of the Firm Public Offering Shares (as defined in the Master Agreement) to the Underwriters (as defined in the Master Agreement) against payment therefor is not complete within four (4) Business Days (as defined in the Master Agreement) after the Closing Date (as defined in the Master Agreement), all Awards theretofore granted under the Plan shall immediately be rescinded in all respects and the Plan and all of the Award Agreements shall terminate, without the consent of any relevant Participant or holder or beneficiary of an Award.

14.3  Amendment, Modification, Suspension, and Termination of Plan. The Board of Directors may, at any time and from time to time, alter, amend, modify, suspend, or terminate the Plan in whole or in part; provided, however, that, without the prior approval of the Company’s shareholders, no action shall be taken that would (a) increase the total number of Shares available for issuance under the Plan or the Annual Award Limits, except as provided in Section 4.4; (b) permit the exercise price or grant price of any Stock Option, Stock Appreciation Right or Other Stock-Based Award the value of which is based on the appreciation of Shares from the date of grant (i) to be less than Fair Market Value (except as may be permitted by Section 5.2, 6.1, or Article 8), or (ii) to be repriced, replaced, or regranted through cancellation (except as may be permitted by Section 15.4) or by lowering the exercise price or grant price; (c) change the performance measurements listed in Section

12.2(a); or (d) base any Covered Employee Annual Incentive Award on performance measurements other than Consolidated Operating Earnings or Net Earnings; and provided, further, that no such action shall adversely affect in any material way any Award previously granted under the Plan without the written consent of the Participant holding such Award. After the Plan is terminated in accordance with this Section 14.3, no Award may be granted but any Award previously granted shall remain outstanding in accordance with the terms and conditions of the Plan and the Award.

14.4  Amendment, Modification, Suspension, and Termination of Awards. The Committee shall have the authority at any time and from time to time, alter, amend, modify, suspend or terminate the terms and conditions of any Award; provided, however, that no such action shall adversely affect in any material way any Award previously granted under the Plan without the written consent of the Participant holding such Award.

14.5  Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. Subject to the limitations in Section 12.1(c) related to Covered Employee Annual Incentive Awards and Section 12.2(d) related to other Performance-Based Compensation, the Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.4) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under the Plan.

Article 15.	General Provisions

15.1  Settlement of Awards; No Fractional Shares. Each Award Agreement shall establish the form in which the Award shall be settled. Awards (other than Stock Options and Restricted Stock) may be settled in cash, Shares, other securities, additional Awards or any combination, regardless of whether such Awards are originally denominated in cash or Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, Awards, other securities or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

15.2  Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the Plan.

15.3  Share Withholding. With respect to withholding required upon the exercise of Stock Options or Stock Appreciation Rights, upon the lapse of restrictions on Restricted Stock and Restricted Stock Units, upon the achievement of performance goals related to Performance Shares and Performance Units, or any other taxable event arising as a result of an Award granted hereunder, Participants may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction.

15.4  Substitution of Share-Based Awards. The Committee may, without the consent of any Participant, substitute any Award granted under the Plan which by its terms is intended to be settled in Shares for any other type of Award intended to be settled in Shares, including without limitation, the substitution of Stock Appreciation Rights intended to be settled in Shares for Stock Options; provided, however, that the terms of the substituted Award and the economic benefit of the substituted Award are at least equivalent to the terms and economic benefit of the Award being replaced.

15.5  Transferability of Awards. Except as otherwise provided in a Participant’s Award Agreement or otherwise at any time by the Committee, no Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent or distribution and any attempt to enforce such a purported sale, transfer, pledge, alienation or hypothecation shall be void. Should the Committee permit transferability of an Award, it may do so on a general or a specific basis, and may impose conditions and limitations on any permitted transferability. Unless transferability is permitted, Stock Options and Stock Appreciation Rights may be exercised by a Participant only during his or her lifetime. If the Committee permits any Stock Option or Stock Appreciation Right to be transferred, references in the Plan to the exercise of a Stock Option or Stock Appreciation Right by the Participant or payment of any amount to the Participant shall be deemed to include the Participant’s transferee.

15.6  Termination of Service; Forfeiture Events.

(a)	Termination of Service. Each Award Agreement shall specify the effect of a Participant’s termination of service with the Company and any of its Affiliates, including specifically whether the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment, in addition to the effect on any otherwise applicable vesting or performance conditions of an Award. Such provisions shall be determined in the Committee’s sole discretion, need not be uniform and may reflect distinctions based on the reasons for termination.

(b)	Forfeiture Events. An Award Agreement may also specify other events that may cause a Participant’s rights, payments and benefits with respect to an Award to be subject to reduction, cancellation, forfeiture, or recoupment, or which may affect any otherwise applicable vesting or performance conditions of an Award.

15.7  Deferrals. The Committee may permit or require a Participant to defer such Participant’s receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant by virtue of any Award.

15.8  Conditions and Restrictions on Shares. The Committee shall impose such other conditions or restrictions on any Shares received in connection with an Award as it may deem advisable or desirable. These restrictions may include, but shall not be limited to, a requirement that the Participant hold the Shares received for a specified period of time or a requirement that a Participant represent and warrant in writing that the Participants is acquiring the Shares for investment and without any present intention to sell or distribute such Shares. The certificates for Shares may include any legend which the Committee deems appropriate to reflect any conditions and restrictions applicable to such Shares.

15.9  Share Certificates. If an Award provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on an uncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange on which the Shares are listed. Shares issued in connection with Awards of Restricted Stock may, to the extent deemed appropriate by the Committee, be retained in the Company’s possession until such time as all conditions or restrictions applicable to such Shares have been satisfied or lapse.

15.10  Compliance with Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or stock exchanges on which the Company is listed as may be required. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under the Plan prior to:

(a)	Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and

(b)	Completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

15.11  Rights as a Shareholder. Except as otherwise provided herein, a Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.

15.12  Awards to Non-U.S. Employees. To comply with the laws in other countries in which the Company or any of its Affiliates operates or has Employees, directors, or Third Party Service Providers, the Committee, in its sole discretion, shall have the power and authority to:

(a)	Determine which Affiliates shall be covered by the Plan;

(b)	Determine which Employees, directors and Third Party Service Providers outside the United States are eligible to participate in the Plan;

(c)	Modify the terms and conditions of any Award granted to Employees, directors and Third Party Service Providers outside the United States to comply with applicable foreign laws;

(d)	Establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 15.12(d) by the Committee shall be attached to this Plan document as appendices; and

(e)	Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

15.13  No Right to Continued Service. Nothing in the Plan or an Award Agreement shall interfere with or limit in any way the right of the Company or any of its Affiliates to terminate any Participant’s employment or service at any time or for any reason not prohibited by law, nor confer upon any Participant any right to continue his or her employment or service for any specified period of time. Neither any Award nor any benefits arising under the Plan shall constitute an employment or consulting contract with the Company or any of its Affiliates and, accordingly, subject to Article 14, the Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Board of Directors or Committee, as applicable, without giving rise to any liability on the part of the Company or any of its Affiliates.

15.14  Beneficiary Designation. Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such designation, amounts due under the Plan remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

15.15  Other Compensation Plans or Arrangements. The Committee shall have the authority to grant Awards as an alternative to or as the form of payment for grants or rights earned or due under other compensation plans or arrangements of the Company.

15.16  Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

15.17  Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person, or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

15.18  Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any investments that the Company or any of its Affiliates may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other person. To the extent that any person acquires a right to receive payments from the Company or any of its Affiliates under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company or an Affiliate, as the case may be. All payments to be made hereunder shall be paid from the general funds of the Company or an Affiliate, as the case may be, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan. The Plan is not subject to the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time.

15.19  Nonexclusivity of the Plan. The adoption of the Plan shall not be construed as creating any limitations on the power of the Board of Directors or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.

15.20  No Constraint on Corporate Action. Nothing in the Plan shall be construed to (a) limit, impair, or otherwise affect the Company’s or its Affiliate’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets, or (b) limit the right or power of the Company or its Affiliate to take any action which such entity deems to be necessary or appropriate.

15.21  Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

15.22  Governing Law. The Plan and each Award Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.

Proxy Card for Class A Common Stock

YOUR VOTE IS IMPORTANT VOTE BY INTERNET / TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK

INTERNET

https://www.proxyvotenow.com/gnw

• Go to the website address listed above.

• Have your proxy card ready.

• Follow the simple instructions that appear on your computer screen.

TELEPHONE

1-866-289-1753

OR • Use any touch-tone telephone.

• Have your proxy card ready.

• Follow the simple recorded instructions.

MAIL

• Mark, sign and date your proxy OR card.

• Detach your proxy card.

• Return your proxy card in the postage-paid envelope provided.

Internet and telephone voting is available through 5:00 PM Eastern Time on May 18, 2005.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

HTTPS://WWW.PROXYVOTENOW.COM/GNW

VOTE VIA THE INTERNET

1-866-289-1753

CALL TOLL-FREE TO VOTE

If you vote by Internet or by telephone, you do NOT need to mail back your proxy card.

? DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET ?

Please Sign, Date and Return x the Proxy Card Promptly

Using the Enclosed Envelope. Votes must be indicated (x) in Black or Blue ink.

The Board of Directors recommends a vote FOR Proposals 1, 2 and 3.

1. Election of Directors by the holders of Class A Common Stock.

FOR ALL

WITHHOLD FOR ALL

EXCEPTIONS

Nominees: 01—Frank J. Borelli, 02—Michael D. Fraizer, 03—J. Robert “Bob” Kerrey, 04—Thomas B. Wheeler

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name and check the “Exceptions” box above.)

To change your address, please mark this box.

2. Approval of the 2004 Genworth Financial, Inc. Omnibus Incentive Plan.

3. Ratification of the selection of KPMG LLP as the independent registered public accounting firm for 2005.

FOR AGAINST ABSTAIN

Consent to receive future annual meeting materials electronically is simple and fast: Enroll today at https://www.giveconsent.com/gnw for secure online access to your proxy materials.

S C A N L I N E

NOTE: Please sign exactly as name appears hereon. When signing as attorney, executor, administrator or trustee or for a corporation, please give your full title. For joint accounts each owner must sign. If you are a Genworth stockholder of record and wish to attend the meeting, please so indicate on the proxy card or as prompted by the telephone or Internet voting system.

Date Stockholder sign here

Co-Stockholder sign here

Notice of 2005 Annual Meeting of Stockholders Genworth Financial, Inc.

9:00 a.m., May 19, 2005 The Jefferson Hotel 101 West Franklin Street Richmond, Virginia 23220

April 11, 2005

To the Stockholders:

NOTICE IS HEREBY GIVEN that Genworth Financial, Inc.’s 2005 Annual Meeting of Stockholders will be held at The Jefferson Hotel, 101 West Franklin Street, Richmond, Virginia 23220, on Thursday, May 19, 2005, at 9:00 a.m., to address all matters that may properly come before the meeting. In addition to receiving a report on our business operations, stockholders will vote on:

(a) election of directors for the ensuing year;

(b) approval of the 2004 Genworth Financial, Inc. Omnibus Incentive Plan;

(c) ratification of the selection of KPMG LLP as the independent registered public accounting firm for 2005; and (d) such other business as may properly come before the annual meeting or any adjournment thereof.

Stockholders of record at the close of business on March 21, 2005, will be entitled to vote at the meeting and any adjournments.

Leon E. Roday Secretary

Genworth Financial, Inc.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR ANNUAL MEETING OF STOCKHOLDERS MAY 19, 2005

The undersigned stockholder of Genworth Financial, Inc. hereby appoints Richard P. McKenney, and Leon E. Roday and each of them jointly and severally, proxies, with full power of substitution, to vote all shares of Class A Common Stock of Genworth Financial, Inc. that the undersigned is entitled to vote at the 2005 Annual Meeting of Stockholders to be held on Thursday, May 19, 2005, at 9:00 a.m. and at any adjournment thereof, upon such business as may properly come before the meeting, including proposals 1, 2 and 3, which are described in the Proxy Statement dated April 11, 2005, a copy of which has been received by the undersigned, and on matters incident to the conduct of the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3. ON OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING, THE PROXIES SHALL VOTE IN ACCORDANCE WITH THEIR JUDGEMENT.

(PLEASE SIGN AND DATE ON REVERSE SIDE)

GENWORTH FINANCIAL, INC P.O. BOX 11120 NEW YORK, N.Y. 10203-0120

Proxy Card for Class B Common Stock

YOUR VOTE IS IMPORTANT VOTE BY INTERNET / TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK

INTERNET

https://www.proxyvotenow.com/gnw

• Go to the website address listed above.

• Have your proxy card ready.

• Follow the simple instructions that appear on your computer screen.

TELEPHONE

1-866-289-1753

OR • Use any touch-tone telephone.

• Have your proxy card ready.

• Follow the simple recorded instructions.

MAIL

• Mark, sign and date your proxy OR card.

• Detach your proxy card.

• Return your proxy card in the postage-paid envelope provided.

Internet and telephone voting is available through 5:00 PM Eastern Time on May 18, 2005.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

HTTPS://WWW.PROXYVOTENOW.COM/GNW

VOTE VIA THE INTERNET

1-866-289-1753

CALL TOLL-FREE TO VOTE

If you vote by Internet or by telephone, you do NOT need to mail back your proxy card.

? DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET ?

Please Sign, Date and Return x the Proxy Card Promptly

Using the Enclosed Envelope. Votes must be indicated (x) in Black or Blue ink.

The Board of Directors recommends a vote FOR Proposals 1, 2 and 3.

1. Election of Directors by the holders of Class A Common Stock.

FOR ALL

WITHHOLD FOR ALL

EXCEPTIONS

Nominees: 01—Frank J. Borelli, 02—Michael D. Fraizer, 03—J. Robert “Bob” Kerrey, 04—Thomas B. Wheeler

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name and check the “Exceptions” box above.)

To change your address, please mark this box.

2. Approval of the 2004 Genworth Financial, Inc. Omnibus Incentive Plan.

3. Ratification of the selection of KPMG LLP as the independent registered public accounting firm for 2005.

FOR AGAINST ABSTAIN

Consent to receive future annual meeting materials electronically is simple and fast: Enroll today at https://www.giveconsent.com/gnw for secure online access to your proxy materials.

S C A N L I N E

NOTE: Please sign exactly as name appears hereon. When signing as attorney, executor, administrator or trustee or for a corporation, please give your full title. For joint accounts each owner must sign. If you are a Genworth stockholder of record and wish to attend the meeting, please so indicate on the proxy card or as prompted by the telephone or Internet voting system.

Date Stockholder sign here

Co-Stockholder sign here

Notice of 2005 Annual Meeting of Stockholders Genworth Financial, Inc.

9:00 a.m., May 19, 2005 The Jefferson Hotel 101 West Franklin Street Richmond, Virginia 23220

April 11, 2005

To the Stockholders:

NOTICE IS HEREBY GIVEN that Genworth Financial, Inc.’s 2005 Annual Meeting of Stockholders will be held at The Jefferson Hotel, 101 West Franklin Street, Richmond, Virginia 23220, on Thursday, May 19, 2005, at 9:00 a.m., to address all matters that may properly come before the meeting. In addition to receiving a report on our business operations, stockholders will vote on:

(a) election of directors for the ensuing year;

(b) approval of the 2004 Genworth Financial, Inc. Omnibus Incentive Plan;

(c) ratification of the selection of KPMG LLP as the independent registered public accounting firm for 2005; and (d) such other business as may properly come before the annual meeting or any adjournment thereof.

Stockholders of record at the close of business on March 21, 2005, will be entitled to vote at the meeting and any adjournments.

Leon E. Roday Secretary

Genworth Financial, Inc.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR ANNUAL MEETING OF STOCKHOLDERS MAY 19, 2005

The undersigned stockholder of Genworth Financial, Inc. hereby appoints Richard P. McKenney, and Leon E. Roday and each of them jointly and severally, proxies, with full power of substitution, to vote all shares of Class A Common Stock of Genworth Financial, Inc. that the undersigned is entitled to vote at the 2005 Annual Meeting of Stockholders to be held on Thursday, May 19, 2005, at 9:00 a.m. and at any adjournment thereof, upon such business as may properly come before the meeting, including proposals 1, 2 and 3, which are described in the Proxy Statement dated April 11, 2005, a copy of which has been received by the undersigned, and on matters incident to the conduct of the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3. ON OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING, THE PROXIES SHALL VOTE IN ACCORDANCE WITH THEIR JUDGEMENT.

(PLEASE SIGN AND DATE ON REVERSE SIDE)

GENWORTH FINANCIAL, INC P.O. BOX 11120 NEW YORK, N.Y. 10203-0120